UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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BRIDGEWATER BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2026
PROXY STATEMENT

BRIDGEWATER BANCSHARES, INC.

BRIDGEWATER
BANCSHARES, INC.

4450 Excelsior Blvd., Suite 100

St. Louis Park, MN 55416

Fellow Shareholders,

On behalf of the Board of Directors of Bridgewater Bancshares, Inc., I would like to invite you to join us at our 2026 Annual Meeting of Shareholders, which will be held virtually through a live webcast. Our virtual meeting will be held on Tuesday, April 28, 2026 at 2:00 p.m., Central Time. Please see the enclosed Notice of Annual Meeting of Shareholders for additional details regarding the meeting.

As I look back at 2025, I reflect on a year of getting back to many of the positive trends we have become so accustomed to during our history at Bridgewater. Core deposit growth was once again the engine that allowed us to return to a more normalized level of profitable loan growth. We saw meaningful net interest margin expansion as our balance sheet was well positioned to benefit from the decline in interest rates, ultimately driving revenue higher. With improved profitability and asset quality trends remaining strong, we continued to generate consistent tangible book value growth.

We were also well positioned to gain additional market share throughout the year. M&A disruption continued across the Twin Cities, which provided ample opportunities to attract new clients and team members. We were able to do just that by demonstrating how Bridgewater is the bank of choice for those wanting to bank and work locally. In addition, we leveraged our expertise in the affordable housing space to expand our presence not only in the Twin Cities, but nationally as well.

Meanwhile, our Board of Directors provided critical oversight of the bank to ensure our organizational interests remain aligned with those of our shareholders. With approximately 20% of Bridgewater’s shares being owned by our Board of Directors and strategic leadership team, it is clear that we all come to work every day with the same goal as those of you who have invested in Bridgewater. We have also continued to proactively engage with shareholders to gather valuable feedback on our corporate governance practices.

In closing, we encourage you to vote your shares by following the enclosed instructions. We appreciate your continued support and investment in Bridgewater.

Jerry Baack Chairman and Chief Executive Officer March 16, 2026

NOTICE OF 2026 ANNUAL MEETING
OF SHAREHOLDERS

TIME AND DATE	MEETING LOCATION	RECORD DATE
2:00 p.m., Central Time on Tuesday, April 28, 2026	www.virtualshareholdermeeting.com/BWB2026	February 27, 2026

The annual meeting of the shareholders of Bridgewater Bancshares, Inc., a Minnesota corporation, will be held online at www.virtualshareholdermeeting.com/BWB2026, on Tuesday, April 28, 2026 at 2:00 p.m., Central Time, for the following purposes:

Items of Business		Board Recommendation	Page Reference
1	Elect the 11 nominees named in the accompanying proxy statement to serve as directors until the next annual meeting of shareholders;	✓ FOR	6
2	Approve, on a non-binding, advisory basis, the compensation paid to our named executive officers;	✓ FOR	28
3	Approve the Bridgewater Bancshares, Inc. 2026 Equity Incentive Plan;	✓ FOR	50
4	Ratify the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2026; and	✓ FOR	59
5	Transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

There will not be a physical meeting at the Company’s principal executive office. You will be able to attend the meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/BWB2026. We are not aware of any other business to come before the annual meeting. The Board of Directors has fixed the close of business on February 27, 2026 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. If there are an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the meeting, the meeting may be adjourned or postponed to permit our further solicitation of proxies.

By order of the Board of Directors,

Jerry Baack
Chairman and Chief Executive Officer
St. Louis Park, Minnesota
March 16, 2026

YOUR VOTE IS IMPORTANT. PLEASE EXERCISE YOUR SHAREHOLDER RIGHT TO VOTE REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

2026 Proxy Statement	1

BRIDGEWATER BANCSHARES, INC.
PROXY STATEMENT ANNUAL MEETING
OF SHAREHOLDERS APRIL 28, 2026

These proxy materials are being furnished in connection with the solicitation by the Board of Directors (the “Board”) of Bridgewater Bancshares, Inc. (the “Company”) of proxies to be used at the 2026 annual meeting of shareholders of the Company, to be held virtually on Tuesday, April 28, 2026 at 2:00 p.m., Central Time (the “Annual Meeting”), and at any adjournments or postponements of such meeting. There will not be a physical meeting at the Company’s principal executive office. You will be able to attend the meeting online, vote your shares electronically, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/BWB2026. A complete list of the shareholders entitled to vote at the Annual Meeting will be kept on file at the Company’s principal executive office, located at 4450 Excelsior Blvd., Suite 100, St. Louis Park, Minnesota 55416 and will be available during the virtual meeting.

The Company is a Minnesota corporation and a registered financial holding company that owns all of the issued and outstanding capital stock of Bridgewater Bank, a Minnesota state-chartered bank (the “Bank”).

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2026

We are using the “Notice and Access” method of providing proxy materials to you instead of mailing printed copies. We believe that this process provides you with a convenient and quick way to access the proxy materials, including our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2025, and to authorize a proxy to vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice”) has been mailed to our shareholders as of the close of business on February 27, 2026, the record date (the “Record Date”), to provide instructions regarding how to access and review all of the proxy materials on the internet. The Notice also provides instructions on how to submit your proxy vote. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice.

Our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2025 are available online at https://materials.proxyvote.com/108621 or by following the instructions on the Notice.

To ensure that as many shares as possible are represented, we strongly recommend that you vote in advance of the Annual Meeting.

2	Bridgewater Bancshares, Inc.

PROXY SuMMARY

This proxy statement summary highlights information which may be contained elsewhere in the document. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

About the Meeting

Date and Time:	Tuesday, April 28, 2026 at 2:00 p.m., Central Time
Place:	Virtual meeting at www.virtualshareholdermeeting.com/BWB2026
Record Date:	Close of business on February 27, 2026

Summary of Proposals

Proposal 1	Proposal 2	Proposal 3	Proposal 4
Election of Directors	Say-on-Pay	Approval of the 2026 Equity Incentive Plan	Ratification of Independent Registered Public Accounting Firm

The Board is presenting eleven (11) nominees for election as directors at this year’s Annual Meeting, to serve until the next annual meeting of shareholders. All of our prior director classes have completed the last of any multi-year terms, and the entire board is up for election at this year’s Annual Meeting.

Provided with this proposal is information about each of the director nominees, the Company’s corporate governance practices, and director compensation.

A non-binding, advisory vote is being presented to approve the compensation of the Company’s named executive officers (“NEOs”), as set forth in this proxy statement (the “say-on-pay proposal”).

The Compensation Discussion and Analysis (“CD&A”) section of this proxy statement explains the Board's process and decisions with respect to executive compensation. At our 2025 annual meeting of shareholders, 93.60% of the votes cast were in favor of the proposal to approve on a non-binding, advisory basis, the compensation of our NEOs.

The Board is presenting the Bridgewater Bancshares, Inc. 2026 Equity Incentive Plan (the “2026 Equity Plan”) to promote the long-term financial success of the Company and its subsidiaries by attracting and retaining key employees and other individuals.

Provided with this proposal is a summary of the material provisions of the 2026 Equity Plan. A copy of the 2026 Equity Plan is attached to this proxy statement as Appendix A.

An advisory vote is being presented to ratify the appointment of RSM US LLP (“RSM”) as the Company's independent registered public accounting firm for year ended December 31, 2026.

RSM has served in this capacity since 2023. At our 2025 annual meeting of shareholders, 99.91% of the votes cast were in favor of the proposal for the appointment of RSM.

BOARD RECOMMENDATION
✓ FOR	✓ FOR	✓ FOR	✓ FOR

Please Vote Your Shares

We encourage shareholders to vote promptly, as this will save the expense of additional proxy solicitation. You may vote in the following ways by 11:59 p.m., Eastern Time on April 27, 2026, or during the Annual Meeting:

BY INTERNET	BY MOBILE DEVICE	BY TELEPHONE	BY MAIL	DURING THE MEETING
Vote online at www.proxyvote.com	Scan this QR Code to vote with your mobile device	Call the number included on your proxy card or notice	Mail your marked, signed and dated proxy card	Attend the meeting via the internet and vote during the meeting

2026 Proxy Statement	3

PROXY SUMMARY

Director Nominees

				Committees
Director and Principal Occupation	Age	Director Since	Independent	Audit	Compensation	Nominating and ESG
				.
Nominees

Jerry Baack Chairman and Chief Executive Officer of the Company and the Bank	59	2005	No
Lisa Brezonik Owner of Pertingo LLC	56	2019	Yes
Mary Jayne Crocker Former Executive Vice President and Chief Strategy Officer of the Company and the Bank	64	2026	No
James Johnson Regional Franchise Developer of Express Services, Inc.	63	2005	Yes
David Juran President and Chief Executive Officer of Colliers Mortgage	58	2010	Yes
Mohammed Lawal Lead Founder, Chief Executive Officer and Principal Architect of LSE Architects, Inc.	59	2020	Yes
Douglas Parish Chief Financial Officer of Northern Star Scouting	59	2018	Yes
Jeffrey Shellberg Director, Secretary and Deputy Chief Credit Officer of the Company and the Bank	64	2005	No
Thomas Trutna Chief Executive Officer and Founder of BIG INK	60	2005	Yes
Todd Urness Shareholder at Winthrop & Weinstine, P.A.	69	2005	Yes
David Volk Principal of Castle Creek Capital	49	2017	Yes

= Chairperson    = Member

4	Bridgewater Bancshares, Inc.

PROXY SUMMARY

Corporate Governance Highlights

The Board is committed to exercising good corporate governance practices. This includes, among other things, the highlights below:

●
Separate lead independent director position
●
Each standing committee is composed exclusively of independent directors
●
Executive sessions without management present
●
Stock ownership guidelines for non-employee directors
●
Annual board self-evaluations
●
73% of the Board is comprised of independent directors

●
Regular committee meetings throughout the year
●
Independent compensation consultant retained by and reporting to the Compensation Committee
●
Annual evaluation of Board skills matrix
●
Prohibition on hedging of stock
●
Board oversight of the Company’s environmental, social and governance (“ESG”) program
●
27% of our directors self-identify as women or ethnic minorities

Shareholder Engagement

We believe active two-way engagement with shareholders is an important way to not only communicate the Company’s story, but also to solicit feedback from shareholders about aspects of the business they feel are most important.

Bridgewater regularly meets with shareholders to discuss the Company’s business model, strategy, financials, and corporate governance. In 2025, we engaged with institutional shareholders owning approximately 11.8 million shares of Company common stock, representing nearly 67% of the total institutional ownership as of December 31, 2025. Any shareholder feedback is regularly discussed among the strategic leadership team and the Board.

2025 Business Highlights and Positioning for Long-Term Success

2025 was a successful year for Bridgewater as we saw strong balance sheet growth, net interest margin expansion, and improved profitability. We executed on the strategic priorities we outlined at the beginning of the year, which included returning to more normalized levels of profitable growth, gaining loan and deposit market share, leveraging technology to support business growth, and executing on M&A integration and readiness initiatives. We believe we are well positioned to carry forward the momentum we created in 2025. Key business highlights in 2025 included the following:

●	pre-provision net revenue(1) increased $19.3 million, or 42.1%;
●	total deposits increased by $233.6 million, or 5.7%;
●	core deposits(2) increased by $244.6 million, or 7.9%;
●	gross loans increased by $441.0 million, or 11.4%;
●	full-year net interest margin (on a fully tax-equivalent basis) expanded 37 basis points;
●	net loan charge-offs as a percentage of average loans of 0.04%;
●	tangible book value per share(1) increased 15.3% to $15.55;
●	successfully completed the systems conversion related to the First Minnetonka City Bank acquisition; and
●	successfully launched an upgraded retail and small business online banking platform.
(1)	Represents a non-GAAP financial measure. See “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission (“SEC”), for further details.
(2)	Core deposits are defined as total deposits less brokered deposits and certificates of deposit greater than $250,000.

2026 Proxy Statement	5

PROPOSAL 1	ELECTION OF DIRECTORS

✓	The Board recommends that you vote “FOR” each of the eleven nominees for director.

At the Company’s 2023 annual meeting of shareholders, the shareholders approved a proposal to declassify the Board. Our classified board structure started being phased out at our 2024 annual meeting of shareholders, and the Board is now fully declassified. At the Annual Meeting, our shareholders will be entitled to elect eleven (11) directors, each for a term expiring at the 2027 annual meeting of shareholders. Provided with this proposal is information about each director nominee, corporate governance practices, and director compensation. There are no arrangements or understandings with any of the nominees pursuant to which they have been selected as nominees or directors.

Shareholder Vote Necessary to Elect Directors

As described further below, each of the nominees for election as a director is an incumbent director. The Board, acting on the recommendation of our Nominating and ESG Committee, increased the size of the board from 10 to 11 directors and appointed Mary Jayne Crocker to serve as a director effective February 16, 2026, immediately following her retirement as the Company’s Executive Vice President and Chief Strategy Officer.

Each of the nominees has consented to standing as a nominee and serving on the Board, if elected, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to vote for another nominee when voting at the meeting. The 11 nominees receiving the highest number of votes cast “FOR” their election will be elected as directors of the Company to serve until the Company’s next annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, removal or disqualification. In an uncontested election, all director-nominees will be elected if they receive at least one vote. As a result, abstentions and broker non-votes, if any, will not affect the outcome of the election. Shareholders of the Company have no cumulative voting rights with respect to the election of directors. Proxies properly signed and returned will be voted “FOR” each of the 11 director nominees unless you specify otherwise.

Set forth below is information concerning the nominees for election.

NOMINEES

Name	Age	Position with the Company	Director Since
Jerry Baack	59	Chairman and Chief Executive Officer	2005
Lisa Brezonik	56	Director	2019
Mary Jayne Crocker	64	Director	2026
James Johnson	63	Director	2005
David Juran	58	Director	2010
Mohammed Lawal	59	Director	2020
Douglas Parish	59	Director	2018
Jeffrey Shellberg	64	Director, Secretary and Deputy Chief Credit Officer	2005
Thomas Trutna	60	Director	2005
Todd Urness	69	Director	2005
David Volk	49	Director	2017

6	Bridgewater Bancshares, Inc.

PROPOSAL 1

The business experience of each nominee and continuing director, as well as their qualifications to serve on the Board, is set forth below. Unless otherwise noted, nominees for director have been employed in their principal occupation with the same organization for at least the last five years. Other than as described below, no director nominee or executive officer has any family relationship, as defined in Item 401 of Regulation S-K (“Regulation S-K”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), with any other director or with any of our executive officers.

Director Nominees

Jerry Baack

Background:

As the principal founder of the Company and the Bank, Mr. Baack was responsible for all aspects of the Bank’s formation, including the initial capital raise, business plan, board and management team structure and recruitment, and regulatory approval. He currently serves as Chairman of the Board and Chief Executive Officer (“CEO”) of the Company and the Bank, positions he has held since the Company was founded in 2005. From 2005 to 2024, he also served as President of the Company and the Bank.

Prior to establishing the Bank in 2005, Mr. Baack held positions at the Federal Deposit Insurance Corporation (“FDIC”), Commerce Bank, First State Bank of Excelsior, and Hampton Bank, all located in the State of Minnesota. He has over 35 years of commercial banking and regulatory experience. As a result of the Bank’s continued success, Mr. Baack was recognized in The Minnesota 500 as one of the most powerful and influential leaders in Minnesota in 2019, 2020 and 2022 and in the Twin Cities Business magazine as one of the top 100 people to know in 2019. He currently serves on the Advisory Board for the commercial banking program at Marquette University. Mr. Baack holds a B.S. from Minnesota State University, Mankato and is an alumnus of the Graduate School of Banking at Colorado, Boulder.

Age: 59 Director Since: 2005 Committees: N/A Position: Chairman and CEO

Qualifications:

Our Board believes that Mr. Baack is qualified to serve as a director based on his management and leadership experience as the Company’s CEO and his extensive background in the banking industry. He plays a vital role in business development and is instrumental in defining strategic initiatives and asserting new opportunities for growth.

Lisa Brezonik

Background:

Ms. Brezonik has served as a director of the Company and the Bank since 2019 and is the owner of Pertingo LLC, a privately held consulting company, where she consults with founders and CEOs on the growth of their organizations. She founded Pertingo in 2026 and also works with Carlson Private Capital as an Operating Partner, a role she started in 2024 after completing an interim CEO commitment with Pivot Strategies LLC in 2024. Ms. Brezonik is an accomplished leader with over 30 years of experience, bringing expertise in operations, talent acquisition, human resources, mergers and acquisitions and leadership development to the Company. Prior to her current roles, Ms. Brezonik worked for Salo LLC, a finance, accounting and HR talent staffing and professional solutions firm where she served as Chief Talent Officer and Chief Operating Officer before serving as President and CEO from 2018 to 2023. Ms. Brezonik and the other owners of Salo LLC sold the company to Korn Ferry in 2023. Prior to that, she held various leadership roles at Brezonik Consulting, RBC Dain Rauscher, Integ Incorporated, and Room and Board, Inc. Ms. Brezonik holds a B.A. from the University of Minnesota and currently serves as a board member for Kipsu, Inc., All in One Accounting and Washburn Center for Children.

Age: 56 Director Since: 2019
Committees: Nominating and ESG (Chairperson)

Qualifications:

Our Board believes that Ms. Brezonik is qualified to serve as a director based on her extensive leadership experience. She brings expertise in operations, talent acquisition, human resources, succession planning, mergers and acquisitions and experience building company culture.

2026 Proxy Statement	7

PROPOSAL 1

Mary Jayne Crocker

Background:

Ms. Crocker has been with the Company since its founding in 2005, and was appointed as a director of the Company and the Bank following her retirement in February 2026. She served as Executive Vice President and Chief Operating Officer of the Company from 2014 to 2024 and transitioned to the role of Executive Vice President and Chief Strategy Officer from 2024 until her retirement in 2026. Ms. Crocker has played an instrumental role in the Company’s growth, which she will continue to support in her role on the Board. Ms. Crocker has over 30 years of experience in the financial services industry and was recognized in BankBeat as one of the Outstanding Women in 2024 and was recognized as one of the Top Women in Finance in the Twin Cities by Finance & Commerce in 2013 and 2020. Ms. Crocker currently serves on the board of Team Women, as well as the advisory board of Merevie. Ms. Crocker received her B.C. from McMaster University in Ontario and is an alumna of The Institute of Certified Bankers.

Age: 64 Director Since: 2026 Committees: N/A

Qualifications:

Our Board believes that Ms. Crocker is qualified to serve as a director based on her extensive knowledge of all aspects of the Company’s operations resulting from her 20 years with the Company in various roles, including Chief Operating Officer and Chief Strategy Officer. Additionally, she brings significant experience and insight in leadership development and strategic planning.

James Johnson

Background:

Mr. Johnson has served as a director of the Company and the Bank since 2005. He and his wife, Jolynn, are owners of Flagship Marketing, Inc., a privately held company that owns franchises with Express Services, Inc., d/b/a Express Employment Professionals, which delivers recruiting and staffing support and human resource services through a network of more than 800 franchise locations. Additionally, Mr. Johnson is a Regional Franchise Developer for Express Employment International, which provides consulting services to regional owners and offices located in Minnesota, Iowa, Wisconsin, Illinois, and South Dakota. As a prominent business owner in the Twin Cities and long-standing talent acquisition professional, Mr. Johnson has significant ties to local business leaders and brings experience with talent management and human resources. He holds a B.A. and a B.S. from Iowa State University.

Age: 63 Director Since: 2005 Committees: Audit and Nominating and ESG

Qualifications:

Our Board believes that Mr. Johnson is qualified to serve as a director based on his experience with helping businesses to navigate a variety of talent management and human resources issues, along with his significant ties to other business leaders in our market areas.

8	Bridgewater Bancshares, Inc.

PROPOSAL 1

David Juran

Background:

Mr. Juran has served as a director of the Company and the Bank since 2010 and currently serves as Lead Independent Director of the Company’s Board. Mr. Juran is the President and Chief Executive Officer of Colliers Mortgage Holdings LLC and Colliers Mortgage LLC. He has been with Colliers Mortgage (and its predecessor Dougherty Financial Group LLC) since 2002. Colliers Mortgage Holdings LLC is the parent company of Colliers Mortgage LLC, Colliers Securities LLC and Colliers Insurance Agency LLC. Colliers Mortgage LLC, a full-service nationwide mortgage banking firm, specializes in financing commercial properties of all types including market rate, affordable and senior housing throughout the United States. Prior to joining Colliers Mortgage, Mr. Juran served as Senior Vice President of a regional investment banking firm for almost 15 years. His experience and expertise in programs supporting the creation of multifamily housing, assisted living and affordable housing coupled with his knowledge of lending programs through HUD/FHA, GNMA and Fannie Mae provide the Board with insights into these specialized market areas. Mr. Juran holds a B.S. from the University of St. Thomas and is currently a member of the school’s Board of Trustees. He is fully licensed under NASD Series 7 and 53, State Series 63, and SEC Series 50 and serves on the boards of Colliers Mortgage Holdings LLC and Minnesota Attainable Housing.

Age: 58 Director Since: 2010
Committees: Compensation (Chairperson)

Qualifications:

Our Board believes that Mr. Juran is qualified to serve as a director based on his extensive leadership background and his experience as an owner, developer, and investor of multifamily housing and commercial real estate projects in our market areas.

Mohammed Lawal

Background:

Mr. Lawal has served as a director of the Company and the Bank since 2020. He is the lead founder of LSE Architects, Inc., an entrepreneurial, Twin Cities-based architecture, interior design and planning firm and has served as its CEO and Principal Architect since 2011. Mr. Lawal has over 35 years of experience in design, planning and programming. Under his leadership, LSE Architects has provided architectural services for a variety of projects ranging from barbershops, hospitality, educational, and commercial development to multifamily housing and U.S. Bank Stadium. Mr. Lawal is a member of AIA Minnesota and, in 2021, he was elevated to the AIA College of Fellows for his exceptional work and contributions to architecture and society. He was awarded the FAIA (Fellow of the American Institute of Architects) title and is a member of NOMA (National Organization of Minority Architects). As an architect that designs commercial buildings and market-rate housing projects, Mr. Lawal brings unique insights into current real estate and construction markets. He holds a Bachelor of Architecture from the University of Minnesota and currently serves as the President for Friends of the Hennepin County Library, a non-profit organization.

Age: 59 Director Since: 2020
Committees: Nominating and ESG

Qualifications:

Our Board believes that Mr. Lawal is qualified to serve as a director based on his entrepreneurial experience of developing, executing, and implementing a business idea. As an architect that designs commercial buildings and market-rate housing projects, Mr. Lawal brings unique insights into current real estate and construction markets.

2026 Proxy Statement	9

PROPOSAL 1

Douglas Parish

Background:

Mr. Parish has served as a director of the Company and the Bank since 2018. He is the Chief Financial Officer of Northern Star Scouting and former (retired in 2017) Senior Vice President and Chief Compliance Officer for Ameriprise Financial, Inc. a Fortune 250 diversified financial service company. As a Certified Public Accountant, Mr. Parish is a financial expert with more than 35 years of diverse experience across several disciplines, including accounting, finance, audit, risk management, regulatory compliance and corporate governance. Recruited to Ameriprise in 2005 at the time of the company’s spin-off from American Express, he worked to build a world-class internal audit function for this Fortune 250 diversified financial services company. Prior to his tenure at Ameriprise, Mr. Parish was Vice President and Chief Internal Auditor at Ceridian Corporation and held numerous audit roles at Citigroup. Mr. Parish holds a B.A. from St. Olaf College and currently serves on the board of the St. Croix Valley Korean American Cultural Society.

Age: 59 Director Since: 2018
Committees: Audit (Chairperson)

Qualifications:

Our Board believes that Mr. Parish is qualified to serve as a director based on his financial expertise across several disciplines, including accounting, finance, audit, risk management, regulatory compliance, and corporate governance. Our Board has determined that Mr. Parish also qualifies as an “audit committee financial expert,” as that term is defined under applicable SEC rules.

Jeffrey Shellberg

Background:

Mr. Shellberg is a founder of the Company and has served as a director of the Company and the Bank since its formation in 2005. He has worked in the regulatory and commercial banking industry for 40 years. Mr. Shellberg is the Secretary of the Company and the Bank and currently serves as the Deputy Chief Credit Officer of the Bank, a position he transitioned to in September 2025 as part of his retirement plan which is scheduled for October 2026. Prior to his current role, Mr. Shellberg served as Executive Vice President and Chief Credit Officer of the Company, positions he held since 2005 and was responsible for all aspects of the Company’s credit policies and practices. Mr. Shellberg’s extensive experience in community banking includes strategic planning, policy formation, risk management, asset and liability management, as well as external and internal audit. Prior to joining the Company, Mr. Shellberg was Senior Vice President of Klein Bank and began his banking career at the FDIC in 1985, where he worked for 15 years. Mr. Shellberg holds a B.S. from Iowa State University and is an alumnus of the Graduate School of Banking at Colorado, Boulder.

Age: 64 Director Since: 2005
Committees: N/A Position: Secretary and Deputy Chief Credit Officer

Qualifications:

Our Board believes that Mr. Shellberg is qualified to serve as a director based on his extensive experience in community banking, bank regulation, and as the Company’ s co-founder and current Deputy Chief Credit Officer.

10	Bridgewater Bancshares, Inc.

PROPOSAL 1

Thomas Trutna

Background:

Mr. Trutna has served as a director of the Company and the Bank since 2005. He is the Chief Executive Officer and Founder of Trutna Enterprises, Inc. d/b/a BIG INK, a visual communications company that creates branded solutions for Fortune 1000 companies, an organization he has run since 1999. Prior to founding BIG INK, Mr. Trutna held marketing and business management positions at General Mills and Periscope, a Twin Cities advertising firm. As a prominent business owner in the Twin Cities and long-standing resident of Minnesota, Mr. Trutna has experience leading an organization and has significant ties to local business leaders. Mr. Trutna holds a B.S. from Minnesota State University, Mankato and is a frequent guest lecturer for entrepreneurial classes and professional organizations across the Twin Cities.

Age: 60 Director Since: 2005
Committees: Audit and Nominating and ESG
Qualifications: Our Board believes that Mr. Trutna is qualified to serve as a director based on his experience leading an organization and his ties to other local business leaders in our market areas.

Todd Urness

Background:

Mr. Urness has served as a director of the Company and the Bank since 2005. He is a shareholder at the law firm of Winthrop & Weinstine, P.A., located in Minneapolis, Minnesota. Mr. Urness has practiced with Winthrop & Weinstine since 1985 and has been a shareholder of the firm since 1988. He has served on the Board of Directors of Winthrop & Weinstine as well as its senior management and compensation committees since 1993. In addition, he is the practice leader for the law firm’s real estate group giving him significant knowledge of lending in local markets. Mr. Urness’ involvement in real estate also expands to the development and ownership of several local real estate projects, primarily focused on multifamily housing. He holds a B.A. from Gustavus Adolphus College and a J.D. from the University of Minnesota School of Law. In addition, Mr. Urness is a Certified Public Accountant and a member of the Minnesota Bar.

Age: 69 Director Since: 2005 Committees: Compensation

Qualifications:

Our Board believes that Mr. Urness is qualified to serve as a director based on his expertise and experience on multifamily housing and commercial real estate. This includes extensive legal and practical experience in identifying, strategizing, and executing on opportunities.

2026 Proxy Statement	11

PROPOSAL 1

David Volk

Background:

Mr. Volk has served as a director of the Company and the Bank since 2017. Mr. Volk is a principal at Castle Creek Capital, an alternative asset management firm focused on the community banking industry, located in San Diego, California. He has been with Castle Creek Capital since 2005 and has led or supported investments in numerous recapitalization, distressed and growth situations. Prior to joining Castle Creek Capital, Mr. Volk worked as an associate with TW Associates Capital, Inc. after receiving his initial training at Ernst & Young. Mr. Volk’s extensive financial institution experience based in strategic planning, operational improvements, acquisitions and capital financing brings a perspective to the opportunities and challenges facing banks nationwide. Mr. Volk holds a B.S. from Santa Clara University and a M.S. from the University of Virginia and currently serves as a board member for California BanCorp and Spend Life Wisely Company. He previously served as a director of InBankshares Corporation from 2022 to 2023 and of Bank of Idaho Holding Company from 2019 to 2025.

Age: 49 Director Since: 2017
Committees: Compensation and Nominating and ESG

Qualifications:

Our Board believes that Mr. Volk is qualified to serve as a director based on his extensive financial institution experience in strategic planning, operational improvements, mergers and acquisitions, and capital markets. Mr. Volk brings a national perspective on the opportunities and challenges facing banks.

Executive Officers

Other than Mr. Baack who also serves as a director, the business and banking background and experience of each of our executive officers for at least the past five years is set forth below. No executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other executive officer or any of our current directors. There are no arrangements or understandings between any of the officers and any other person pursuant to which he or she was selected as an officer.

Joseph Chybowski

Background:

Mr. Chybowski currently serves as the President and Chief Financial Officer of the Company. Mr. Chybowski joined the Company in 2013 as Controller and has served in his role as Chief Financial Officer since 2017, and was also named President of the Company in 2024. Mr. Chybowski directs and manages all financial-related activities, including, the Company’s accounting, regulatory reporting, liquidity management, investment strategies, insurance and capital development. In his role as President, he is responsible for oversight of all business operations of the Company and influences all facets of the Company, including strategic decision making and corporate governance. Prior to joining the Company, Mr. Chybowski worked for Performance Trust Capital Partners in Chicago from 2009 to 2013 advising financial institutions on investment portfolio strategy and asset/liability management. In 2025, Mr. Chybowski was named a 2025 Notable Leader in Banking by Twin Cities Business, recognized for his unwavering dedication and people-first approach. In 2024, Mr. Chybowski was named a ‘40 Under 40’ honoree by Minneapolis/St. Paul Business Journal and in 2022, was recognized as one of the Notable Chief Financial Officers by Twin Cities Business for his ability to effect change and initiate outstanding growth for the Company. Mr. Chybowski received his B.S. from North Park University in Chicago and is an alumnus of the Graduate School of Banking at Colorado, Boulder.

Age: 39
Position: President and Chief Financial Officer

12	Bridgewater Bancshares, Inc.

PROPOSAL 1

Laura Espeseth

Background:

Ms. Espeseth has been with the Company since 2017, and currently serves as its Chief Administrative Officer, overseeing various aspects of finance, accounting, and facilities. Since joining the Company, she has held various leadership roles within the finance department, including serving as Vice President and then Senior Vice President Controller from 2018 to 2024, where she has helped guide the Company through pivotal moments, including the initial public offering, acquisitions, and capital raises. Most recently, she served as Chief Accounting Officer from 2024 to 2025. With a background in public accounting and a proven track record of strengthening financial controls during the Company’s growth, Ms. Espeseth brings a strong combination of technical expertise and leadership continuity. She was recognized as one of the Top Women in Finance by Finance & Commerce in 2018. Ms. Espeseth holds a bachelor’s degree from St. Cloud State University’s Herberger Business School and is a graduate of the Graduate School of Banking at Colorado, Boulder.

Age: 43
Position: Chief Administrative Officer

Katie Morrell

Background:

Ms. Morrell joined the Company in 2020 and currently serves as its Chief Credit Officer, where she is responsible for overseeing all aspects of the Company’s credit policies and practices. Ms. Morrell chairs the Company’s loan and credit risk management committees and plays an integral role in determining credit actions on the Company’s largest lending relationships. Ms. Morrell previously served as Deputy Chief Credit Officer from 2024 to 2025, and was instrumental in sustaining the Company’s strong credit culture and performance while supporting its lending teams through a period of strategic growth. She also served as Vice President, Credit Risk Review from 2020 to 2022 and Senior Vice President, Senior Credit Officer from 2022 to 2024. Ms. Morrell brings more than 18 years of experience in financial services, credit risk management, and strategic leadership, as well as, financial services experience from previous positions with Bremer Bank and RSM US LLP, where she worked in credit risk management and advisory roles. She holds a degree in finance from the University of Minnesota’s Carlson School of Management and is a graduate of the Graduate School of Banking at Colorado, Boulder.

Age: 41
Position: Chief Credit Officer

Nick Place

Background:

Mr. Place has been with the Company since 2007, and currently serves as its Chief Banking Officer where he oversees all aspects of client growth and relationship management, including lending, treasury management, deposit services, and marketing. Prior to his current position, Mr. Place served as Chief Lending Officer from 2015 to 2024 where he oversaw a talented team of lenders as well as an active portfolio of loans and before that held the role of Vice President of Commercial Lending and was responsible for the origination of commercial loans. Mr. Place has been instrumental in strategically developing specialty loan products in response to market demands. He currently serves on the boards of Rethos Places Reimagined and Minnesota Housing Partnership and is often a guest speaker on numerous commercial real estate panels throughout the Twin Cities. Prior to joining the Company, he was employed at Ameriprise Financial. He started his career in banking at Wells Fargo. Mr. Place received his B.A. and B.S. from the University of St. Thomas and is an alumnus of the Graduate School of Banking at Colorado, Boulder.

Age: 41
Position: Chief Banking Officer

2026 Proxy Statement	13

PROPOSAL 1

Lisa Salazar

Background:

Ms. Salazar has been with the Company since 2018, and currently serves as the Chief Operating Officer, overseeing operations, technology, and product initiatives to drive efficiency and enhance the overall client experience. Ms. Salazar has over 30 years of experience in the financial services industry, focused primarily on all aspects of deposit and fee income generation for commercial banking. Ms. Salazar served as Chief Deposit Officer from 2019 to 2024, where she led the Deposit Services and Treasury management teams, contributing to the growth of the Bank’s deposit portfolio and maintaining key client relationships. Prior to 2019, Ms. Salazar was the Senior Vice President of Deposit Services and Emerging Products. She was recognized as a Notable Leader in Banking & Finance in 2023 by Twin Cities Business and as one of the Top Women in Finance in the Twin Cities by Finance & Commerce in 2021 and currently serves on the board of UMACHA. Prior to joining the Company, Ms. Salazar was with TCF National Bank where she worked for 23 years, most recently working as National Sales Manager of Treasury. She received her B.A. from Minnesota State University, Moorhead.

Age: 53
Position: Chief Operating Officer

Jessica Stejskal

Background:

Ms. Stejskal joined the Company in 2014 as its first marketing employee and currently serves as Chief Experience Officer. She oversees the Company’s marketing, community impact, and project management. Ms. Stejskal leads enterprise initiatives that unify and elevate the client experience across all channels, strengthening the Company’s reputation and driving business growth. She has built the department from the ground up, while cultivating and amplifying the Company’s unique brand. Ms. Stejskal most recently served as Senior Vice President of Marketing from 2020 to 2025 and prior to that served as Vice President of Marketing from 2018 to 2020. Ms. Stejskal was named a Notable Marketing Leader by Twin Cities Business in 2025, and was recognized for her creativity and strategic leadership. She holds a bachelor’s degree in communications from the University of North Dakota and an MBA from the University of St. Thomas.

Age: 36
Position: Chief Experience Officer

14	Bridgewater Bancshares, Inc.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

We currently have 11 directors serving on our Board, a majority of whom we have determined to be “independent,” based on the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”) and SEC. Applying these standards, and based on information provided by each director concerning his or her background, employment and affiliations, our Board has affirmatively determined that, with the exceptions of Mr. Baack, Ms. Crocker, and Mr. Shellberg, each of our current directors is an independent director. The Board determined that Mr. Baack, Ms. Crocker, and Mr. Shellberg do not qualify as independent directors because they are currently employed by the Company or have been employed by the Company in the last three years.

Generally, the Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in the day-to-day operations of the Company, which are monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board, with additional special meetings held from time to time as necessary. Our directors also discuss business and other matters with Mr. Baack, other key executives and our principal external advisers (legal counsel, auditors and other consultants) at times other than regularly scheduled meetings when appropriate.

Our Board has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, Compensation Committee, and Nominating and ESG Committee. Our Board also may establish such other committees as it deems appropriate, in accordance with applicable laws and regulations and our Third Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and Second Amended and Restated Bylaws (the “Bylaws”).

The current charters of the Audit Committee, Compensation Committee, and Nominating and ESG Committee are available on the Company’s website at investors.bridgewaterbankmn.com under the “Governance” heading.

The Board held 13 regularly scheduled and special meetings during 2025. In 2026, the full Board intends to meet at least 10 times with special meetings held from time to time when necessary and through committee membership, which is discussed below. During 2025, all directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by the committees on which they served. Although we do not have a formal policy regarding director attendance at the annual meeting of shareholders, we encourage and expect all of our directors to attend. Last year, all directors attended the virtual annual meeting of shareholders.

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CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Audit Committee

Our Audit Committee currently consists of Douglas Parish (Chairperson), James Johnson, and Thomas Trutna. Our Board has evaluated the independence of the members of our Audit Committee and has affirmatively determined that: (i) each of the members of our Audit Committee meets the definition of “independent director” under Nasdaq rules; (ii) each of the members satisfies the additional independence standards under Nasdaq rules and applicable SEC rules for audit committee service; and (iii) each of the members has the ability to read and understand fundamental financial statements. In addition, Nasdaq rules require at least one member of the Audit Committee to have a certain level of financial sophistication, and our Board has determined that Mr. Parish has the required financial sophistication due to his experience and background. Our Board has determined that Mr. Parish also qualifies as an “audit committee financial expert,” as that term is defined under applicable SEC rules.

Our Board has adopted a written charter, which sets forth the Audit Committee’s duties and responsibilities. The current charter of the Audit Committee is available on our website at investors.bridgewaterbankmn.com. As described in its charter, our Audit Committee has the primary responsibility for, among other things, the matters listed below.

Audit Committee Members		# of Meetings in 2025: 8

Douglas Parish (Chairperson)	James Johnson	Thomas Trutna

Primary Responsibilities

●
selecting and reviewing the performance of our independent auditors and approving, in advance, all engagements and fee arrangements;
●
reviewing the independence of our independent auditors;
●
meeting with management, the internal auditors and the independent auditors to review the effectiveness of our system of internal controls and internal audit procedures;
●
reviewing our earnings press releases;
●
reviewing reports of bank regulatory agencies and monitoring management's compliance with recommendations contained in those reports;
●
reviewing and approving transactions for potential conflicts of interest under the Company's Code of Business Conduct and Ethics; and
●
handling such other matters that are specifically delegated to the Audit Committee by our Board from time to time.

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CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Compensation Committee

Our Compensation Committee currently consists of David Juran (Chairperson), Todd Urness and David Volk. Our Board has evaluated the independence of the members of our Compensation Committee and has affirmatively determined that: (i) each of the members of our Compensation Committee meets the definition of “independent director” under Nasdaq rules; and (ii) each of the members satisfies the additional independence standards under Nasdaq rules for compensation committee service.

Our Board has adopted a written charter, which sets forth the Compensation Committee’s duties and responsibilities. The current charter of the Compensation Committee is available on our website at investors.bridgewaterbankmn.com. As described in its charter, our Compensation Committee has the primary responsibility for, among other things, the matters listed below.

Compensation Committee Members		# of Meetings in 2025: 4

David Juran (Chairperson)	Todd Urness	David Volk

Primary Responsibilities

●
reviewing, monitoring and approving our overall compensation structure, policies and programs and assessing whether the compensation structure establishes appropriate incentives for our executive officers and other employees and meets our corporate objectives;
●
determining the annual compensation of our CEO and all other executive officers;
●
overseeing the administration of our equity plans and other incentive compensation plans and programs and making recommendations to our Board relating to these matters when appropriate;
●
reviewing, approving, and recommending to the Board for approval, as appropriate, any employment related agreements for the CEO and other executive officers;
●
designing and structuring the Company's stock ownership guidelines, determining the individuals subject to the guidelines, and monitoring compliance with such guidelines; and
●
handling such other matters that are specifically delegated to the Compensation Committee by our Board from time to time.

Our Compensation Committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Compensation Committee may deem appropriate in its sole discretion. Non-employee director compensation decisions are made by our Board.

2026 Proxy Statement	17

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Nominating and ESG Committee

Our Nominating and ESG Committee currently consists of Lisa Brezonik (Chairperson), James Johnson, Mohammed Lawal, Thomas Trutna and David Volk. Our Board has evaluated the independence of the members of our Nominating and ESG Committee and has affirmatively determined that each of the members of our Nominating and ESG Committee meets the definition of “independent director” under Nasdaq rules.

Our Board has adopted a written charter, which sets forth the Nominating and ESG Committee’s duties and responsibilities. The current charter of the Nominating and ESG Committee is available on our website at investors.bridgewaterbankmn.com. As described in its charter, our Nominating and ESG Committee has the primary responsibility for, among other things, the matters listed below.

Nominating and ESG Committee Members		# of Meetings in 2025: 3

Lisa Brezonik (Chairperson)	James Johnson	Mohammed Lawal	Thomas Trutna	David Volk

Primary Responsibilities

●
recommending persons to be selected by our Board as nominees for election as directors or to fill any vacancies on our Board;
●
reviewing the composition of our Board as a whole and making recommendations;
●
reviewing the Board’s committee structure and composition and making recommendations to the Board regarding the appointment of directors to serve as members of each committee and committee chairpersons annually;
●
overseeing the implementation and execution of the Company’s strategy and practices related to ESG issues and communication of progress on ESG initiatives to stakeholders;
●
developing and reviewing the CEO and executive officer succession plan;
●
reviewing annually the principles set forth in the corporate governance guidelines and recommending changes to the Board; and
●
handling such other matters that are specifically delegated to the Nominating and ESG Committee by our Board from time to time.

In carrying out its nominating functions, the Nominating and ESG Committee has developed qualification criteria to consider for all potential director nominees, including incumbent directors, Board nominees and shareholder nominees. The Nominating and ESG Committee will consider for nomination prospective director nominees who:

●	have the highest level of character and integrity;
●	have a current knowledge of the Company’s industry or other industries relevant to the Company’s business;
●	are capable of evaluating complex business issues and making sound judgments and constructively challenging management’s recommendations and actions;
●	are networked in the communities in which the Company does business;
●	have the ability and willingness to commit adequate time to Board and committee matters;
●	are capable of working in a collegial manner with persons of different educational, business and cultural backgrounds; and
●	contribute to the Board’s diversity of skills, backgrounds, and perspectives, including diversity with respect to race, gender, ethnicity, and areas of expertise.

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CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

The Nominating and ESG Committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective Board members and to determine whether they are “independent directors” in accordance with Nasdaq rules (to ensure that, at all times, at least a majority of our directors are independent).

Prior to nominating an existing director for re-election to the Board, the Nominating and ESG Committee will also consider the director’s attendance at, participation in, and contributions to Board and committee activities.

The Nominating and ESG Committee will give appropriate consideration to candidates for board membership properly proposed by shareholders that are supported by adequate information about the candidates’ qualifications and will evaluate such candidates in the same manner as other candidates identified by or submitted to the Nominating and ESG Committee. The procedures required for shareholders to properly propose candidates for board membership are set forth in more detail in this proxy statement.

Commitment to ESG

We are committed to establishing and maintaining impactful initiatives that support the Company’s corporate responsibility as one of the largest locally-led banks in the Twin Cities, while regularly sharing our progress with stakeholders.

The Nominating and ESG Committee oversees the Company’s ESG strategy and practices while a management-level ESG Committee is responsible for implementing the Company’s ESG program. We have identified four ESG priorities that guide our ESG strategy:

●	leverage our unconventional corporate culture to have a positive impact on our team members, clients and communities;
●	create a diverse, equitable and inclusive work environment and community;
●	ensure strong corporate governance oversight, including an effective risk management framework to support a growing organization; and
●	contribute to a healthier natural environment in the communities in which we live and work.

In an effort to increase communication with stakeholders regarding our progress on ESG, we maintain an ESG webpage to share a summary of the actions we have taken to support our ESG priorities. The webpage is updated periodically to highlight ongoing efforts to support ESG-related initiatives. For more information regarding our ESG commitment, please visit our ESG webpage at www.bridgewaterbankmn.com/about-bridgewater/esg.

Board Leadership Structure

Our Board does not have a formal policy requiring the separation of the roles of Chairperson of the Board and CEO. It is our directors’ view that rather than having a rigid policy, the Board, with the advice and assistance of the Nominating and ESG Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Since our formation, the positions of Chairperson and CEO have been combined and held by Mr. Baack. We believe this Board leadership structure is the most appropriate for our Company because of the efficiencies achieved in having the role of Chairperson and CEO combined, and because the detailed knowledge of our day-to-day operations and business that the CEO possesses greatly enhances the decision-making processes of the Board as a whole.

As noted above, Mr. Baack is not currently considered to be an “independent director” according to Nasdaq rules. Because the Chairperson of the Board is not an independent director, the Board has determined that it is appropriate to appoint a lead independent director (“Lead Director”). The full duties and responsibilities of the Lead Director are included in our Corporate Governance Guidelines and are summarized below.

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CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Lead Director

Mr. David Juran currently serves as the Lead Director. Mr. Juran brings a strong understanding of the Company and its business, as well as significant leadership, to this important role. The principal duties and responsibilities of the Lead Director include:

●	presiding at all meetings of the Board at which the Chairperson and CEO is not present;
●	presiding at executive sessions of the independent directors;
●	serving as a liaison between the Chairperson and CEO and the independent directors; and
●	being available for consultation and direct communication with shareholders, as appropriate.

Board Composition

Our Board is composed of directors with a mix of tenure, with longer serving directors providing important experience and institutional knowledge, and newer directors providing fresh perspectives to Board discussions.

The Nominating and ESG Committee regularly assesses our directors' mix of skills, experience, tenure and diversity in light of the Company's long-term strategy and advises the Board of its determinations with respect to Board composition and director refreshment. Our director nominees have a mix of skills and experience that we believe are relevant to the Company’s long-term strategy and success.

As needed, the Nominating and ESG Committee identifies and evaluates potential director nominees, taking into consideration the overall needs, composition, and size of the Board.

Independent Director Sessions

Consistent with Nasdaq listing requirements, the independent directors regularly meet without the non-independent directors present. In 2025, the independent directors held two executive sessions without the non-independent directors present.

Board’s Role in Risk Oversight

Our Board believes that proactive risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Our Board, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees of our Board assuming a different and important role in overseeing the management of the risks we face.

Our full Board oversees our enterprise-wide risk management program and framework, which establishes our overall risk appetite, risk management strategies, and enables our management to identify, quantify, manage and report on the risks we face. Our full Board also reviews and oversees various policies and practices established by management to identify, assess, measure and manage key risks we face, including risk appetite key risk indicators developed by management. The Audit Committee of our Board is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal controls over financial reporting). The Compensation Committee of our Board has primary responsibility for risks and exposures associated with our compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally. In particular, our Compensation Committee reviews our incentive compensation arrangements to ensure these programs are consistent with applicable laws and regulations, including safety and soundness requirements, and do not encourage imprudent or excessive risk-taking by our employees. The Nominating and ESG Committee of our Board oversees risks associated with the independence of our Board and potential conflicts of interest.

Our management-level Enterprise Risk Management Committee (“ERMC”) consists of our strategic leadership team, our Chief Risk Officer, and members from other key functional areas of the Company. The ERMC is responsible for implementing and reporting to our Board or an appropriate Board committee the development and continuous enhancement of our Risk Management program and framework, including by identifying, assessing, quantifying, monitoring, reporting, and managing the risks we face, including strategic, operational, reputational, capital, liquidity, market, credit and compliance risks, on a day-to-day basis. Our ERMC is also responsible for creating and recommending to our Board for approval a risk appetite statement and key

20	Bridgewater Bancshares, Inc.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

risk indicators reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.

The role of our Board in risk oversight is consistent with our leadership structure, with the members of our ERMC having responsibility for assessing and managing our risk exposure, and our Board and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systematic and effective approach for identifying, managing and mitigating risks throughout our operations.

Compensation Committee Interlocks and Insider Participation

During 2025, David Juran, Todd Urness and David Volk served on our Compensation Committee. None of the members of our Compensation Committee will be or has been an officer or employee of the Company. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Our branch building in Greenwood, Minnesota, is leased by the Bank from Bridgewater Properties Greenwood, LLC (“Greenwood”), an entity owned in part by Mr. Juran and Mr. Urness, members of the Compensation Committee, each of whom owns a 12.5% membership interest in Greenwood. In 2020, the Bank exercised a renewal option to extend the term of the lease to August 1, 2026. The Bank has one additional five-year renewal option that will permit the Bank to extend the lease through August 1, 2031. The total amount of rent payable by the Bank to Greenwood during the remaining current term of the lease is approximately $174 thousand (inclusive of base rent, estimated real estate taxes and estimated operating costs). The total amount of rent paid by the Bank to Greenwood during 2024 was approximately $288 thousand and the amount paid in 2025 was approximately $292 thousand (in both cases, inclusive of base rent, real estate taxes and operating costs). The Company believes the terms of this lease are consistent with the terms of leases for similar properties that could be received in arm’s-length negotiations with third parties.

In 2024, 2025 and prior years, we purchased loan participation interests from and held an interest in a syndicated loan originated by Colliers Mortgage LLC (“Colliers Mortgage”) and entered into amendments and extensions regarding the same. Mr. Juran is an executive officer of and owns more than 10% of Colliers Mortgage Holdings LLC, the parent company of Colliers Mortgage and Colliers Securities LLC (“Colliers Securities”). For each of the loans, Colliers Mortgage acts as the servicer of the loans. Pursuant to servicing and participation agreements for each of the loans, in lieu of a direct payment of a servicing fee by the Company to Colliers Mortgage, the loans have pass-through rates which are between 15 basis points and 125 basis points lower than the loan’s contractual rate. Servicing fees are negotiated on a loan-by-loan basis. As of December 31, 2024, our interests in the subject loans had an aggregate outstanding balance of $20.9 million, and in 2024, the servicing fees paid to Colliers Mortgage were approximately $48 thousand. As of December 31, 2025, our interests in the subject loans had an aggregate outstanding balance of $20.5 million, and in 2025, the servicing fees paid to Colliers Mortgage were approximately $51 thousand. Additionally, we purchased $500 thousand of securities in 2024 and $855 thousand of securities in 2025 in transactions in which Colliers Securities acted as broker for the Company or the issuer of the securities and received commissions of approximately $4 thousand and $7 thousand in 2024 and 2025, respectively. The Company believes the terms of this relationship are consistent with the terms of agreements for similar transactions that could be received in arm’s-length negotiations with third parties.

In 2023, we acquired an undeveloped parcel of land from a third party and entered into a development services agreement to engage North Shore Development Partners LLC (“North Shore”) to perform services for the development of and coordination of infrastructure improvements to the parcel. Mr. Urness and Mr. Juran each own 50% of the membership interests in North Shore. Pursuant to the agreement, we agreed to pay North Shore a fee equal to 5% of the total project costs, but not to exceed a total of $250 thousand. Approximately $125 thousand of the development service fees were paid to North Shore in 2024 and the remaining $125 thousand were paid in 2025. The Company believes the terms of this agreement are consistent with the terms of development agreements for similar properties that could be received in arm’s-length negotiations with third parties.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics in place that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow and is available on our website at investors.bridgewaterbankmn.com. In accordance with SEC rules, we intend to disclose on the “Investor Relations” section of our website any amendments to the code, or any waivers of its requirements, that apply to our executive officers to the extent such disclosure is required.

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CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Anti-Hedging Policy

The Company’s insider trading policy includes provisions that specifically prohibit our directors, officers and employees from entering into hedging transactions with respect to the Company’s securities. To our knowledge, none of our directors, officers or employees has entered into a hedging transaction involving Company securities in violation of this prohibition.

Insider Trading Policy

The Company has adopted an insider trading policy governing the purchase, sale and other dispositions of its securities by directors, officers and employees of the Company that is designed to promote compliance with insider trading laws, rules and regulations and any applicable Nasdaq listing standards. A copy of the Insider Trading Policy can be found on our website at investors.bridgewaterbankmn.com, and is included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC.

Director Compensation

The following table sets forth information regarding 2025 compensation for each of our non-employee directors. None of the directors receives any compensation or other payment in connection with his or her service as a director other than compensation received from the Company as set forth below.

	Fees Earned
	or Paid in		Stock	All Other
Name	Cash		Awards(1)	Compensation		Total
Lisa Brezonik	$—		$79,370	$—		$79,370
James Johnson	—		79,370	—		79,370
David Juran	—		79,370	—		79,370
Mohammed Lawal	—		79,370	—		79,370
Douglas Parish	60,000	(2)	39,668	—		99,668
Jeffrey Shellberg(3)	—		—	—		—
Thomas Trutna	40,000		39,668	—		79,668
Todd Urness	—		79,370	—		79,370
David Volk	60,000	(4)	19,990	7,000	(5)	86,990

(1)	In accordance with SEC regulations, stock awards are valued at the grant date fair value computed in accordance with Financial Accounting Standards (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For stock awards, the fair value per share is equal to the closing price of the Company stock on the date of grant. The assumptions used in calculating the grant date fair value of the stock awards are set forth in Note 18 to our consolidated financial statements for the year ended December 31, 2025, as included in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC.
(2)	Mr. Parish received an additional quarterly cash retainer of $5,000 for serving as Chairperson of the Audit Committee.
(3)	Excludes $550,533 of total compensation paid to Mr. Shellberg, who was formerly Executive Vice President and Chief Credit Officer of the Company and the Bank in 2025, which does not include the value of benefits generally provided to employees of the Company and the Bank.
(4)	Includes $40,000 paid in the name of Castle Creek Advisors VIII LLC, an affiliate of Castle Creek Capital Partners VIII, LP (“Castle Creek”) that provides management services to Castle Creek pursuant to a management agreement, on behalf of Mr. Volk in his capacity as a member of the Board.
(5)	Includes $3,000 paid to Mr. Volk and $4,000 paid to Castle Creek Advisors VIII LLC as a travel stipend for Mr. Volk to attend Board and committee meetings in-person.

22	Bridgewater Bancshares, Inc.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

In 2025, the Company’s non-employee directors were paid a quarterly retainer equal to $20,000. Pursuant to the Company’s non-employee director compensation program, each non-employee director is paid one-half of the quarterly retainer fee in cash and one-half in fully-vested stock awards, provided that each non-employee director was permitted to make an advance annual election to receive all such non-employee director’s retainer in fully-vested stock awards. For retainers paid to an affiliate of a non-employee director through arrangements made with such non-employee director, all of the retainer is paid to such affiliate in cash unless the non-employee director made an election for the affiliate to receive all of the retainer in fully-vested stock awards. The Company paid an additional quarterly cash retainer of $5,000 to Mr. Parish as the Chairperson of the Audit Committee. Pursuant to an arrangement made with Mr. Volk, a portion of the retainer for Mr. Volk was paid to Castle Creek Advisors VIII LLC, which retainer was paid in cash. The program provides for payment of a $1,000 travel stipend for non-employee directors that travel to attend meetings from outside of Minnesota or states contiguous to Minnesota. Messrs. Baack and Shellberg, who also serve as employees of the Company, do not receive compensation for their service on the Board. No additional compensation is paid for service on the Bank board of directors.

In 2025, the Compensation Committee retained an independent compensation consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”), to provide a summary of market compensation and pay levels to non-employee directors, key findings, and preliminary recommendations with respect to the compensation of our non-employee directors as compared to those of our peers. No change was made to the amount of the retainer paid to non-employee directors for 2025.

Director Stock Ownership and Retention Guidelines

In 2020, the Board adopted stock ownership and retention guidelines for non-employee directors as another way to align the long-term interests of the Company’s non-employee directors with those of the Company’s shareholders. Our director stock ownership and retention guidelines provide that directors are expected to own, within five years of the effective date of the policy, shares of common stock with an aggregate fair market value equal to or greater than four times the annual cash retainer received by each director, which is currently $40,000, not including fees payable for committee service. Directors of the Company elected after 2020 are required to meet the stock ownership guidelines within five calendar years following the year in which they were elected. As of 2026, any shares pledged as collateral for a loan are not credited to a director for purposes of determining the directors’ compliance with the director stock ownership requirements.

The Compensation Committee reviews progress towards satisfying stock ownership guidelines annually. All non-employee directors have achieved the minimum stock ownership requirements.

Shareholder Communications with the Board

Shareholders may contact our Board by contacting Jerry Baack, Chairman and CEO, Bridgewater Bancshares, Inc. at 4450 Excelsior Blvd., Suite 100, St. Louis Park, Minnesota 55416 or (952) 893-6868. Any such communications are delivered to the Board.

2026 Proxy Statement	23

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described in “Executive Compensation” below, the following is a description of transactions in the 2024 and 2025 fiscal years to which we have been a party in which the amount involved exceeded or will exceed $120 thousand, and in which any of our directors, executive officers or beneficial holders of more than 5% of our common stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Our branch building in Greenwood, Minnesota, is leased by the Bank from Greenwood, an entity owned by certain of our executive officers and directors. Mr. Baack, Chairman of the Board and CEO, and Mr. Shellberg, our Deputy Chief Credit Officer and director are also members of Greenwood and are on its board of governors, and Mr. Shellberg also serves as the chief manager of Greenwood. The following directors of the Company and the Bank are also members of Greenwood: Messrs. Johnson, Juran, Trutna and Urness. Messrs. Baack, Shellberg, Johnson, Juran, Trutna and Urness each own a 12.5% membership interest in Greenwood. In 2020, the Bank exercised a renewal option to extend the term of the lease to August 1, 2026. The Bank has one additional five-year renewal option that will permit the Bank to extend the lease through August 1, 2031. The total amount of rent payable by the Bank to Greenwood during the remaining current term of the lease is approximately $174 thousand (inclusive of base rent, estimated real estate taxes and estimated operating costs). The total amount of rent paid by the Bank to Greenwood during 2024 was approximately $288 thousand and the amount paid in 2025 was approximately $292 thousand (in both cases, inclusive of base rent, real estate taxes and operating costs). In lieu of the Company’s stated related party transaction approval process, described below, our Board formed a special committee in 2020 to review the transaction consisting of all of the Company’s non-employee directors that did not have an interest in the transaction. In approving the related party transaction, the special committee considered, among other factors, the fairness of the transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of any improper conflicts of interest for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and any potential violations of other corporate policies. The Company believes the terms of this lease are consistent with the terms of leases for similar properties that could be received in arm’s-length negotiations with third parties.

In 2024, 2025 and prior years, we purchased loan participation interests from and held an interest in a syndicated loan originated by Colliers Mortgage and entered into amendments and extensions regarding the same. Mr. Juran is an executive officer of and owns more than 10% of Colliers Mortgage Holdings LLC, the parent company of Colliers Mortgage and Colliers Securities. For each of the loans, Colliers Mortgage acts as the servicer of the loans. Pursuant to servicing and participation agreements for each of the loans, in lieu of a direct payment of a servicing fee by the Company to Colliers Mortgage, the loans have pass-through rates which are between 15 basis points and 125 basis points lower than the loan’s contractual rate. Servicing fees are negotiated on a loan-by-loan basis. As of December 31, 2024, our interests in the subject loans had an aggregate outstanding balance of $20.9 million, and in 2024, the servicing fees paid to Colliers Mortgage were approximately $48 thousand. As of December 31, 2025, our interests in the subject loans had an aggregate outstanding balance of $20.5 million, and in 2025, the servicing fees paid to Colliers Mortgage were approximately $51 thousand. Additionally, we purchased $500 thousand of securities in 2024 and $855 thousand of securities in 2025 in transactions in which Colliers Securities acted as broker for the Company or the issuer of the securities and received commissions of approximately $4 thousand and $7 thousand in 2024 and 2025, respectively. The Company believes the terms of this relationship are consistent with the terms of agreements for similar transactions that could be received in arm’s-length negotiations with third parties.

In 2023, we acquired an undeveloped parcel of land from a third party and entered into a development services agreement to engage North Shore to perform services for the development of and coordination of infrastructure improvements to the parcel. Mr. Urness and Mr. Juran each own 50% of the membership interests in North Shore. Pursuant to the agreement, we agreed to pay North Shore a fee equal to 5% of the total project costs, but not to exceed a total of $250 thousand. Approximately $125 thousand of the development service fees were paid to North Shore in 2024 and the remaining $125 thousand were paid in 2025. The Company believes the terms of this agreement are consistent with the terms of development agreements for similar properties that could be received in arm’s-length negotiations with third parties.

24	Bridgewater Bancshares, Inc.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ordinary Banking Relationships

Our directors, officers, certain of our beneficial owners of more than 5% of our common stock and their respective associates were customers of and had transactions with us in the past, and additional transactions with these persons are expected to take place in the future. All outstanding loans and commitments to lend with these persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the Bank’s board of directors in accordance with applicable bank regulatory requirements. Similarly, all certificates of deposit and depository relationships with these persons were made in the ordinary course of business and involved substantially the same terms, including interest rates, as those prevailing at the time for comparable depository relationships with persons not related to the Company or the Bank.

Policies and Procedures Regarding Related Party Transactions

Transactions by the Company or the Bank with related parties are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve Board of Governors (the “Federal Reserve”) Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal shareholders).

Under applicable SEC and Nasdaq rules, related party transactions are transactions in which we are a participant, the amount involved exceeds $120 thousand and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, 5% shareholders and the immediate family members of these persons. Our Board has adopted a written policy governing the procedures for reviewing and approving related party transactions. Our Audit Committee, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to the Audit Committee for approval. In determining whether to approve a related party transaction, the Audit Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of any improper conflicts of interest for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies.

2026 Proxy Statement	25

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of the close of business on the Record Date, regarding the beneficial ownership of our common stock by:

●	each shareholder known by us to beneficially own more than 5% of our outstanding common stock;
●	each of our directors and director nominees;
●	each of our NEOs; and
●	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options currently exercisable or exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

The percentage of beneficial ownership is based on 27,824,565 shares of our common stock outstanding as of the close of business on the Record Date.

Except as otherwise indicated, the address for each shareholder listed in the table below is: c/o Bridgewater Bancshares, Inc., 4450 Excelsior Blvd., Suite 100, St. Louis Park, Minnesota 55416.

	Amount and Nature of	Percent
Name	Beneficial Ownership	of Class

5% Shareholders
Jerry Baack(1)	1,429,162	5.08%
BlackRock, Inc.(2)	1,601,875	5.76%
David Juran(3)	1,591,482	5.72%
Thrivent Financial for Lutherans(4)	2,382,186	8.56%

Directors and Named Executive Officers
Jerry Baack(1)	1,429,162	5.08%
Lisa Brezonik	35,073	*
Joseph Chybowski(5)	298,085	1.06%
Mary Jayne Crocker(6)	332,488	1.19%
James Johnson(7)	241,765	*
David Juran(3)	1,591,482	5.72%
Mohammed Lawal	34,393	*
Douglas Parish(8)	12,949	*
Nick Place(9)	335,874	1.20%
Lisa Salazar(10)	85,350	*
Jeffrey Shellberg(11)	900,894	3.22%
Thomas Trutna(12)	82,634	*
Todd Urness(13)	1,174,835	4.22%
David Volk(14)	31,436	*
All directors and executive officers—as a group (17 persons)(15)	6,688,367	23.10%
*	Indicates one percent or less.

26	Bridgewater Bancshares, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

(1)	Includes 290,000 shares underlying options that are currently exercisable or are exercisable within 60 days of February 27, 2026. Excludes 49,841 shares underlying restricted stock units that will not vest within 60 days of February 27, 2026. Includes 3,000 shares held by Mr. Baack as custodian for children. Includes 7,000 shares held jointly with Mr. Baack’s spouse. A total of 300,000 shares are pledged as security for indebtedness.
(2)	Reflects shares beneficially owned by BlackRock, Inc. (“BlackRock”) according to a Schedule 13G/A filed by BlackRock with the SEC on January 29, 2024 and as more recently reported by a Form 13F filed by Blackrock with the SEC on February 12, 2026. In the 2024 Schedule 13G/A, BlackRock reported having sole voting power over 1,706,516 shares and sole dispositive power over 1,733,581 shares, and in the Form 13F, Blackrock reported having sole voting power and sole dispositive power over 1,569,335 shares and having no voting power and no dispositive power over 32,540 shares. The address reported on the Schedule 13G/A is 50 Hudson Yards, New York, NY 10001.
(3)	Includes 10,725 shares held by Mr. Juran as co-trustee of a residuary trust, dated June 18, 2002. Includes 16,328 shares held by Mr. Juran as trustee of Descendant’s Separate Trust under trust agreement dated September 17, 2018. Includes 121,301 shares held by Mr. Juran as trustee of Marital Trust 2 under a trust agreement dated September 17, 2018. Includes 95,307 shares held in a revocable trust dated January 31, 2014 for which Mr. Juran is the attorney-in-fact for the trustee of the trust, and with respect to which Mr. Juran may possess voting power and investment power.
(4)	Reflects shares beneficially owned by Thrivent Financial for Lutherans (“Thrivent”) as of June 30, 2025, according to a Schedule 13G/A filed by Thrivent with the SEC on August 15, 2025. Based solely on the Schedule 13G/A, Thrivent had sole voting power and sole dispositive power over 9,788 shares and shared voting power and shared dispositive power over 2,372,398 shares. The address reported on the Schedule 13G/A is 901 Marquette Avenue, Suite 2500, Minneapolis, Minnesota 55402.
(5)	Includes 209,500 shares underlying options that are currently exercisable or are exercisable within 60 days of February 27, 2026. Excludes 30,916 shares underlying restricted stock units that will not vest within 60 days of February 27, 2026. Includes 57,455 shares held jointly with Mr. Chybowski’s spouse. Includes 1,000 shares held by Mr. Chybowski’s spouse in an IRA. A total of 25,000 shares are pledged as security for indebtedness.
(6)	Includes 138,102 shares underlying options that are currently exercisable or are exercisable within 60 days of February 27, 2026. Excludes 14,611 shares underlying restricted stock units that will not vest within 60 days of February 27, 2026. Includes 22,500 shares held jointly with Ms. Crocker’s spouse and 5,000 shares held jointly with Ms. Crocker’s child.
(7)	Includes 59,250 shares held by Mr. Johnson as co-trustee of the James S. Johnson Trust, dated May 28, 2015, and includes 76,750 shares held by Mr. Johnson as co-trustee of the Jolynn Johnson Trust dated May 28, 2015. Includes 10,417 shares held by Mr. Johnson’s spouse in an IRA. A total of 136,000 shares are pledged as security for indebtedness.
(8)	Includes 8,107 shares held by Mr. Parish as co-trustee of the Douglas J. Parish Revocable Trust, dated May 27, 2022.
(9)	Includes 211,000 shares underlying options that are currently exercisable or are exercisable within 60 days of February 27, 2026. Excludes 26,936 shares underlying restricted stock units that will not vest within 60 days of February 27, 2026. Includes 9,300 shares held jointly with Mr. Place’s spouse. Includes 7,500 shares held by Mr. Place’s spouse in an IRA.
(10)	Includes 64,297 shares underlying options that are currently exercisable or are exercisable within 60 days of February 27, 2026. Excludes 19,186 shares underlying restricted stock units that will not vest within 60 days of February 27, 2026.
(11)	Includes 140,118 shares underlying options that are currently exercisable or are exercisable within 60 days of February 27, 2026. Excludes 12,411 shares underlying restricted stock units that will not vest within 60 days of February 27, 2026. Includes 355,000 shares held by Mr. Shellberg as trustee of the Jeffrey D. Shellberg Trust under agreement dated October 1, 2014. Includes 87,000 shares held by Mr. Shellberg as trustee of the Susan K. Shellberg Family Trust under agreement dated July 16, 2024. Includes 65,000 shares held by Mr. Shellberg as trustee of the Susan K. Shellberg Marital Trust under agreement dated July 16, 2024.
(12)	A total of 61,239 shares are pledged as security for indebtedness.
(13)	Includes 866,722 shares held by Mr. Urness as trustee of the Todd B. Urness Revocable Trust under agreement dated May 21, 2024. A total of 756,882 shares are pledged as security for indebtedness.
(14)	Includes 298 shares held by Volk Advisory Corp.
(15)	Includes a total of 1,127,867 shares underlying options that are currently exercisable or are exercisable within 60 days of February 27, 2026. Excludes 73,750 shares underlying options that are subject to vesting. Excludes 176,533 shares underlying restricted stock units that will not vest within 60 days of February 27, 2026. A total of 1,279,121 shares are pledged as security for indebtedness.

2026 Proxy Statement	27

PROPOSAL 2	NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

✓	The Board recommends that you vote “FOR” the approval of the non-binding, advisory vote to approve the compensation of our named executive officers.

General

As required by Section 14A of the Exchange Act, the Company is conducting a separate non-binding, advisory shareholder vote, commonly known as a “say-on-pay” vote, to approve the compensation of our NEOs. This vote gives shareholders the opportunity to endorse or not endorse the Company’s pay program for its NEOs.

Say-on-Pay Vote

The Company is requesting shareholder approval, on a non-binding, advisory basis, of the compensation of the Company’s NEOs for 2025 as listed in the Summary Compensation Table, appearing in the “Executive Compensation” section in this proxy statement, and as described in more detail in this proxy statement. As explained in more detail in the CD&A section of this proxy statement, the general objectives of the Company’s executive compensation programs, which the Company believes are straightforward and reasonable, are to align our NEOs’ compensation with the achievement of the Company’s strategic short-term and long-term operating and financial goals. In a non-binding, advisory vote on the frequency of future say-on-pay votes held at our 2024 annual meeting of shareholders, our shareholders voted in favor of conducting say-on-pay votes annually. In light of this result, and other factors considered by our Board and Compensation Committee, our Board has determined that we will hold say-on-pay votes on an annual basis until the next non-binding, advisory vote on such frequency, which will take place at our 2030 annual meeting of shareholders.

The following resolution is submitted for shareholder approval:

“RESOLVED, that Bridgewater Bancshares, Inc.’s shareholders approve, on an advisory basis, the compensation of Bridgewater Bancshares, Inc.’s named executive officers, as described in the section captioned ‘Executive Compensation’ and the tabular disclosure regarding named executive officer compensation contained in the Bridgewater Bancshares, Inc. proxy statement dated March 16, 2026.”

Shareholder Vote Necessary to Approve the 2025 Compensation of the Company’s Named Executive Officers

Approval of the non-binding, advisory say-on-pay proposal requires that the number of votes cast “FOR” the proposal exceed the number of votes cast against such proposal. Abstentions and broker non-votes, if any, will not affect the outcome of the vote. While this say-on-pay vote is required, it is not binding on the Board or the Compensation Committee, and may not be construed as overruling any decision by the Board or the Compensation Committee. However, the Board and the Compensation Committee will take into account the outcome of the votes when considering future compensation arrangements. Proxies properly signed and returned will be voted “FOR” the non-binding, advisory say-on-pay proposal unless you specify otherwise.

28	Bridgewater Bancshares, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section describes our compensation philosophy and policies as applicable to the named executive officers listed below for 2025. This CD&A also describes the Compensation Committee’s process for making pay decisions, as well as the rationale for specific decisions related to the fiscal year ended December 31, 2025.

Named Executive Officers

Our NEOs, which consist of our principal executive officer, our principal financial officer, and the Company’s three other most highly compensated executive officers, for 2025 were:

Jerry Baack	Joseph Chybowski	Mary Jayne Crocker	Nick Place	Lisa Salazar
Chairman of the Board and CEO	President and Chief Financial Officer	Former Executive Vice President and Chief Strategy Officer	Chief Banking Officer	Chief Operating Officer

Our Compensation Philosophy and Governance Practices

We compensate our NEOs through a combination of base salaries, annual bonuses under our short-term incentive plan (“STI Plan”), equity awards and other benefits including perquisites, as well as periodic grants of incentive and non-statutory stock options. The goal of our executive compensation program is to generate long-term value for our shareholders by attracting, motivating and retaining outstanding executives who have the background, leadership skills and entrepreneurial drive to execute our strategic goals. Our Board believes the executive compensation packages that we provide our executives, including our NEOs, should include both cash and equity compensation that reward performance as measured against established corporate and individual goals. The purpose and key features of each primary element of our executive compensation program in 2025 are described below.

Elements of Compensation.

Pay Element	How its Paid	Purpose
Base Salary	Cash (fixed)	Provide a competitive base salary rate relative to similar positions in the market to enable the Company to attract and retain critical executive talent
Annual Incentives	Cash (variable)	Reward executive officers for delivering on annual strategic objectives that contribute to the creation of shareholder value
Long-Term Incentives	Equity (variable)	Provide incentives for executive officers to execute on longer-term financial goals that drive the creation of shareholder value and support the Company’s retention strategy

2026 Proxy Statement	29

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Compensation Committee. The Compensation Committee oversees the executive compensation program for our NEOs. The Compensation Committee is comprised of independent members of the Board. Details of the Compensation Committee’s authority and responsibilities are specified in its charter, which is available on our website at investors.bridgewaterbankmn.com.

Role of Executive Officers. As requested by the Compensation Committee, some members of management support the Compensation Committee’s review and consideration of executive compensation by providing information for the Compensation Committee’s review. In particular, the CEO provides recommendations with respect to the other NEOs. Such recommendations from the CEO address, among other items, financial results and analysis, performance evaluations, compensation provided to our NEOs (other than the CEO), technical and regulatory considerations and input on program design and possible modifications.

The Compensation Committee has final discretion over all compensation decisions regarding the CEO and each of the other NEOs. The Compensation Committee discusses the CEO’s recommendations and accepts or adjusts them based upon its own assessment of the Company’s strategic goals, executive responsibilities, internal pay equity and its independent review of market data. The CEO is not involved in discussions or decisions related to their respective compensation.

Use of Independent Consultants. Under its charter, the Compensation Committee has the sole authority to select, retain, or replace compensation advisors. The Compensation Committee has historically engaged a compensation consultant to provide independent, objective analyses and professional opinions about executive and director compensation matters. The Compensation Committee believes that working with an independent compensation consultant furthers the Company’s objectives to attract and retain qualified executives, aids the Compensation Committee in aligning executives’ interests with those of our shareholders and ensures that our executive compensation program appropriately motivates and rewards ongoing achievement of strategic goals.

In 2025, the Compensation Committee retained an independent compensation consultant, Pearl Meyer, to provide a summary of market compensation levels to executive officers, key findings, and preliminary recommendations with respect to the compensation of our executive officers as compared to those of our peers. Additionally, the Compensation Committee consulted with Pearl Meyer on the components and utilization of the Company’s STI Plan, discussed below. The Compensation Committee considered the analysis provided by Pearl Meyer, each individual NEO’s experience and performance, and the achievements of the Company and each NEO in awarding the annual payouts under the 2025 STI Plan.

Say-on-Pay Vote on Executive Compensation.  We conduct an annual say-on-pay vote. At our 2025 annual meeting of shareholders, 93.60% of the votes cast were cast in favor of approving, on a non-binding, advisory basis, the 2024 compensation of our NEOs. Because we value the opinions of our shareholders, our Board and Compensation Committee will consider the outcome of the say-on-pay vote described in Proposal No. 2 of this proxy statement, as well as feedback received throughout the year, when making compensation decisions for our NEOs in the future.

Best Practices. Our pay-for-performance philosophy and compensation practices provide an appropriate risk-managed framework in which our executives are encouraged to achieve our strategic goals without excessive risk taking in their business decisions. We adhere to several best practices for executive compensation, including:

30	Bridgewater Bancshares, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

What We Do	What We Don’t Do
✓ Independent compensation consultant retained by and reports to the Compensation Committee	✓ No hedging of stock
✓ Utilize a short-term incentive plan that includes performance-based incentives	✓ No excessive perquisites
✓ Minimum restricted stock vesting period of one year for employee participants	✓ No repricing of stock options without shareholder approval
✓ Annual say-on-pay vote	✓ No guaranteed annual bonus for NEOs
✓ Peer group benchmarking	✓ No incentives that encourage improper risk taking
✓ Utilize balanced mix of cash and equity compensation and annual and long-term incentives	✓ No outstanding unvested equity awards provide for “single trigger” acceleration upon a change in control
✓ Conduct ongoing shareholder outreach and communications
✓ Set meaningful performance goals that align management with shareholder interests
✓ Clawback policy for incentive compensation

2025 Peer Group

The Compensation Committee, in consultation with Pearl Meyer, periodically reviews and defines a peer group used in determining executive compensation. The 2025 Peer Group was developed based on an analysis of publicly-traded commercial banks to identify peers with similar characteristics to Bridgewater based on a variety of factors including asset size, financial performance, geography, and overall business model.

Bridgewater’s 2025 Peer Group included the following 21 banks:

● Alerus Financial Corporation	● Lakeland Financial Corporation
● Bank First Corporation	● Mercantile Bank Corporation
● Byline Bancorp, Inc.	● Midland States Bancorp, Inc.
● Civista Bancshares, Inc.	● MidWestOne Financial Group, Inc.
● ConnectOne Bancorp, Inc.	● Nicolet Bankshares, Inc.
● Farmers & Merchants Bancorp, Inc.	● Old Second Bancorp, Inc.
● Farmers National Banc Corp.	● QCR Holdings, Inc.
● First Business Financial Services, Inc.	● Southern First Bancshares, Inc.
● First Mid Bancshares, Inc.	● Southern Missouri Bancorp, Inc.
● Five Star Bancorp	● West Bancorporation, Inc.
● Great Southern Bancorp, Inc.

2026 Proxy Statement	31

COMPENSATION DISCUSSION AND ANALYSIS

2025 Executive Compensation Program

We compensate our NEOs with a combination of base salary, annual incentive bonuses in cash, annual and other periodic grants of equity, and other benefits including perquisites. Each element is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by other institutions that compete for the services of individuals like our NEOs.

Base salary is an essential component to any market-competitive compensation program. Annual incentives reward the achievement of short-term goals, while long-term incentives, including equity awards that have historically been subject to four-year vesting schedules, serve as important retention incentives and drive our NEOs to focus on long-term sustainable shareholder value creation. Based on our performance and consistent with the design of our program, the Compensation Committee made the following executive compensation decisions for fiscal year 2025:

Base salaries. Current NEO base salaries were reviewed and adjustments, if any, were made to ensure appropriate levels of compensation for our NEOs in consideration of each NEO’s particular role, as well as market-based compensation information as described below.

Short-Term Incentives. Based on 2025 performance, our NEOs’ annual incentives were earned at between 38% and 67% of base salary under the Company’s STI Plan.

Long-Term Incentives. To continue to strengthen alignment with the market and provide a balance between performance and retention, the Compensation Committee decided to continue use of restricted stock units as part of granting long-term incentives to the NEOs for 2025.

Base Salary

Our Compensation Committee reviews and approves the base salaries of our NEOs and relied on the recommendations of Pearl Meyer, publicly available information regarding the compensation of our peers, as well as survey data from industry resources and individual considerations in setting the base salary for each of our NEOs. Salary levels are typically reviewed annually as part of our performance review process and upon a promotion or other change in job responsibility. In 2025, the Compensation Committee engaged Pearl Meyer to conduct a review of NEO compensation during 2025, and increased Mr. Place’s and Ms. Salazar’s base compensation in 2025 in connection with their respective role transitions during the year. Additionally, Ms. Crocker’s salary was adjusted downward in connection with the transition from her prior role as she and the Company prepared for her retirement in February 2026. The Compensation Committee did not make any changes to the base salaries of any other NEOs for 2025.

Short-Term Incentive Plan

The Company’s STI Plan for NEOs is based in equal part on the Company’s pre-provision, pre-tax net revenue (“PPNR”), a non-GAAP financial measure (see “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC, for further details), and the individual performance goals of each NEO, as determined at the discretion of the Compensation Committee. The Compensation Committee believes PPNR is the best overall objective metric for evaluating the NEOs’ performance on an annual basis and believes the subjective evaluation of each NEO’s achievements provides the Compensation Committee with the opportunity to specifically tailor compensation commensurate to the contributions of each NEO individually and as a collective leadership team.

On a year-by-year basis, the Compensation Committee structures the PPNR component of the STI Plan by selecting PPNR goals under which bonuses may be earned by participating NEOs. Our participating NEOs are eligible to earn a portion of their target bonuses if the Company attains a sufficient level of PPNR performance. The Compensation Committee selects PPNR performance goals to establish threshold, target, and maximum metric achievement levels and payout percentages. If we fail to attain the threshold level of the PPNR performance goal, our NEOs earn no amount of their target bonuses subject to the PPNR metric. If we achieve a PPNR exceeding the threshold amount but less than 100% of the target performance goal, our NEOs earn between the threshold payout percentage and the amount of their target bonuses subject to the metric, with actual payouts determined based on a sliding scale. If we achieve a PPNR exceeding the target performance goal but less than an established maximum performance level amount, our NEOs earn between 100% of their target bonuses and the maximum payout percentage subject to the metric, with actual payouts determined based on a sliding scale.

On a year-by-year basis, the Compensation Committee structures the subjective component of the STI Plan by reviewing and approving individual and Company performance goals under which bonuses may be earned. Actual payouts are established

32	Bridgewater Bancshares, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

based on a subjective evaluation by the Compensation Committee on the achievement by each NEO and the Company of the approved performance goals.

For 2025, the annual incentive opportunity was set at 75% of the annual base salary of the CEO and 60% of the annual base salary of each other NEO. The annual cash bonus for each NEO was determined in equal part based on the Company’s PPNR metric and individual performance goals.

For 2025, the Compensation Committee established the following PPNR performance goals and payout percentages:

	PPNR	Performance
Performance Level	(in thousands)	Payout %
Maximum Performance	$68,874	150%
Target Performance	62,613	100%
Threshold Performance	42,691	50%
< Threshold Performance	42,691	—%

In light of expected economic and market headwinds that were considered likely to negatively impact the Company’s performance for 2025, the target performance threshold was set at a level of 110% of the Company’s budgeted PPNR to reflect the Compensation Committee’s determination that, given the headwinds, the Company would need to exceed budgeted PPNR levels in order to warrant payment to the NEOs of the full annual target incentive opportunity.

In 2025, the Company’s PPNR exceeded the target PPNR performance level but did not achieve the maximum performance level, so our NEOs earned between the target payout percentage and the maximum payout percentage for the portion of the STI Plan payout subject to the metric, with actual payouts determined based on a sliding scale.

For 2025, the Compensation Committee determined that, despite the strong individual performance and contributions by each NEO, the Company’s financial performance was not consistent with historical expectations. Accordingly, the Compensation Committee determined to grant less than the full amount of the target discretionary bonus to several of our NEOs, which resulted in total STI Plan payouts between 38% and 67% of target payouts for each NEO. The 2025 STI Plan bonus for each NEO, other than Ms. Crocker, is set forth below:

	Target			Individual		Total
Named Executive	Opportunity	Target	PPNR	Performance	Total	STI Paid
Officer	(as % of base salary)	Opportunity ($)	Payout	Payout	STI Paid	(as % of base salary)
Jerry Baack	75%	$487,500	$293,000	$140,000	$433,000	67%
Joseph Chybowski	60%	270,000	163,000	121,000	284,000	63%
Nick Place	60%	231,000	139,000	35,000	174,000	45%
Lisa Salazar	60%	213,000	128,000	6,000	134,000	38%

As previously disclosed, in August 2025, Ms. Crocker announced her intention to retire from employment with the Company. As a result of her announced retirement, Ms. Crocker’s responsibilities shifted to those of a more transitional nature. In connection with the announcement of her retirement, the Compensation Committee determined that Ms. Crocker’s incentive compensation, if any, for 2025 should serve as a reward for her outstanding leadership during the year and to further incentivize her to successfully transition duties and responsibilities prior to her retirement. As such, the Compensation Committee exercised its discretion in November 2025 to award Ms. Crocker an incentive bonus for 2025 in the amount of $125,000.

Long-Term Incentive Plan

All of our NEOs are eligible to receive grants of equity awards, including incentive and non-statutory stock options, restricted stock, and restricted stock units at the discretion of the Compensation Committee or the Board. Stock options, restricted stock, and restricted stock units may be granted under the Bridgewater Bancshares, Inc. 2023 Equity Incentive Plan (the “2023 Equity Plan”) or the Bridgewater Bancshares, Inc. 2019 Equity Incentive Plan (the “2019 Equity Plan”) described more fully below. Stock options may also be issued from the Bridgewater Bancshares, Inc. 2017 Combined Incentive and Non-Statutory Stock Option Plan (the “2017 Stock Option Plan”) described more fully below. The 2023 Equity Plan, 2019 Equity Plan, and the 2017 Stock Option Plan allow the Compensation Committee or the Board to grant equity awards under the plans and to establish the terms and conditions of the awards, subject to the plan terms. Restricted stock unit awards issued as long-term incentives are generally issued annually in the first quarter of each year, after release of our earnings for the fourth quarter of the prior year. In addition, we issue incentive and non-statutory stock options to our NEOs on a non-annual, periodic basis. We do not take material

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COMPENSATION DISCUSSION AND ANALYSIS

nonpublic information into account when determining the timing and terms of equity awards. In 2025, the Compensation Committee approved grants of restricted stock units, as set forth on the compensation tables below.

Deferred Incentive Plan

The Compensation Committee may award each NEO a discretionary contribution to the Deferred Incentive Plan, described in more detail below, based on Company and individual performance for each calendar year. To encourage retention, amounts contributed to the Deferred Incentive Plan are subject to forfeiture contingent on the NEO’s continued employment. No amounts previously contributed are outstanding under the Deferred Incentive Plan, and no contributions were made to any NEO under the Deferred Incentive Plan in 2025.

Equity Plans

Equity awards to our NEOs are currently made through the Company’s 2023 Equity Plan. The Company also maintains the 2019 Equity Plan, the 2017 Stock Option Plan, and the 2012 Stock Option Plan.

2023 Equity Plan. The 2023 Equity Plan was adopted by our Board on February 28, 2023 and approved by our shareholders on April 25, 2023. The 2023 Equity Plan is designed to promote the Company’s long-term financial success by providing a means to attract, retain and reward individuals who can and do contribute to such success, and to further align their interests with those of the Company. The 2023 Equity Plan will continue in effect for so long as any awards remain outstanding under the plan; provided, however, that no awards may be granted under the plan after the tenth anniversary of its effective date. The types of awards which may be granted under 2023 Equity Plan include incentive and non-qualified stock options, stock appreciation rights, stock awards, restricted stock units, restricted stock and cash incentive awards. The Company may grant these awards to its directors, officers, employees, and certain service providers for up to 1,500,000 shares of common stock (all of which may be granted as incentive stock options). As of December 31, 2025, there were 464,751 of unissued shares of the Company’s common stock authorized for grants under the 2023 Equity Plan. Awards vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the individuals receiving the awards. The 2023 Equity Plan allows for acceleration of vesting and exercise privileges of grants if a participant’s termination of employment is due to a change in control, death or total disability. If a participant is terminated for cause, then all vested and unvested awards are forfeited at the date of termination. The maximum number of shares subject to awards granted during a single calendar year to any one non-employee director participant, together with any cash fees paid to such director during such calendar year, may not exceed a total of $400,000. The exercise price of each incentive stock option and non-qualified stock option award equals the fair market value of the Company’s stock on the date of the grant and an option’s maximum term is ten years. All outstanding awards have been granted with a vesting period of four years.

2019 Equity Plan. The 2019 Equity Plan was adopted by our Board on January 22, 2019 and approved by our shareholders on April 23, 2019. The 2019 Equity Plan is designed to promote the Company’s long-term financial success by providing a means to attract, retain and reward individuals who can and do contribute to such success, and to further align their interests with those of the Company. The 2019 Equity Plan will continue in effect for so long as any awards remain outstanding under the plan; provided, however, that no awards may be granted under the plan after the tenth anniversary of its effective date. The types of awards which may be granted under the 2019 Equity Plan include incentive and non-qualified stock options, stock appreciation rights, stock awards, restricted stock units, restricted stock and cash incentive awards. The Company may grant these awards to its directors, officers, employees, and certain service providers for up to 1,000,000 shares of common stock (all of which may be granted as incentive stock options). As of December 31, 2025, there were 2,192 shares of the Company’s common stock authorized for grants under the 2019 Equity Plan. Awards vest, become exercisable and contain such other terms and conditions as determined by the Compensation Committee and set forth in individual agreements with the individuals receiving the awards. The 2019 Equity Plan allows for acceleration of vesting and exercise privileges of grants if a participant’s termination of employment is due to a change in control, death or total disability. If a participant is terminated for cause, then all vested and unvested awards are forfeited at the date of termination. The maximum number of shares subject to awards granted during a single calendar year to any one non-employee director participant, together with any cash fees paid to such director during such calendar year, may not exceed a total of $400,000. The exercise price of each incentive stock option and non-qualified stock option award equals the fair market value of the Company’s stock on the date of the grant and an option’s maximum term is ten years. All outstanding awards have been granted with a vesting period of four years.

2017 Stock Option Plan. The 2017 Stock Option Plan was adopted by our Board on March 28, 2017 and approved by our shareholders on April 24, 2017. The 2017 Stock Option Plan is designed to promote the growth and general prosperity of the Company by permitting the Company to grant option awards to consultants, employees, officers and directors that will assist the Company in its efforts to attract and retain the best available persons for positions of substantial responsibility and to provide such persons with an additional incentive to contribute to the future success of the Company and its affiliates. Pursuant to the 2017 Stock Option Plan, the Board may grant eligible persons incentive stock options and non-statutory stock options to purchase

34	Bridgewater Bancshares, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

stock at an exercise price. The exercise price of an incentive stock option may not be less than the fair market value of Company common stock on the date the option is granted. The exercise price of an incentive stock option awarded to a 10% shareholder may not be less than 110% of the fair market value of the stock on the date the option is granted. Each stock option must be granted pursuant to an award agreement setting forth the terms and conditions of the individual award. Awards of incentive stock options may expire no later than 10 years from the date of grant (and no later than five years from the date of grant in the case of a 10% shareholder). Initially, up to 1,500,000 shares of common stock were available for issuance under the plan. As of December 31, 2025, there were 10,000 shares available for issuance under the plan. The 2017 Stock Option Plan provides for acceleration of vesting and exercise privileges of outstanding option awards upon a change in control.

Bridgewater Bancshares, Inc. 2012 Combined Incentive and Non-Statutory Stock Option Plan. The Bridgewater Bancshares, Inc. 2012 Combined Incentive and Non-Statutory Stock Option Plan, or the 2012 Stock Option Plan, was adopted by our Board on March 27, 2012 and approved by our shareholders on April 24, 2012. Under the 2012 Stock Option Plan, we were permitted to grant awards to eligible persons in the form of incentive and non-statutory stock options. We had reserved up to 750,000 shares of common stock for issuance under the 2012 Stock Option Plan. No new grants were able to be made from the 2012 Stock Option Plan after March 27, 2022. Options that were granted under the 2012 Stock Option Plan vest, become exercisable and contain such other terms and conditions as determined by the Board and set forth in individual agreements with the employees receiving the awards. The 2012 Stock Option Plan provides for acceleration of vesting and exercise privileges of outstanding options upon the occurrence of a change in control transaction.

Benefits and Other Perquisites

The NEOs are eligible to participate in the same benefit plans designed for all of our full-time employees, including medical, dental, disability, group and life, accidental death and travel accident insurance coverage. We also provide our employees, including our NEOs, with various retirement benefits. Our retirement plans are designed to assist our employees in planning for retirement and securing appropriate levels of income during retirement. The purpose of our retirement plans is to attract and retain quality employees by offering benefit plans similar to those typically offered by our competitors.

Bridgewater Bank 401(k) Safe Harbor Plan. The Bridgewater Bank 401(k) Safe Harbor Plan (the “401(k) Plan”) is designed to provide retirement benefits to all eligible full-time and part-time employees of the Company and the Bank. The 401(k) Plan provides employees with the opportunity to save for retirement on a tax-favored basis. NEOs, all of whom were eligible during 2025 may elect to participate in the 401(k) Plan on the same basis as all other employees. Employees may defer 0% to 100% of their compensation to the 401(k) Plan up to the applicable IRS limit. We currently match 100% of employee contributions on the first 4% of employee compensation. The matching contribution is contributed in cash and is invested according to the employee’s current investment allocation. We also made a discretionary profit-sharing contribution equal to 3% of employee compensation to the 401(k) Plan for 2025.

Health and Welfare Benefits. Our NEOs are eligible to participate in our standard health and welfare benefits program, which offers medical, dental, life, accident, and disability coverage to all of our eligible employees. We do not provide the NEOs with any health and welfare benefits that are not generally available to our other employees, other than payment of a greater portion of health and dental insurance premiums, the Mayo Clinic physical exam program, and additional life insurance benefit, each as described below.

Bank-Owned Life Insurance Policy Benefits. To attract and retain key employees, the Company purchased bank-owned-life insurance policies (the “BOLI Policies”) for the NEOs. The policies include a split-dollar feature pursuant to which a portion of the death benefit payable thereunder will be paid directly to the beneficiaries of the NEOs.

Perquisites. We provide our NEOs with certain perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs. Based on this periodic review, perquisites are awarded or adjusted on an individual basis. The perquisites received by our NEOs in 2025 included an automobile allowance, a health club family membership reimbursement program, and health and dental insurance premiums partially paid for by the Company. Additionally, our NEOs are eligible to obtain an annual executive physical exam at the Mayo Clinic in Rochester, Minnesota at the NEO’s option and the Company’s expense.

Other Risk Mitigating Features

Clawback Policy. The Company maintains a formal clawback policy, which provides the Board with the authority to recover certain bonus or other incentive compensation (whether paid in cash or stock) paid to any NEO in appropriate circumstances where there has been a restatement of the Company’s financial statements filed with the SEC or in the event an NEO engages in misconduct as specified in the policy. A copy of the Company’s Clawback Policy is attached as an exhibit to the

2026 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS

Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC, and is available on the Company’s website at investors.bridgewaterbankmn.com under the “Investor Relations – Governance Documents” heading.

Insider Trading Policy. The Company’s Insider Trading Policy permits open market transactions in Company stock beginning the day after the second full trading day after quarterly earnings have been made public until two weeks before the end of each fiscal quarter. A copy of the Company’s Insider Trading Policy is attached as an exhibit to the Company’s Annual Report on Form 10- K for the year ended December 31, 2025, as filed with the SEC, and is available on the Company’s website at investors.bridgewaterbankmn.com under the “Investor Relations – Governance Documents” heading.

Anti-Hedging Policy. The Company’s Insider Trading Policy prohibits all employees and directors from entering into any hedging transactions involving the Company’s stock. A copy of the Company’s Insider Trading Policy is available on the Company’s website at investors.bridgewaterbankmn.com under the “Investor Relations – Governance Documents” heading.

Regulatory Impact on Compensation. As a publicly traded financial institution, the Company must comply with multiple layers of regulations when considering and implementing compensation decisions. Although these regulations do not set specific parameters within which compensation decisions must be made, they do require that the Company and the Compensation Committee be mindful of the risks associated with compensation programs designed to incentivize superior performance.

Under the FDIC’s 2015 Interagency Guidelines Establishing Standards for Safety and Soundness (the “Safety and Soundness Standards”), excessive compensation is prohibited as an unsafe and unsound practice. The FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid or non-cash benefits provided to an employee are unreasonable or disproportionate to the services the employee performs. The Safety and Soundness Standards set forth a framework within which financial institutions should evaluate an employee’s compensation, with factors including compensation history, internal pay equity and, if appropriate, comparable compensation practices at peer institutions. In order to give the assessment proper context, the assessment should be made in light of the financial institution’s overall financial condition.

Separately, in 2010, the federal regulatory agencies, including the FDIC, the Federal Reserve, and the Office of the Comptroller of the Currency, together issued the Guidance on Sound Incentive Compensation Policies, (the “Joint Guidance”). The Joint Guidance complements the Safety and Soundness Standards and establishes a framework within which financial institutions must assess the soundness of their incentive compensation plans, programs and arrangements. Because the Joint Guidance is limited to senior executive officers and those other individuals who, either alone or as a group, could pose a material risk to the financial institution, it is somewhat narrower in scope than the Safety and Soundness Standards. With respect to those individuals to which it applies, the Joint Guidance aims to ensure that any available incentive compensation arrangements appropriately balance risk and reward, are compatible with effective controls and risk management and have the support of strong corporate governance.

In addition to the foregoing, proposed rules under relevant provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) that intend to implement further risk assessment guidelines and procedures with respect to incentive-based compensation may eventually be finalized by the financial services regulatory agencies.  Versions of these proposed rules have now been issued three times: first during 2011, then again in 2016, and most recently in 2024 (which was subsequently withdrawn); however, none of these proposed rules has been finalized. If any such rules are finalized, they may impose additional compensation- related risk assessment guidelines, procedures and requirements on the Company and the Bank.

The Company is also subject to the SEC’s rules regarding risk assessment, which apply to all publicly traded companies. The SEC maintains specific compensation risk assessment rules, applicable generally to publicly traded companies, which require the issuer to determine whether any of its existing incentive compensation plans, programs or arrangements create risks that are reasonably likely to have a material adverse effect on the issuer and, if so, to disclose information about such arrangements.

The Compensation Committee evaluates the risks associated with the Company’s compensation programs and components on an annual basis. The Compensation Committee annually reviews the Company’s incentive compensation plans, programs and arrangements to determine they do not create risks that are reasonably likely to have a material adverse effect on the issuer.

Finally, when making decisions about executive compensation, the Company also considers the impact of other regulatory provisions, including: Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), regarding the tax deductibility of certain compensation; Section 409A of the Code regarding nonqualified deferred compensation; Section 280G of the Code regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control; and the impact of FASB ASC Topic 718, which requires the Company to recognize the compensation cost of grants of equity awards based upon their grant date fair value.

36	Bridgewater Bancshares, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Stock Ownership Guidelines. Our Compensation Committee periodically reviews and considers whether to adopt stock ownership guidelines for our CEO and other NEOs. Due to the significant ownership of our Company common stock by our CEO and other NEOs and the historical retention rates of such Company common stock by our CEO and other NEOs, the Compensation Committee has determined it is not necessary to implement formal stock ownership guidelines for the NEOs at this time.

Policies and Practices Related to the Grant of Certain Equity Awards. The Company does not have a formal policy on the timing of any new awards of stock options, stock appreciation rights, or similar option-like instruments (together, “Options”) in relation to the disclosure of material nonpublic information by the Company. However, the Company’s practice has been to forego the grant of any Options to existing executive officers or employees during any black-out periods determined in accordance with our Insider Trading Policy. Such practice does not extend to any Options granted to new employees that may be awarded Options in connection with an offer of employment.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the compensation paid to, awarded to, or earned by each of our NEOs for our fiscal years ended December 31, 2025, 2024 and 2023.

Name and						Non-Equity
Principal				Stock		Incentive Plan	All Other
Position	Year	Salary	Bonus	Awards		Compensation	Compensation(3)	Total
Jerry Baack	2025	$650,000	$—	$218,372	(1)	$433,000	$48,560	$1,349,932
Chairman of the Board and	2024	650,000	—	203,937	(1)	219,000	47,989	1,120,926
Chief Executive Officer	2023	650,000	—	351,679	(2)	219,000	45,667	1,266,346
Joseph Chybowski	2025	450,000	—	141,590	(1)	284,000	46,706	922,296
President and	2024	421,875	—	109,816	(1)	142,000	40,953	714,644
Chief Financial Officer	2023	375,000	1,000	188,358	(2)	118,000	39,336	721,695
Mary Jayne Crocker	2025	343,333	125,000	122,642	(1)	—	43,846	634,821
Former Executive Vice President	2024	390,000	—	114,203	(1)	123,000	40,547	667,750
Chief Strategy Officer	2023	390,000	—	195,374	(2)	123,000	43,334	751,708
Nick Place	2025	385,000	—	99,712	(1)	174,000	39,997	698,709
Chief Banking Officer	2024	350,000	—	92,730	(1)	100,000	39,393	582,123
	2023	350,000	—	161,310	(2)	100,000	38,425	649,735
Lisa Salazar(4)	2025	355,000	—	76,782	(1)	134,000	37,922	603,704
Chief Operating Officer	2024	—	—	—		—	—	—
	2023	—	—	—		—	—	—

(1)	Amounts reflect the aggregate grant date fair value of stock unit awards, in each case computed in accordance with FASB ASC Topic 718. For stock unit awards, the grant date fair value was computed based on the closing market price of our stock on the grant date. For grants made on February 3, 2025, the per share fair market value was $13.78. For grants made on February 2, 2024, the per share fair market value was $11.89. The stock unit awards are subject to a four-year ratable vesting schedule. The assumptions used in calculating the grant date fair value of the stock unit awards are set forth in Note 18 to our consolidated financial statements for the year ended December 31, 2025, as included in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC.
(2)	Amounts reflect the aggregate grant date fair value of stock unit awards granted in the year ended December 31, 2023 in accordance with FASB ASC Topic 718 based on a share price of $15.59 as of the date of the grant which was February 2, 2023. The stock unit awards are subject to a four-year ratable vesting schedule. The assumptions used in calculating the grant date fair value of the stock unit awards are set forth in Note 17 to our consolidated financial statements for the year ended December 31, 2023, as included in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC.
(3)	“All Other Compensation” for the NEOs during the 2025 fiscal year is summarized below.
(4)	As permitted by the SEC rules, because the 2025 fiscal year was Ms. Salazar’s first year as a named executive officer, the compensation paid to her prior to 2025 is not included in this table.

38	Bridgewater Bancshares, Inc.

EXECUTIVE COMPENSATION

			Company
			401 (k) Plan	Total “All Other
Name	Year	Perquisites(1)	Contribution(2)	Compensation”
Jerry Baack	2025	$24,060	$24,500	$48,560
Joseph Chybowski	2025	22,206	24,500	46,706
Mary Jayne Crocker	2025	19,346	24,500	43,846
Nick Place	2025	15,497	24,500	39,997
Lisa Salazar	2025	13,422	24,500	37,922

(1)	Amounts reflect automobile allowances, health club memberships, the economic value of premiums paid on the BOLI Policies described below, the portion of health and dental insurance premiums paid for by the Company in excess of what is paid for employees generally, and the cost of executive physical exams at the Mayo Clinic in Rochester, Minnesota.
(2)	Amounts reflect Company matching and profit-sharing contributions under the 401(k) Plan.

Grants of Plan-Based Awards

The following table shows the information concerning grants of plan-based awards made to our NEOs during 2025. All equity awards were made under our 2023 Equity Plan.

			Estimated Future Payouts Under			All Other Stock
			Non-Equity Incentive Plan Awards (1)			Awards
						Number of	Grant Date Fair
						Shares of Stock	Value of Stock
Name	Type of Award	Grant Date	Threshold	Target	Maximum	or Units (#)(2)	Awards ($)(3)
Jerry Baack	Annual Cash Incentive		$365,625	$487,500	$609,375
	RSUs	February 3, 2025				15,847	$218,372
Joseph Chybowski	Annual Cash Incentive		202,500	270,000	337,500
	RSUs	February 3, 2025				10,275	141,590
Mary Jayne Crocker(4)	Annual Cash Incentive		175,500	234,000	292,500
	RSUs	February 3, 2025				8,900	122,642
Nick Place	Annual Cash Incentive		173,250	231,000	288,750
	RSUs	February 3, 2025				7,236	99,712
Lisa Salazar	Annual Cash Incentive		159,750	213,000	266,250
	RSUs	February 3, 2025				5,572	76,782

(1)	The amounts set forth in these columns reflect the threshold, target and maximum payouts for performance under the Company’s STI Plan as described in the Compensation Discussion & Analysis above. The amount earned by each NEO for 2025 performance is included in the Summary Compensation Table in the Column titled “Non-Equity Incentive Plan Compensation.”
(2)	The amounts reflect the actual number of shares of Company common stock delivered to each NEO.
(3)	The value of the restricted stock units is based on the grant date fair value of awards granted computed in accordance with FASB ASC Topic 718 based on a share price of $13.78 as of the date of the grant which was February 3, 2025. The stock unit awards are subject to a four-year ratable vesting schedule.
(4)	See the discussion above under “Short-Term Incentive Plan” for a description of how Ms. Crocker’s August 2025 retirement announcement impacted her 2025 incentive bonus.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of equity awards outstanding as of December 31, 2025 for each of our NEOs.

		Option Awards						Stock Awards
								Number of	Market Value of
		Number of Securities Underlying				Option		Shares or Units of	Shares or Units of
		Unexercised Options				Exercise		Stock That Have	Stock That Have
		Exercisable		Unexercisable		Price	Option	Not Vested (3)	Not Vested (4)
Name	Grant Date	(#)		(#)		($)	Expiration Date	(#)	($)
Jerry Baack	October 1, 2017	125,000	(1)	—	(1)	7.47	September 30, 2027
	December 6, 2019	65,000	(2)	—	(2)	12.92	December 6, 2029
	February 1, 2022	75,000	(2)	25,000	(2)	17.50	February 1, 2032
	February 2, 2023							11,279	$197,721
	February 2, 2024							12,864	225,506
	February 3, 2025							15,847	277,798
Joseph	October 1, 2017	136,500	(1)	—	(1)	7.47	September 30, 2027
Chybowski	December 6, 2019	23,000	(2)	—	(2)	12.92	December 6, 2029
	February 1, 2022	37,500	(2)	12,500	(2)	17.50	February 1, 2032
	February 2, 2023							6,041	105,899
	February 2, 2024							6,927	121,430
	February 3, 2025							10,275	180,121
Mary Jayne	October 1, 2017	91,102	(1)	—	(1)	7.47	September 30, 2027
Crocker	December 6, 2019	27,000	(2)	—	(2)	12.92	December 6, 2029
	February 1, 2022	15,000	(2)	5,000	(2)	17.50	February 1, 2032
	February 2, 2023							6,266	109,843
	February 2, 2024							7,204	126,286
	February 3, 2025							8,900	156,017
Nick Place	October 1, 2017	140,000	(1)	—	(1)	7.47	September 30, 2027
	December 6, 2019	21,000	(2)	—	(2)	12.92	December 6, 2029
	February 1, 2022	37,500	(2)	12,500	(2)	17.50	February 1, 2032
	February 2, 2023							5,174	90,700
	February 2, 2024							5,850	102,551
	February 3, 2025							7,236	126,847
Lisa	October 1, 2018	22,297	(1)	—	(1)	12.94	September 30, 2028
Salazar	December 6, 2019	17,000	(2)	—	(2)	12.92	December 6, 2029
	February 1, 2022	18,750	(2)	6,250	(2)	17.50	February 1, 2032
	February 2, 2023							3,856	67,596
	February 2, 2024							4,486	78,640
	February 3, 2025							5,572	97,677

(1)	Option awards vest or vested in 20% increments on the first five anniversaries of the date of grant. All outstanding unvested options are accelerated and vest in full upon a change in control of the Company or in the event of the death of an NEO.
(2)	Option awards vest or vested in 25% increments on the first four anniversaries of the date of grant. All outstanding unvested options are accelerated and vest in full upon a change in control of the Company or in the event of the death of an NEO.
(3)	Restricted stock awards and units vest in 25% increments on the first four anniversaries of the date of the grant. All outstanding unvested restricted stock awards and units are accelerated and vest in full upon an involuntary termination or a termination by the NEO for good reason, in each case in connection with a change in control of the Company, or in the event of the death or disability of an NEO.
(4)	The value of the unvested restricted stock awards and units is based upon the closing stock price of $17.53 as of December 31, 2025.

40	Bridgewater Bancshares, Inc.

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of options and vesting of stock awards with respect to each NEO in 2025.

	Option Awards		Restricted Stock Awards

	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	On Vesting
Name	(#)	($)(1)	(#)(2)	($)(3)
Jerry Baack	25,000	$238,000	14,494	$221,641
Joseph Chybowski	11,000	94,375	7,720	117,897
Mary Jayne Crocker	58,898	494,536	8,291	127,325
Nick Place	10,000	112,900	6,565	100,246
Lisa Salazar	1,931	6,855	4,894	74,575

(1)	Represents amounts realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.
(2)	Includes restricted stock awards that vested on February 2, 2025 and December 6, 2025.
(3)	Represents the closing price of the Company’s common stock on the applicable vesting date multiplied by the number of shares vested on such date.

Bridgewater Bank Deferred Cash Incentive Plan

We maintain the Bridgewater Bank Deferred Cash Incentive Plan, or the Deferred Incentive Plan, for the benefit of certain key employees. The plan is intended to promote the growth and profitability of the Company and the Bank by providing certain key employees with an incentive to achieve corporate objectives, and by attracting and retaining individuals of outstanding competence.

Under the Deferred Incentive Plan, the Compensation Committee may make a discretionary contribution to the deferred incentive account of any employee designated by the Compensation Committee as a participant in the plan based upon the participant’s performance for the calendar year. Contributions to the Deferred Incentive Plan vest on the fourth anniversary of the last day of the calendar year for which the contribution was made to the plan. Vesting is accelerated upon a change in control of the Company or the Bank, the participant’s death, or at the discretion of the Board, in each case provided that the participant has not previously incurred a separation from service.

Amounts credited to a participant’s deferred incentive account accrue interest at a rate equal to the Bank’s return on average equity for the immediately preceding calendar year or at an alternative accrual rate set by the Board. Distribution of any contributions to the Deferred Incentive Plan, including any interest thereon, will be made as a lump sum cash payment within 75 days following the date such amounts become vested. Any distributions from the Deferred Incentive Plan are subject to forfeiture or recoupment if the Board determines that the participant has engaged in fraud or willful misconduct that caused or otherwise contributed to a material restatement of the Bank’s financial results. As of December 31, 2025, no amounts remained credited to any participant’s deferred incentive account.

Employment Agreements

We entered into employment agreements with each of our NEOs as of January 1, 2022 and entered into amendments with Ms. Salazar and Ms. Crocker on January 31, 2025 and August 18, 2025, respectively. The agreements generally describe the position and duties of each of the NEOs, provide for a specified term of employment, describe base salary and other benefits and perquisites to which each executive officer is entitled, set forth the duties and obligations of each party in the event of a termination of employment prior to expiration of the employment term and provide us with a measure of protection by obligating the NEOs to abide by the terms of restrictive covenants during the terms of their employment and thereafter for a specified period of time.

Our employment agreements provide for an initial term of five years for Mr. Baack and three years for each of Mr. Chybowski, and Mr. Place, and one year for Ms. Salazar, respectively, with an automatic renewal for additional one-year periods commencing on the fifth, third anniversary, and first anniversary, as applicable, of the effective date and each anniversary thereafter, unless either party provides written notice of non-renewal ninety days prior to the renewal date. In the event that a change in control occurs during the employment period, each employment agreement will remain in effect for a two year period following the change in control and then terminate. Our employment agreement with Ms. Crocker expired on February 15, 2026.

2026 Proxy Statement	41

EXECUTIVE COMPENSATION

Each NEO is subject to a non-competition provision within 25 miles of each banking or office location of the Company, the Bank and their affiliates, and a non-solicitation restriction with respect to customers and employees. The restrictive covenants apply during employment and for a period of 12 months following a termination of employment.

In the event an NEO’s employment is terminated other than for cause or an NEO resigns for good reason, he or she will be entitled to severance equal to 100% of his or her annual base salary generally payable in 12 equal monthly installments. If such termination occurs within 6 months prior to, or 24 months following, a change in control, each NEO will be entitled to a single lump-sum severance equal to 200% of the sum of his or her annual base salary plus his or her cash incentive bonus for the most recently completed fiscal year.

Upon a termination without cause or a resignation for good reason, to the extent the NEO elects COBRA coverage, each NEO will also be entitled to continued medical and dental coverage for the NEO and any dependents at active employee rates. Such coverage will be available for the applicable COBRA coverage period or until the NEO or any dependent becomes eligible for comparable coverage on a subsequent employer plan.

Our obligation to pay any severance under each of the employment agreements is conditioned on the execution by the NEO of a general release and waiver of any and all claims with respect to the NEO’s employment with the Company.

42	Bridgewater Bancshares, Inc.

EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change in Control

The following table sets forth information concerning potential payments and benefits under our compensation programs and benefit plans, including the individual employment agreements, to which the NEOs would be entitled upon various terminations of employment or a change in control as of the last business day of the fiscal year ended December 31, 2025. Except for payments and benefits provided by the employment agreements, all payments and benefits provided to any NEO upon termination of employment are the same as the payments and benefits provided to other eligible employees of the Company. For purposes of estimation the value of accelerated vesting of equity awards we have assumed a price per share of our common stock of $17.53 based on the market value of our common stock on December 31, 2025 and assumed any options were exercised as of December 31, 2025.

				Payments		Payments
				Upon Termination by the		Upon Termination by the
				Company without Cause		Company without Cause
				or by the Executive		or by the Executive
		Payments	Payments	for Good Reason -		for Good Reason -
Name	Type of Payment	Upon Disability (1)	Upon Death (1)	No Change in Control		Change in Control (1)		Retirement (5)
Jerry Baack	Cash Severance	$—	$—	$650,000	(2)	$2,166,000	(3)	$—
	Continuation of Insurance Benefits	—	—	40,674	(4)	40,674	(4)	—
	Acceleration of Stock Awards	701,025	701,025	—		701,025		—
	Acceleration of Options	—	1,560,150	—		1,560,150		—
	Total	$701,025	$2,261,175	$690,674		$4,467,849		$—

Joseph Chybowski	Cash Severance	$—	$—	$450,000	(2)	$1,468,000	(3)	$—
	Continuation of Insurance Benefits	—	—	40,674	(4)	40,674	(4)	—
	Acceleration of Stock Awards	407,450	407,450	—		407,450		—
	Acceleration of Options	—	1,480,720	—		1,480,720		—
	Total	$407,450	$1,888,170	$490,674		$3,396,844		$—

Mary Jayne Crocker	Cash Severance	$—	$—	$250,000	(2)	$750,000	(3)	$—
	Continuation of Insurance Benefits	—	—	33,384	(4)	33,384	(4)	—
	Acceleration of Stock Awards	392,146	392,146	—		392,146		392,146
	Acceleration of Options	—	1,041,556	—		1,041,556		—
	Total	$392,146	$1,433,702	$283,384		$2,217,086		$392,146

Nick Place	Cash Severance	$—	$—	$385,000	(2)	$1,118,000	(3)	$—
	Continuation of Insurance Benefits	—	—	40,674	(4)	40,674	(4)	—
	Acceleration of Stock Awards	320,098	320,098	—		320,098		—
	Acceleration of Options	—	1,506,710	—		1,506,710		—
	Total	$320,098	$1,826,808	$425,674		$2,985,482		$—

Lisa Salazar	Cash Severance	$—	$—	$355,000	(2)	$978,000	(3)	$—
	Continuation of Insurance Benefits	—	—	39,356	(4)	39,356	(4)	—
	Acceleration of Stock Awards	243,913	243,913	—		243,913		—
	Acceleration of Options	—	181,463	—		181,463		—
	Total	$243,913	$425,376	$394,356		$1,442,732		$—

(1)	These columns include amounts that would be paid to the NEOs actively employed by the Company at December 31, 2025 for stock awards and options where vesting accelerates upon termination by death, disability, or change in control.
(2)	The amounts reflect the sum of cash severance payments to be made pursuant to each NEO’s employment agreement, which is one year of base salary.
(3)	The amounts reflect the sum of cash severance payments to be made pursuant to each NEO’s employment agreement, which is 200% of each NEO’s “base compensation” as defined in each NEO’s employment agreement.
(4)	The amounts reflect the employer-paid portion of COBRA premiums to be made for continuation of medical, dental and vision benefits for up to 18 months.
(5)	This column includes amounts that would be paid to the NEOs actively employed by the Company at December 31, 2025 for awards where vesting accelerates upon retirement.

2026 Proxy Statement	43

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and based upon such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2025.

This report is submitted on behalf of the current members of the Compensation Committee:

David Juran	Todd Urness	David Volk

44	Bridgewater Bancshares, Inc.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing information about the relationship of the annual total compensation of Jerry Baack, our CEO, to the total compensation of our median employee.

To determine the median employee, a list of all active full- and part-time employees as of December 31, 2025, excluding Mr. Baack, was prepared. The measure of "total cash compensation" was used, which is defined as the sum of base salary, bonus, incentives, holiday, paid time off and overtime pay, as reflected in our payroll records. We believe this is a reasonable measure of total compensation. Our employee population consisted of 322 employees as of December 31, 2025. Compensation was annualized for any individual not employed for the full calendar year of 2025. Annual compensation was ranked from lowest to highest, and the median employee was selected from the list.

Mr. Baack had total compensation of $1,349,932 in 2025, as reflected in the Summary Compensation Table included in this proxy statement. The median employee annual total compensation for 2025, using the methodology that was used to calculate Mr. Baack's compensation in the Summary Compensation Table, was $99,039. As a result, the CEO pay ratio is 13.6 to 1.

The SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2026 Proxy Statement	45

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Act, and Item 402(v) of SEC Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” (“CAP”) to our CEO and to our Non-CEO NEOs and certain Company and peer group financial performance measures. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year.

					Value of Initial Fixed $100
					Investment Based on:
	Summary		Average Summary	Average		Peer
	Compensation	Compensation	Compensation	Compensation	Total	Group Total
	Table Total	Actually Paid	Table Total	Actually Paid	Shareholder	Shareholder	Net Income (7)	PPNR (8)
Year	for CEO (1)	to CEO (2)	for Non-CEO NEOs (3)	to Non-CEO NEOs (4)	Return (5)	Return (6)	(in thousands)	(in thousands)
2025	$1,349,932	$1,584,447	$714,883	$822,057	$140.35	$166.91	$46,088	$65,167
2024	1,120,926	1,088,795	642,412	636,572	108.17	155.92	32,825	45,876
2023	1,266,346	667,636	699,763	456,725	108.25	126.63	39,960	51,588
2022	1,779,841	1,930,993	874,577	910,271	142.03	118.42	53,392	79,736
2021	1,524,384	2,210,043	868,675	1,340,822	141.63	141.27	45,687	67,117

(1)	Amount represents the total compensation of the Company's CEO, Jerry Baack, as reported in the Summary Compensation Table for each year indicated. Refer to the “Summary Compensation Table” above.
(2)	Amount represents the amount of CAP to Mr. Baack, as computed in accordance with Item 402(v) of Regulation S-K. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Baack’s total compensation for each year to determine the CAP:

	2025	2024	2023	2022	2021
Total Compensation from Summary Compensation Table	$1,349,932	$1,120,926	$1,266,346	$1,779,841	$1,524,384
Adjustment for Grant Date Values in the Summary Compensation Table	(218,372)	(203,937)	(351,679)	(528,339)	(317,976)
Year-end Fair Value of Unvested Awards Granted in the Current Year	277,798	231,724	304,984	661,830	323,090
Year-over-year Difference of Year-end Fair Values for Unvested Awards Granted in Prior Years	141,307	(50,840)	(298,858)	11,104	420,439
Differences in Fair Values Between Prior Year-end Fair Values and Vest Date Fair Values for Awards Granted in Prior Years	33,782	(9,078)	(253,157)	6,557	260,106
Compensation Actually Paid (as calculated)	$1,584,447	$1,088,795	$667,636	$1,930,993	$2,210,043

(3)	Amount represents the average of the total compensation of each of the Company's non-CEO NEOs as reported in the Summary Compensation Table for each year indicated. The individuals comprising the non-CEO NEOs for each year are listed below:

2025	2024	2023	2022	2021
Joseph Chybowski	Joseph Chybowski	Joseph Chybowski	Joseph Chybowski	Mary Jayne Crocker
Mary Jayne Crocker	Mary Jayne Crocker	Mary Jayne Crocker	Mary Jayne Crocker	Jeffrey Shellberg
Nick Place	Nick Place	Nick Place	Nick Place
Lisa Salazar	Jeffrey Shellberg	Jeffrey Shellberg	Jeffrey Shellberg

(4)	Amount represents the average of the total CAP to other named non-CEO NEOs of the Company as reported in the Summary Compensation Table, as computed in accordance with Item 402(v) of Regulation S-K. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the non-CEO NEOs as a group for each year to determine the CAP:

	2025	2024	2023	2022	2021
Total Compensation from Summary Compensation Table	$714,883	$642,412	$699,763	$874,577	$868,675
Adjustment for Grant Date Values in the Summary Compensation Table	(110,181)	(103,363)	(178,342)	(184,918)	(178,453)
Year-end Fair Value of Unvested Awards Granted in the Current Year	140,165	117,446	154,662	231,641	181,323
Year-over-year Difference of Year-end Fair Values for Unvested Awards Granted in Prior Years	62,075	(17,828)	(114,547)	4,294	271,314
Differences in Fair Values Between Prior Year-end Fair Values and Vest Date Fair Values for Awards Granted in Prior Years	15,115	(2,095)	(104,811)	(15,323)	197,963
Compensation Actually Paid (as calculated)	$822,057	$636,572	$456,725	$910,271	$1,340,822

(5)	Amount represents the cumulative five-year total return to shareholders of the Company's common stock and assumes that the value of the investment was $100 on December 31, 2020 and that any subsequent dividends were reinvested. The stock price performance included in this column is not necessarily indicative of future stock price performance.
(6)	Reflects the cumulative total shareholder return of the Nasdaq Bank Index (“Nasdaq Peer Group”). This is the peer group used by the Company as reflected on the Company's consolidated financial statements for the year ended December 31, 2025, as included in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC.

46	Bridgewater Bancshares, Inc.

PAY VERSUS PERFORMANCE

(7)	Net Income reflected represents GAAP Net Income as reported on the Company's consolidated financial statements, as included in Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC.
(8)	PPNR is the Company-Selected Measure. For further detail, see the “Compensation Discussion and Analysis” section in this proxy statement. PPNR is a non-GAAP financial measure. As set forth in the Company’s consolidated financial statements for the year ended December 31, 2025, as filed with the SEC, PPNR is defined as net interest income plus total noninterest income (excluding all gains and losses on sales of assets or extinguishments or prepayments of liabilities) minus total non-interest expense.

Financial Performance Measures

The following list presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our CEO and other NEOs for 2025 to Company performance. The measures in this table are not ranked.

●	Earnings per share;
●	Return on average assets;
●	PPNR;
●	Return on average tangible common equity;
●	Net charge-offs;
●	Nonperforming assets; and
●	Tangible book value per share growth.

Pay Versus Performance: Graphical Description

The graphs below present the relationship during 2025, 2024, 2023, 2022 and 2021 between CAP to our CEO and our other NEOs (on an average basis) and the following measures:

●	the Company’s cumulative total shareholder return (“TSR”) and the Nasdaq Peer Group’s cumulative TSR;
●	the Company’s Net Income; and
●	the Company’s PPNR (which is the Company-Selected Measure).

2026 Proxy Statement	47

PAY VERSUS PERFORMANCE

CAP and Cumulative TSR / Cumulative TSR of the Nasdaq Peer Group

CAP and the Company’s Net Income

48	Bridgewater Bancshares, Inc.

PAY VERSUS PERFORMANCE

Relationship Between the CAP and PPNR

1 Represents a non-GAAP financial measure. See “GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures” in the Annual Report on Form 10-K for the year ended December 31, 2025, for further details.

2026 Proxy Statement	49

PROPOSAL 3	APPROVAL OF THE BRIDGEWATER BANCSHARES, INC. 2026 EQUITY INCENTIVE PLAN

✓	The Board recommends that you vote “FOR” the approval of the Bridgewater Bancshares, Inc. 2026 Equity Incentive Plan, as described in this proxy statement.

After careful consideration, our Board approved and adopted the Bridgewater Bancshares, Inc. 2026 Equity Incentive Plan, subject to shareholder approval. A summary of the material provisions of the 2026 Equity Plan is set forth below. A copy of the 2026 Equity Plan is attached to this proxy statement as Appendix A.

Proposed 2026 Equity Plan

Our Board has adopted the 2026 Equity Plan to promote the long-term financial success of the Company and its subsidiaries by attracting and retaining key employees and other individuals, and directed that the 2026 Equity Plan be submitted for approval by our shareholders. We are submitting the 2026 Equity Plan to our shareholders at this time to:

●supplement our current equity compensation plans, which include the 2017 Stock Option Plan, the 2019 Equity Plan, and the 2023 Equity Plan so that we may continue to retain and attract the best available personnel, provide additional incentives to our employees, directors and service providers, and promote the success of our business; and

●comply with Nasdaq listing rules and, with respect to incentive stock options, rules under Section 422 of the Internal Revenue Code, which require shareholder approval.

If the 2026 Equity Plan is not approved by our shareholders, it will not be adopted, and we will continue to operate under the 2017 Stock Option Plan, the 2019 Equity Plan, and the 2023 Equity Plan until their respective expiration dates. In the event the 2026 Equity Plan is not approved, we believe that higher cash compensation may be required to attract and retain key employees and other individuals.

If the 2026 Equity Plan is approved by our shareholders, we may still continue to grant awards under the 2017 Stock Option Plan, the 2019 Equity Plan, and the 2023 Equity Plan.

In determining the number of shares of Company common stock to be authorized under the 2026 Equity Plan, the Compensation Committee and Board considered the effects of our size, the number of outstanding shares of Company common stock, the number of shares authorized and outstanding under the 2017 Stock Option Plan, 2019 Equity Plan, and the 2023 Equity Plan, and employee headcount, and the Compensation Committee and Board believe that a share reserve of 1,500,000 shares is appropriate. The Compensation Committee and the Board gave consideration to, among other matters, the increase in number of shares to be reserved in connection with its planned long term incentive plan that it has approved to start issuing grants in 2026.

Important Considerations

We have adopted and are recommending that our shareholders approve the 2026 Equity Plan because we believe the design of the 2026 Equity Plan, and the number of shares reserved for issuance thereunder, are consistent with the interests of our shareholders and good corporate governance practices. In approving the 2026 Equity Plan, our Compensation Committee and Board considered both burn rate and overhang, as described in more detail below.

●Burn Rate; Longevity of Authorized Shares. Burn rate (the measure of the annual rate at which companies use shares available for grant in their equity compensation plans), is an important factor for shareholders concerned about shareholder dilution. The burn rate is defined in terms of the gross number of equity awards granted during a calendar year divided by the weighted average of number of shares of common stock outstanding during the year. We believe our current three-year average burn rate of approximately 1.07% should be viewed favorably by our shareholders. We do not anticipate that projected usage of the 2026 Equity Plan will vary materially from our historical usage, and estimate that the additional 1,500,000

50	Bridgewater Bancshares, Inc.

PROPOSAL 3

shares to be authorized for issuance under the 2026 Equity Plan, in combination with existing share reserves, will be sufficient for several years based on historical and anticipated usage.

●Overhang. Overhang is a measure that is sometimes used to assess the aggregate dilutive impact of equity programs such as the 2026 Equity Plan. Overhang indicates the amount by which existing shareholder ownership would be diluted if the shares authorized for issuance under the 2026 Equity Plan, the 2023 Equity Plan, the 2019 Equity Plan, the 2017 Stock Option Plan and the 2012 Stock Option Plan were issued. As of December 31, 2025, the Company had outstanding equity awards of 1,935,175 stock options (which currently represents dilution of 6.3% relative to approximately 30,619,749 diluted shares currently) with a weighted average exercise price of $11.59 and weighted average remaining term of 5.0 years, 447,661 full-value awards (that is restricted stock units, which currently represents dilution of 1.5% relative to approximately 30,619,749 diluted shares currently), and 476,943 shares remaining available in the 2023 Equity Plan, 2019 Equity Plan and the 2017 Stock Option Plan (representing potential dilution of 1.6% which, combined with outstanding awards which represents overhang of approximately 9.3%). The approval of the new share pool of 1,500,000 shares to be authorized will result in overhang of approximately 13.6% relative to the approximately 32,119,749 diluted shares outstanding. We believe this level of overhang should not be viewed as excessive by shareholders.

Shareholder Approval; Best Practices

The 2026 Equity Plan submitted for approval reflects current practices in equity incentive plans that we consider best practices, such as:

●Independent Oversight. The 2026 Equity Plan will be administered by the Compensation Committee, which is comprised of independent members of our Board.
●Double Trigger Change in Control Provisions. The change in control provisions under the 2026 Equity Plan provide for acceleration of vesting of service-based awards in the event of a change in control only if the 2026 Equity Plan does not become an obligation of the successor entity or the participant incurs a termination of service without cause or for good reason following the change in control.
●No Evergreen Feature. The number of authorized shares under the 2026 Equity Plan is fixed at 1,500,000. The 2026 Equity Plan does not include an “evergreen” feature that would cause the number of authorized shares to automatically increase in future years.
●Conservative Share Reuse Provision. Shares subject to an award under the 2026 Equity Plan will not be available for reuse if such shares are tendered or withheld in payment of a stock option; delivered, withheld or reduced to satisfy any tax withholding obligation; or not issued upon the settlement of a stock-settled stock appreciation right (SAR).
●Minimum Vesting Periods. Stock awards that are vested solely based on continued service, must have a vesting period of at least one year, subject to limited exceptions as provided under the 2026 Equity Plan.
●Dividends Subject to Vesting. Dividend payments or dividend equivalent payments on shares subject to outstanding awards may only be distributed upon the vesting of the underlying award, to the extent permitted by law.
●Clawback Policy Implementation. All awards under the 2026 Equity Plan will be subject to any applicable law respecting recapture of compensation or the Company’s clawback policy in effect from time to time.
●Forfeiture Provisions. Upon a breach of a restrictive covenant, participants forfeit all outstanding awards (whether vested or unvested) and must repay to the Company any shares or profits realized, within one year prior to the participant’s termination of service and thereafter, from the exercise of awards or subsequent disposition of shares received in connection with the 2026 Equity Plan.
●Multiple Award Types. The 2026 Equity Plan permits the issuance of stock options, restricted stock units, restricted stock and other types of equity and cash incentive grants, subject to the share limits of the 2026 Equity Plan. This breadth of award types will enable the Compensation Committee to tailor awards in light of the accounting, tax and other standards applicable at the time of grant. Historically, these standards have changed over time.

2026 Proxy Statement	51

PROPOSAL 3

●Repricings Prohibited. Repricing of options and SARs generally is prohibited without prior shareholder approval, with customary exceptions for stock dividends or splits, reorganizations, recapitalizations and similar events.
●Discount Stock Options and SARs Prohibited. All options and SARs must have an exercise price equal to or greater than the fair market value of our common stock on the date the option or SAR is granted.
●Annual Limit on Awards Granted to Directors. The 2026 Equity Plan contains an annual limit of $400,000 on the total value of the number of awards granted and cash fees paid during a calendar year to any director.

A summary of the material provisions of the 2026 Equity Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the 2026 Equity Plan, a copy of which is set forth as Appendix A.

General

The 2026 Equity Plan was adopted by our Board to promote the growth, profitability, and long-term financial success of the Company and its subsidiaries; to incentivize employees, non-employee directors and other service providers of the Company and its subsidiaries to achieve long-term corporate objectives; to attract and retain employees, non-employee directors and other service providers who can and do contribute to the Company’s financial success, and to further align the participants’ interests with those of the Company’s shareholders; and to provide such individuals with an opportunity to acquire shares of the Company’s common stock. The 2026 Equity Plan will be administered by the Compensation Committee, which has the authority to select award recipients from the eligible participants, determine the types of awards to be granted, and determine the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards, including any vesting or accelerated vesting requirements or conditions applicable to an award or awards.

The 2026 Equity Plan incorporates a broad variety of cash-based and equity-based incentive compensation elements to provide the Compensation Committee with significant flexibility to appropriately address the requirements and limitations of recently applicable legal, regulatory and financial accounting standards in a manner mutually consistent with the purposes of the 2026 Equity Plan and shareholder interests.

The shares of our common stock issuable under the 2026 Equity Plan will come from shares currently authorized but unissued, currently held or, to the extent allowed under applicable law, bought on the market or otherwise. Subject to permitted adjustments for certain corporate transactions, the maximum number of shares that may be delivered to participants, or their beneficiaries, under the 2026 Equity Plan is 1,500,000 shares of the Company’s common stock, all of which may be granted as incentive stock options. To the extent that any shares of stock covered by an award (including stock awards) under the 2026 Equity Plan are not delivered for any reason, including because the award is forfeited, canceled, or settled in cash, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of stock available for delivery under the 2026 Equity Plan and shall again become eligible for delivery under the 2026 Equity Plan. However, with respect to stock options for which payment of the exercise price is satisfied by tendering shares of stock of the Company, or by the net exercise of the award, the full number of shares of stock set forth in the award agreement will be counted for purposes of these limitations. Further, with respect to SARs that are settled in stock, the full number of shares set forth in the award agreement will be counted for purposes of these limitations. Additionally, shares that are tendered to, or withheld or reduced by, the Company to satisfy any tax withholding obligations will be deemed to have been delivered for purposes of these limitations.

The 2026 Equity Plan’s effective date will be April 28, 2026, subject to approval by the Company’s shareholders. If approved, the 2026 Equity Plan will continue in effect as long as any awards are outstanding; provided, however, that no awards may be granted under the 2026 Equity Plan after the ten-year anniversary of the effective date. Any awards that are outstanding after the tenth anniversary of the effective date shall remain subject to the terms of the 2026 Equity Plan.

Additionally, the maximum number of shares subject to awards granted during a single calendar year to any one non-employee director participant, together with any cash fees paid to such director participant during such calendar year, shall not exceed a total value of $400,000. For purposes of this limitation, the value of any share based awards shall be determined based on the grant date fair value of such awards determined in accordance with generally accepted accounting principles.

The Compensation Committee may use shares of stock available under the 2026 Equity Plan as the form of payment for grants or rights earned or due under any other compensation plans or arrangements of the Company or a subsidiary, including the plans and arrangements of the Company or a subsidiary assumed in business combinations.

52	Bridgewater Bancshares, Inc.

PROPOSAL 3

In the event of a corporate transaction involving the stock of the Company (including, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, or other similar event which the Compensation Committee determines affects the shares such that an adjustment is appropriate to prevent enlargement or dilution of rights), the foregoing share limitations and all outstanding awards will automatically be adjusted proportionally and uniformly to reflect such event; provided, however, that the Compensation Committee may adjust awards, or prevent the automatic adjustment of awards, to preserve the benefits or potential benefits of the awards.

Except as provided by the Compensation Committee, awards granted under the 2026 Equity Plan are not transferable except as designated by the participant by will or by the laws of descent and distribution, or pursuant to a domestic relations order. The Compensation Committee has the discretion to permit the transfer of awards under the 2026 Equity Plan; provided, however, that such transfers shall be limited to immediate family members of participants, trusts, partnerships, limited liability companies, other entities established for the primary benefit of such family members, and charitable organizations, as long as such transfers are made without value to the participant and in no event shall any award be sold, assigned, or transferred to any third-party financial institution.

If the right to become vested in an award granted under the 2026 Equity Plan to a participant is solely conditioned on the completion of a specified period of service with the Company or a subsidiary, without achievement of performance measures or other performance conditions being required as a condition of vesting, then the required period of service for full vesting must be at least one year.  This minimum required period of service for full vesting does not apply to any (i) replacement awards granted in connection with awards that are assumed, converted or substituted pursuant to a corporate transaction (e.g., merger, acquisition); (ii) shares delivered in lieu of fully vested cash obligations; (iii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the grant date and the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting; and (iv) additional awards the Compensation Committee may grant, up to a maximum of five percent of the available share reserve under the 2026 Equity Plan; provided, that the foregoing restriction does not apply to the Compensation Committee’s discretion to provide accelerated exercisability or vesting of any award, including in the cases of retirement, death, disability or a corporate transaction, in the terms of the award agreement or otherwise.

The Compensation Committee may provide a participant with the right to receive dividend payments or dividend equivalent payments on shares subject to outstanding awards, which payments may be made currently or credited to an account for the participant, may be settled in cash or shares, and may be subject to terms and conditions similar to the underlying award (or such other terms and conditions as determined by the Compensation Committee), provided that in no event may such payments be made unless and until the award to which they relate vests. Accordingly, if the underlying award is forfeited, the participant will have no rights to such dividend payments or dividend equivalent payments.

Eligibility

Selected employees and directors of, and service providers to, the Company or its subsidiaries are eligible to become participants in the 2026 Equity Plan, except that non-employees may not be granted incentive stock options. The Compensation Committee will determine the specific individuals who will be granted awards under the 2026 Equity Plan and the type and amount of any such awards. As of February 1, 2026, approximately 336 individuals were eligible to participate in the Equity Incentive Plan, if selected by the Compensation Committee, which includes 8 executive officers, approximately 320 employees who are not executive officers, and 8 non-employee directors.

Options

The Compensation Committee may grant incentive stock options or non-qualified stock options to purchase the Company’s common stock at a specified exercise price. Each award must be pursuant to an award agreement setting forth the terms and conditions of the individual award. Awards of stock options must expire no later than 10 years from the date of grant (and no later than five years for incentive stock options granted to a person who beneficially owns 10% or more of the Company’s common stock).

The exercise price for any option may not be less than the fair market value of the Company’s common stock on the date the option is granted. In addition, the exercise price of an incentive stock option granted to a person who beneficially owns 10% or more of the Company’s common stock at the time of grant, may not be less than 110% of the fair market value of the stock on the date the option is granted. To the extent permitted under Section 409A of the Internal Revenue Code, the exercise price of an option may, however, be higher or lower than the fair market value for an option granted in replacement of an existing award held by an employee or director of, or service provider to, a third party that is acquired by the Company or one of its

2026 Proxy Statement	53

PROPOSAL 3

subsidiaries, or under a prior plan. The exercise price of an option may not be decreased after the date of grant nor may an option be surrendered to the Company as consideration for the grant of a replacement option with a lower exercise price, except as approved by the Company’s shareholders, as adjusted for corporate transactions described above, or in the case of options granted in replacement of existing awards granted under a prior plan.

Options awarded under the 2026 Equity Plan will be exercisable in accordance with the terms established by the Compensation Committee. Any incentive stock option granted under the 2026 Equity Plan that fails to continue to qualify as an incentive stock option will be deemed to be a non-qualified stock option and the Compensation Committee may unilaterally modify any incentive stock option to disqualify it as an incentive stock option. The full purchase price of each share of stock purchased upon the exercise of any option must be paid at the time of exercise of an option. Except as otherwise determined by the Compensation Committee, the exercise price of an option may be paid in cash, by personal, certified or cashiers’ check, in shares of the Company’s common stock (valued at fair market value as of the day of exercise) either via attestation or actual delivery, by other property deemed acceptable by the Compensation Committee, by irrevocably authorizing a third party to sell shares of the Company’s common stock and remit a sufficient portion of the proceeds to the Company to satisfy the exercise price and any tax withholding resulting from such exercise price, by payment through a net exercise such that, without the payment of any funds, the participant may exercise the option and receive the net number of shares equal in value to the number of shares as to which the option is exercised, multiplied by a fraction, the numerator of which is the fair market value less the exercise price, and the denominator of which is the fair market value, or in any combination of the foregoing methods deemed acceptable by the Compensation Committee.

Stock Appreciation Rights

SARs entitle the participant to receive cash or stock (or a combination of both) equal in value to, or based on the value of, the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Compensation Committee. Except as described below, the exercise price for a SAR may not be less than the fair market value of the stock on the date the SAR is granted; provided, however, that to the extent permitted under Section 409A of the Internal Revenue Code the exercise price may be higher or lower than fair market value for a SAR granted in replacement of an existing award held by an employee or director of, or service provider to, a third party that is acquired by the Company or one of its subsidiaries or for SARs granted under a prior plan. SARs shall be exercisable in accordance with the terms established by the Compensation Committee. The exercise price of a SAR may not be decreased after the date of grant nor may a SAR be surrendered to the Company as consideration for the grant of a replacement SAR with a lower exercise price, except as approved by the Company’s shareholders, as adjusted for corporate transactions described above, or in the case of SARs granted in replacement of existing awards granted under a prior plan.

Stock Awards

A stock award is a grant of shares of the Company’s common stock or a right to receive shares of the Company’s common stock, an equivalent amount of cash or a combination thereof in the future. Such awards may include, but are not limited to, bonus shares, stock units, performance shares, performance units, restricted stock, restricted stock units, deferred stock units or any other equity-based award as determined by the Compensation Committee. The specific performance measures, performance objectives or period of service requirements are set by the Compensation Committee in its discretion.

Cash Incentive Awards

A cash incentive award is the grant of a right to receive a payment of cash (or the Company’s common stock having a value equivalent to the cash otherwise payable), determined on an individual basis or as an allocation of an incentive pool that is contingent on the achievement of performance objectives established by the Compensation Committee. The Compensation Committee may grant cash incentive awards that may be contingent on achievement of a participant’s performance objectives over a specified period established by the Compensation Committee. The grant of cash incentive awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Compensation Committee.

Acceleration

Any awards granted under the 2026 Equity Plan may be subject to acceleration of vesting, to the extent permitted by the Compensation Committee, including, but not limited to, in the event of the participant’s death, disability, retirement, or involuntary termination or due to a change in control.

54	Bridgewater Bancshares, Inc.

PROPOSAL 3

Forfeiture

Unless specifically provided to the contrary in the applicable award agreement, if a participant’s service is terminated for cause, any outstanding award held by such participant (whether vested or unvested) will be forfeited immediately and such participant will have no further rights under the award.

Further, except as otherwise provided by the Compensation Committee, if a participant breaches a non-competition, non-solicitation, non-disclosure, non-disparagement or other restrictive covenant in any agreement between the participant and the Company or a subsidiary, whether before or after the participant’s termination of service, the participant will forfeit or pay the following to the Company:

●all outstanding awards granted to the participant under the 2026 Equity Plan, including awards that have become vested or exercisable;
●any shares held by the participant in connection with the 2026 Equity Plan that were acquired after the participant’s termination of service and within the 12-month period immediately preceding the participant’s termination of service;
●the profit realized by the participant from the exercise of any stock options and SARs that the participant exercised after the participant’s termination of service and within the 12-month period immediately preceding the participant’s termination of service; and
●the profit realized by the participant from the sale or other disposition of any shares received by the participant in connection with the 2026 Equity Plan after the participant’s termination of service and within the 12-month period immediately preceding the participant’s termination of service, where such sale or disposition occurs in such similar time period.

Change in Control

Unless otherwise provided in an award agreement, upon the occurrence of a change in control, all stock options and SARs under the 2026 Equity Plan then held by the participant will become fully exercisable, and all stock awards and cash incentive awards will become fully earned and vested, immediately upon the occurrence of either of the following: (i) immediately following a change of control where the 2026 Equity Plan is not an obligation of the successor entity, or (ii) the 2026 Equity Plan is an obligation of the successor entity following a change in control and the participant incurs a termination of service without cause or for good reason following the change in control.

For purposes of the 2026 Equity Plan, a “change in control” generally will be deemed to occur when (i) any person acquires the beneficial ownership of 50% or more of the common stock of the Company, except that the acquisition of an interest by a benefit plan sponsored by the Company or a corporate restructuring in which another member of the Company’s controlled group acquires such an interest generally will not be a change in control for purposes of the 2026 Equity Plan, (ii) during any 12-month period, the individuals who are members of the Board cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the shareholders, of a new director was approved by a majority of the Board, or (iii) the date of the consummation of a transaction pursuant to which the Company combines or merges with another company and, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the resulting company.

In the event an award under the 2026 Equity Plan constitutes “deferred compensation” for purposes of Section 409A of the Code, and the settlement or distribution of the award is triggered by a change in control, then such settlement or distribution will be subject to the event constituting the change in control also constituting a “change in control event” for purposes of Section 409A of the Code.

Amendment and Termination

Unless otherwise determined by the Board, shareholder approval of any amendment to or termination of the 2026 Equity Plan will be obtained only to the extent necessary to comply with any applicable laws, regulations or Nasdaq rules, and, subject to the foregoing, the Board may at any time amend or terminate the 2026 Equity Plan or any award granted under the 2026 Equity Plan, provided that no amendment or termination may impair the rights of any participant without the participant’s written consent. The Board may not amend the provision of the 2026 Equity Plan to materially increase the original number of shares that may be issued under the 2026 Equity Plan (other than as provided in the 2026 Equity Plan), materially increase the benefits accruing to

2026 Proxy Statement	55

PROPOSAL 3

a participant, or materially modify the requirements for participation in the 2026 Equity Plan, without approval of shareholders. However, the Compensation Committee may amend the 2026 Equity Plan or any award agreement at any time, retroactively or otherwise, to ensure that the 2026 Equity Plan complies with current or future law without shareholder approval, and the Compensation Committee may unilaterally amend the 2026 Equity Plan and any outstanding award, without participant consent, in order to avoid the application of, or to comply with, Section 409A of the Internal Revenue Code, and applicable regulations and guidance thereunder.

Clawback Policy

All awards, amounts and benefits received under the 2026 Equity Plan will be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy, as may be in effect from time to time, or any applicable law even if adopted after the 2026 Equity Plan becomes effective.

U.S. Federal Income Tax Considerations

The following is a summary of the U.S. federal income tax consequences that may arise in conjunction with participation in the 2026 Equity Plan.

Non-Qualified Stock Options. The grant of a non-qualified option generally will not result in taxable income to the participant. Except as described below, the participant generally will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares. Gains or losses realized by the participant upon disposition of such shares will generally be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. The grant of an incentive stock option generally will not result in taxable income to the participant. The exercise of an incentive stock option generally will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Internal Revenue Code).

The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price generally will be an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the participant generally will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the participant, then, upon disposition of such shares, any amount realized in excess of the exercise price generally will be taxed to the participant as capital gain. A capital loss generally will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the participant generally will recognize no income, and a capital loss generally will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Stock Appreciation Rights. The grant of a SAR generally will not result in taxable income to the participant. Upon exercise of a SAR, the fair market value of shares received generally will be taxable to the participant as ordinary income and the Company will be entitled to a corresponding deduction. Gains and losses realized by the participant upon disposition of any such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

Stock Awards. A participant who has been granted a stock award generally will not realize taxable income at the time of grant, provided that the stock subject to the award is not delivered at the time of grant, or if the stock is delivered, it is subject to restrictions that constitute a “substantial risk of forfeiture” for U.S. income tax purposes. Upon the later of delivery or vesting of

56	Bridgewater Bancshares, Inc.

PROPOSAL 3

shares subject to an award, the holder generally will realize ordinary income in an amount equal to the then fair market value of those shares and the Company generally will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares generally will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, generally will also be compensation income to the participant and the Company will be entitled to a corresponding deduction.

Cash Incentive Awards. A participant who has been granted a cash incentive award generally will not realize taxable income at the time of grant, provided that no cash is actually paid at the time of grant. Upon the payment of any cash in satisfaction of the cash incentive award, the participant generally will realize ordinary income in an amount equal to the cash award received.

Withholding of Taxes. The Company may withhold amounts from participants to satisfy withholding tax requirements. Except as otherwise provided by the Compensation Committee, participants may tender cash, have shares withheld from awards or may tender previously owned shares to the Company to satisfy tax withholding requirements. The shares withheld from awards may not be used to satisfy more than the maximum individual statutory tax rate for each individual jurisdiction, or such lesser amount as may be established by the Company.

Income Tax Effects for the Company. As a general rule, the Company will be entitled to a deduction in the same amount and at the same time as the compensation income is received by the participant, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply. Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to any “covered employee” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000.

Change in Control. Any acceleration of the vesting or payment of awards under the 2026 Equity Plan in the event of a change in control in the Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under Section 280G of the Internal Revenue Code, which may subject the participant to a 20% excise tax and preclude deduction by the Company.

Internal Revenue Code Section 409A. The foregoing discussion of tax consequences of awards under the 2026 Equity Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Internal Revenue Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A of the Internal Revenue Code, but fails to comply, in operation or form, with the requirements of such section, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

Tax Advice

The preceding discussion is based on U.S. federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. federal income tax aspects of the 2026 Equity Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the 2026 Equity Plan. The Company strongly encourages participants to consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

* * * *

2026 Proxy Statement	57

PROPOSAL 3

Equity Compensation Plans

The following table discloses the number of outstanding options, warrants and rights granted to participants by the Company under our equity compensation plans, as well as the number of securities remaining available for future issuance under these plans as of December 31, 2025. The table provides this information separately for equity compensation plans that have and have not been approved by security holders. Additional information regarding stock incentive plans is presented in Note 18 to the Consolidated Financial Statements for the year ending December 31, 2025.

(c)
Number of
securities
	(a)		remaining
	Number of	(b)	available for
	securities to be	Weighted-	future issuance
	issued upon	average	under equity
	exercise of	exercise price	compensation
	outstanding	of outstanding	plans (excluding
	options,	options,	securities
	warrants and	warrants and	reflected in
Plan Category	rights	rights	column (a))
Equity compensation plans approved by shareholders (1)	2,382,836	$11.59	476,943
Equity compensation plans not approved by shareholders	—	—	—
Total	2,382,836	$11.59	476,943

(1)	Column (a) includes outstanding stock options granted under the 2023 Equity Plan, the 2019 Equity Plan, the 2017 Stock Option Plan, and the 2012 Stock Option Plan. This column also includes unvested restricted stock units granted under the 2023 Equity Plan and the 2019 Equity Plan. Column (b) does not reflect restricted stock units as they do not include an exercise price. Column (c) includes 10,000, 2,192, and 464,751 shares remaining available for future issuance under the 2017 Stock Option Plan, the 2019 Equity Plan, and the 2023 Equity Plan, respectively, as of December 31, 2025.

The number and types of awards to be made pursuant to the 2026 Equity Plan is subject to the discretion of the Compensation Committee. No determination has yet been made as to the awards, if any, that any eligible individuals will be granted in the future and, therefore, the benefits to be awarded under the 2026 Equity Plan are not determinable at this time.

New Plan Benefits

No awards have been granted to date under the 2026 Equity Plan. All future awards under the Equity 2026 Plan will be granted in amounts and to individuals as determined by the Compensation Committee (or the Board) in its sole discretion. Therefore, the type, number, and other terms of such awards under the 2026 Equity Plan are not determinable at this time.

Shareholder Vote Necessary to Adopt the 2026 Equity Plan

Adoption of this proposal by the shareholders requires the affirmative vote of a majority of the shares of common stock of the Company present and entitled to vote thereon at the Annual Meeting. Abstentions with respect to this proposal will have the effect of a vote “AGAINST” this proposal. A broker non-vote will not be treated as entitled to vote on the proposal, and therefore will not have an effect. Proxies properly signed and returned will be voted “FOR” this proposal unless you specify otherwise.

58	Bridgewater Bancshares, Inc.

PROPOSAL 4	RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

✓	The Board recommends that you vote “FOR” the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2026.

General

The Audit Committee has appointed RSM to serve as our independent registered public accounting firm for the year ending December 31, 2026, and shareholders are being asked to ratify such appointment. If the appointment of RSM is not ratified, the matter of the appointment of our independent registered public accounting firm will be reconsidered by the Audit Committee. Representatives of RSM are expected to attend the virtual meeting to respond to appropriate questions and to make a statement, if they so desire.

Shareholder Vote Necessary to Ratify the Appointment of RSM as the Company’s Independent Registered Public Accounting Firm

Ratification of the appointment of RSM as our independent registered public accounting firm for the year ended December 31, 2026 requires the affirmative vote of a majority of the shares of common stock of the Company present and entitled to vote thereon at the Annual Meeting. Abstentions with respect to this proposal will have the effect of a vote “AGAINST” this proposal. A broker non-vote will not be treated as entitled to vote on the proposal, and therefore will not have an effect. Proxies properly signed and returned will be voted “FOR” this proposal unless you specify otherwise.

Accountant Fees

The following table represents fees paid for professional services rendered by RSM for the fiscal years ended December 31, 2025 and 2024. RSM did not provide any tax-related services or incur any fees for professional services rendered for tax compliance, tax advice and tax planning.

	2025	2024
Audit Fees(1)	$488,374	$520,510
Audit-Related Fees(2)	68,250	22,575
All Other Fees(3)	—	—

(1)	Audit fees include fees for professional services performed by RSM for (i) the audit of our consolidated annual financial statements, (ii) the review of the interim consolidated financial statements included in Quarterly Reports on Form 10-Q, (iii) the services that are normally provided by the principal accountant in connection with statutory and regulatory filings or engagements, and (iv) other services that generally only the principal accountant can provide.
(2)	Audit-related fees include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services may include employee benefit plan audits.
(3)	All other fees include expenses.

The Audit Committee, after consideration of these matters, does not believe that the rendering of these services by RSM were incompatible with maintaining their independence as our principal accountants.

Audit Committee Pre-Approval Policy and Procedures

Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. We have adopted a pre-approval policy under which the Audit Committee approves in advance all audit and non-audit services to be performed by our independent registered public accounting firm. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. In accordance with the pre-approval policy, the Audit Committee has pre-approved certain specified audit and non-audit services to be provided by RSM for up to 12 months from the date of the pre-approval. All of the services referred to above for 2025 were pre-approved by the Audit Committee.

2026 Proxy Statement	59

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2025. The information contained in this report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this report by reference in such filing.

The Audit Committee assists the Board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the Board that they be included in our Annual Report on Form 10-K. The committee is currently comprised of Mr. Johnson, Mr. Parish and Mr. Trutna. All of the members have been determined to be “independent,” as defined by applicable Nasdaq and SEC rules.

The Audit Committee has reviewed and discussed our audited financial statements for the 2025 fiscal year with our management and RSM, our independent registered public accounting firm. The Audit Committee has also discussed with RSM the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees) and received and discussed the written disclosures and the letter from RSM required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed with RSM its independence. Based on these reviews and discussions with management and RSM, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

This report is submitted on behalf of the current members of the Audit Committee:

James Johnson	Douglas Parish	Thomas Trutna

60	Bridgewater Bancshares, Inc.

SHAREHOLDER PROPOSALS

The matters to be considered and brought before any annual or special meeting of our shareholders shall be limited to only those matters as shall be brought properly before such meeting, in compliance with the procedures set forth in our Bylaws. For proposals to be brought by a shareholder of the Company and voted upon at an annual meeting, including with respect to the nomination of a director other than the Board’s nominees, the shareholder must deliver written notice of the proposal to the Company’s Secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. However, if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends within 60 days after such anniversary date (such period being, referred to herein as an “Other Meeting Date Period” and an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the shareholder’s notice shall be given by the later of the close of business on (1) the date 90 days prior to such Other Meeting Date or (2) the 10th day following the date such Other Meeting Date is first publicly announced or disclosed. In the event that the number of directors to be elected to the Board is increased and either all of the nominees for director or the size of the increased Board is not publicly announced or disclosed by us at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Company’s Secretary at our principal executive office not later than the close of business on the 10th day following the first date all of such nominees or the size of the increased Board is publicly announced or disclosed. Any shareholder’s notice to the Company’s Secretary must include the information required by SEC Rule 14a-19, as well as, among other required information as set forth in our Bylaws: (a) a brief description and the text of the proposal desired to be brought before the meeting and the reasons why such shareholder favors the proposal; (b) the name and address of the shareholder proposing such business; (c) the number of shares of our common stock or other equity or debt securities beneficially owned by such shareholder on the date of such shareholder’s notice; and (d) any financial or other interest of such shareholder in the proposal. Shareholders should refer to the full text of our advance notice provisions contained in Article II, Section 12 of our Bylaws. A copy of our Bylaws is incorporated herein by reference to Exhibit 3.2 on Form 8-K filed with the SEC on April 27, 2023.

Written notice of shareholder proposals to be brought at our 2027 annual meeting of shareholders in accordance with the above procedures must be delivered to the Company’s Secretary no earlier than December 29, 2026 and no later than January 28, 2027, unless the 2027 annual meeting is scheduled during an Other Meeting Date Period, in which case the notice delivery requirements will be as set forth above with respect to meetings with Other Meeting Dates.

In lieu of the foregoing notice procedures, shareholders seeking to submit a proposal for inclusion in our proxy statement for the 2027 annual meeting of shareholders must follow the procedures and meet the other requirements outlined in Rule 14a- 8 of the Exchange Act, and we must receive such proposal at our principal executive office on or before November 16, 2026.

Any proposals, notices or nominations must be sent to the attention of the Company’s Secretary at Bridgewater Bancshares, Inc., 4450 Excelsior Blvd., Suite 100, St. Louis Park, Minnesota 55416.

2026 Proxy Statement	61

QUESTIONS AND ANSWERS

The following is information regarding the meeting and the voting process, presented in a question and answer format.

Why haven’t I received a printed copy of the Proxy Statement, Proxy Card or Annual Report?

We are using the SEC’s “Notice and Access” rules that allow us to provide proxy materials to you via the internet instead of mailing printed copies. This means our shareholders will only receive the Notice, which contains instructions on how to access the proxy materials over the internet. We believe that this process provides you with a convenient and quick way to access the proxy materials, including our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2025, and to authorize a proxy to vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. Shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the Notice has been mailed to our shareholders as of the close of business on the Record Date to provide instructions regarding how to access and review all of the proxy materials on the internet. The Notice also lets you know how to submit your proxy vote. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice. Once you request a printed copy of the proxy materials, you will continue to receive printed proxy materials in future years until such time as you opt out of paper delivery.

How do I attend the virtual meeting?

The Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by live webcast. You are entitled to participate in the meeting only if you were a shareholder of record as of the close of business on the Record Date for the Annual Meeting, February 27, 2026, or if you hold a valid proxy for the Annual Meeting. There is no physical location for the Annual Meeting. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/BWB2026 and entering the 16-digit control number found on the Notice, or proxy card if you received a printed copy of the proxy materials, distributed to each shareholder as of the close of business on the Record Date. If you are not a shareholder of record but hold shares as a beneficial owner in street name, you should follow the instructions for attending the Annual Meeting provided by your broker or other fiduciary.

If you do not comply with the procedures outlined above, you may not be admitted to the virtual Annual Meeting. Online check-in will start shortly before the meeting, which will begin promptly at 2:00 p.m., Central Time on April 28, 2026. The virtual meeting platform is fully supported across major browsers (Firefox, Chrome, Microsoft Edge, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet connection if they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting. A technical support number will be made available on the webpage during check-in for shareholders who experience technical difficulties accessing the virtual Annual Meeting. A complete list of the shareholders entitled to vote at the Annual Meeting will be made available for inspection by clicking the designated shareholder list link that will appear on your screen. The shareholder list may be accessed at any time during the meeting.

How do I ask a question at the virtual Annual Meeting?

In order to submit a question at the Annual Meeting, you will need to log into www.virtualshareholdermeeting.com/BWB2026 and enter the 16-digit control number found on the Notice, or proxy card if you received a printed copy of the proxy materials, distributed to each shareholder. We will only entertain and respond to questions regarding the meeting and the proposals outlined in this proxy statement. If you would like to ask a question during the meeting, you can type your question in the “ask a question” text box that will appear on your screen and click “submit.” We encourage you to submit any questions as soon as possible during the meeting to ensure your question is received.

What matters will be voted on at the meeting?

You are being asked to vote on:

(i)	the election of the 11 nominees named in this proxy statement to serve as directors until the next annual meeting of shareholders;
(ii)	a non-binding, advisory say-on-pay proposal regarding the compensation paid to our NEOs;

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(iii)	the approval of the Bridgewater Bancshares, Inc. 2026 Equity Incentive Plan; and
(iv)	the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2026.

These matters are more fully described in this proxy statement.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares “FOR” each of the 11 director nominees named in the proxy statement and “FOR” each other proposal.

How do I vote?

Shareholders of Record. If you are a shareholder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote by following the instructions on the Notice, or on the proxy card if you received a printed copy of the proxy materials. You may not vote by filling out and returning the Notice. The Notice identifies the items to be voted on at the Annual Meeting and provides instructions on how to access the proxy materials and submit your vote.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in “street name” (that is, if you hold your shares through a bank, broker or other holder of record), you must provide your voting instructions in accordance with the voting instruction form provided by your bank, broker or other holder of record, who will then vote your shares on your behalf. The availability of telephone or internet voting will depend upon your bank’s, broker’s, or other holder of record’s voting process.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you: (i) indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board; or (ii) sign and return a proxy card without giving specific voting instructions; then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their judgment with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

At the meeting, all of the proposals are considered non-routine matters, except for the ratification of the appointment of our independent registered public accounting firm, which is considered a routine matter.

What options do I have in voting on each of the proposals?

You may vote “FOR” or “WITHHOLD” your vote with respect to the election of each director nominee and you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each other proposal described in this proxy statement, and with respect to any other proposal that may properly be brought before the meeting.

How many votes may I cast?

You are entitled to cast one vote for each share of common stock you owned as of the close of business on the Record Date.

What is the quorum required for each matter?

The holders of a majority of the outstanding shares of the Company’s common stock entitled to vote on each matter represented in person or by proxy will constitute a quorum for purposes of such matter at the meeting. Virtual attendance at the Annual Meeting constitutes presence “in person” for purposes of determining a quorum at the meeting. If less than a majority of

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QUESTIONS AND ANSWERS

the outstanding shares are represented at the meeting, a majority of the shares represented may adjourn the meeting at any time.

As of the close of business on the Record Date, there were 27,824,565 shares of common stock issued and outstanding. Therefore, at least 13,912,283 shares need to be represented in order to constitute a quorum.

Broker non-votes will count for purposes of determining whether or not a quorum is present since a routine matter (the ratification of the appointment of our independent registered public accounting firm) is on the proxy ballot. Similarly, abstentions will be considered in determining the presence of a quorum.

How many votes are needed for approval of each proposal?

With respect to the election of directors, the 11 nominees receiving the highest number of votes cast “FOR” their election will be elected as directors of the Company to serve until the Company’s next annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier resignation or removal. In an uncontested election, all director-nominees will be elected if they receive at least one vote. As a result, abstentions and broker non-votes, if any, will not affect the outcome of the election.

With respect to the approval, on a non-binding, advisory basis, of the say-on-pay proposal, if the number of votes cast “FOR” the approval of the proposal exceed the number of votes cast against such proposal, then it will be approved.

With respect to the approval of the 2026 Equity Plan and the ratification of the appointment of RSM as our independent registered public accounting firm, if a majority of the voting power of the shares of common stock of the Company present and entitled to vote at the Annual Meeting are voted “FOR” the approval of either of those proposals, then that proposal will be approved.

How are abstentions and broker non-votes treated?

With respect to the election of directors and the say-on-pay proposal, abstentions will not affect the outcome of the election or the proposals. Broker non-votes, which occur when brokers are prohibited from exercising voting authority for beneficial owners who have not provided voting instructions or otherwise do not vote on the proposal, will be disregarded and have no effect on the election or the say-on-pay proposal.

With respect to the approval of the 2026 Equity Plan and the ratification of the appointment of our independent registered public accounting firm, an abstention will have the effect of a vote “AGAINST” the proposal. A broker non-vote will not be treated as entitled to vote on the proposal, and therefore will not have an effect.

In order to minimize the number of broker non-votes, we encourage you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time prior to the taking of the vote at the meeting. Prior to the applicable cutoff time, you may revoke your proxy and change your vote by signing and returning a new proxy card dated as of a later date, or by attending the virtual meeting and voting online. However, your attendance at the virtual meeting will not automatically revoke your proxy unless you properly vote at the virtual meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Secretary at 4450 Excelsior Blvd., Suite 100, St. Louis Park, Minnesota 55416, prior to the meeting.

What happens if a nominee is unable to stand for election?

The Board may, by resolution, designate a substitute nominee. Shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than four nominees. The Board has no reason to believe any nominee will be unable to stand for election.

Where do I find the voting results of the meeting?

If available, we will announce voting results at the meeting. The voting results will also be disclosed in a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

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QUESTIONS AND ANSWERS

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of the Company or its subsidiaries may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

How can multiple shareholders sharing the same address request to receive only one set of proxy materials or one Notice and other investor communications?

You may elect to receive future proxy materials, including the Notice, as well as other investor communications, in a single package per address. This practice, known as “householding,” is designed to reduce our paper use and printing and postage costs. To make the election, please indicate on your proxy card under “Householding Election” your consent to receive such communications in a single package per address. Once we receive your consent, we will send a single package per household until you revoke your consent or request separate copies of the Notice or our proxy materials by contacting the Company’s Secretary at 4450 Excelsior Blvd., Suite 100, St. Louis Park, Minnesota 55416 or (952) 893-6868. We will start sending you an individual Notice or copies of our proxy materials and other investor communications following receipt of your revocation.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of the Company. These statements are often, but not always, identified by words such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” “annualized,” “target” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

●	interest rate risk, including the effects of changes in interest rates;
●	effects on the U.S. economy resulting from actions taken by the federal government, including the threat or implementation of tariffs, immigration enforcement and changes in foreign policy;
●	fluctuations in the values of the securities held in our securities portfolio, including as the result of changes in interest rates;
●	business and economic conditions generally and in the financial services industry, nationally and within our market area, including the level and impact of inflation, and future monetary policies of the Federal Reserve and executive orders in response thereto, and possible recession;
●	credit risk and risks from concentrations (including by type of borrower, geographic area, collateral and industry) within the Company’s loan portfolio or large loans to certain borrowers (including commercial real estate loans);
●	the overall health of the local and national real estate market; our ability to successfully manage credit risk;
●	our ability to maintain an adequate level of allowance for credit losses on loans;
●	new or revised accounting standards as may be adopted by state and federal regulatory agencies, the FASB, SEC or PCAOB;
●	the concentration of large deposits from certain clients, including those who have balances above current FDIC insurance limits;

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QUESTIONS AND ANSWERS

●	our ability to successfully manage liquidity risk, which may increase our dependence on non-core funding sources such as brokered deposits, and negatively impact our cost of funds;
●	our ability to raise additional capital to implement our business plan;
●	our ability to implement our growth strategy and manage costs effectively;
●	the composition of our senior leadership team and our ability to attract and retain key personnel;
●	talent and labor shortages and employee turnover;
●	the occurrence of fraudulent activity, breaches or failures of our or our third-party vendors’ information security controls or cybersecurity-related incidents, including as a result of sophisticated attacks using artificial intelligence and similar tools or as a result of insider fraud;
●	interruptions involving our information technology and telecommunications systems or third-party servicers;
●	competition in the financial services industry, including from nonbank competitors such as credit unions, “fintech” companies and digital asset service providers;
●	the effectiveness of our risk management framework;
●	rapid technological changes implemented by us and other parties in the financial services industry, including third-party vendors, which may be more difficult to implement or more expensive than anticipated or which may have unforeseen consequences to us and our customers, including the development and implementation of tools incorporating artificial intelligence;
●	the commencement, cost and outcome of litigation and other legal proceedings and regulatory actions against us;
●	the impact of recent and future legislative and regulatory changes, domestic or foreign;
●	risks related to climate change and the negative impact it may have on our customers and their businesses;
●	the imposition of tariffs or other governmental policies impacting the global supply chain and the value of products produced by our commercial borrowers;
●	severe weather, natural disasters, wide spread disease or pandemics, acts of war, military conflicts, or terrorism, changes in foreign relations, or other adverse external events, including ongoing conflicts in the Middle East, the Russian invasion of Ukraine, and recent military activities in Venezuela;
●	potential impairment to the goodwill the Company recorded in connection with acquisitions;
●	risks associated with our acquisition of First Minnetonka City Bank, including the possibility that the merger may be more difficult or expensive to integrate than anticipated, and the effect of the merger on the Company’s customer and employee relationships and operating results;
●	changes to U.S. or state tax laws, regulations and governmental policies concerning the Company’s general business, including changes in interpretation or prioritization of such rules and regulations;
●	the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry in general on investor and depositor sentiment regarding the stability and liquidity of banks; and
●	any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission.

The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this proxy statement. In addition, past results of operations are not necessarily indicative of future results. Any forward-looking statement made by us in this proxy statement is based only on information currently available to us and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

66	Bridgewater Bancshares, Inc.

appendix a

BRIDGEWATER BANCSHARES, INC.

2026 EQUITY INCENTIVE PLAN

Article 1

INTRODUCTION

Section 1.1Purpose, Effective Date and Term. The purpose of this Bridgewater Bancshares, Inc. 2026 Equity Incentive Plan, as may be amended from time to time (the “Plan”) is to promote the growth, profitability, and long-term financial success of the Company and its Subsidiaries; to incentivize employees, non-employee directors, and other service providers of the Company and its Subsidiaries to achieve long-term corporate objectives; to attract and retain employees, non-employee directors, and other service providers who can and do contribute to such financial success, and to further align their interests with those of the Shareholders; and to provide such individuals with an opportunity to acquire Shares. The “Effective Date” of the Plan is April 28, 2026, the date of the approval of the Plan by the Shareholders. The Plan shall remain in effect as long as any Awards are outstanding; provided, however, that no Awards may be granted after the 10-year anniversary of the Effective Date.

Section 1.2Participation. Each employee and director of, and service provider (with respect to which issuances of securities may be registered under Form S-8) to, the Company and each Subsidiary who is granted, and currently holds, an Award in accordance with the provisions of the Plan shall be a “Participant” in the Plan. Award recipients shall be limited to employees and directors of, and service providers (with respect to which issuances of securities may be registered under Form S-8) to, the Company and its Subsidiaries; provided, however, that an Award (other than an Award of an ISO) may be granted to an individual prior to the date on which he or she first performs services as an employee, director or service provider, provided that such Award shall not become vested prior to the date such individual commences such services.

Section 1.3Definitions. Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Article 8).

Article 2

Awards

Section 2.1General. Any Award may be granted singularly, in combination with another Award (or Awards), or in tandem whereby the exercise or vesting of one Award held by a Participant cancels another Award held by the Participant. Each Award shall be subject to the provisions of the Plan and such additional provisions as the Committee may provide with respect to such Award and as may be evidenced in the Award Agreement. Subject to the provisions of Section 3.4(b) and Code Section 409A, an Award may be granted as an alternative to or replacement of an existing Award, or an award under any other plan of the Company or a Subsidiary, or as the form of payment for grants or rights earned or due under any other compensation plan or arrangement of the Company or a Subsidiary, including the plan of any entity acquired by the Company or a Subsidiary. The types of Awards that may be granted include the following:

(a)Stock Options. A stock option represents the right to purchase Shares at an exercise price established by the Committee. Any stock option may be either an ISO or a nonqualified stock option that is not intended to be an ISO. No ISOs may be (i) granted after the 10-year anniversary of the earlier of the date the Board adopted the Plan and the Effective Date, or (ii) granted to a non-employee. To the extent the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year under all plans of the Company and its Subsidiaries exceeds $100,000, the stock options or portions thereof that exceed such limit shall be treated as nonqualified stock options. Unless otherwise specifically provided by the Award Agreement, any stock option granted under the Plan shall be a nonqualified stock option. All or a portion of any ISO granted under the Plan that does not qualify as an ISO for any reason shall be deemed to be a nonqualified stock option. In addition, any ISO granted under the Plan may be unilaterally modified by the Committee to disqualify such stock option from ISO treatment such that it shall become a nonqualified stock option.
(b)Stock Appreciation Rights. A stock appreciation right (“SAR”) is a right to receive, in cash, Shares or a combination of both (as shall be reflected in the respective Award Agreement), an amount equal to or based upon the excess of (i) the Fair Market Value at the time of exercise of the SAR over (ii) an exercise price established by the Committee.
(c)Stock Awards. A stock award is a grant of Shares or a right to receive Shares (or their cash equivalent or a combination of both, as shall be reflected in the respective Award Agreement), excluding Awards designated as stock options, SARs or cash incentive awards by the Committee. Such Awards may include bonus shares, stock units, performance shares,

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APPENDIX A

performance units, restricted stock, deferred stock units, restricted stock units or any other equity-based Award as determined by the Committee.
(d)Cash Incentive Awards. A cash incentive award is the grant of a right to receive a payment of cash (or Shares having a value equivalent to the cash otherwise payable, excluding Awards designated as stock options, SARs or stock awards by the Committee, all as shall be reflected in the respective Award Agreement) determined on an individual basis or as an allocation of an incentive pool that is contingent on the achievement of performance objectives established by the Committee.

Section 2.2Exercise of Stock Options and SARs. A stock option or SAR shall be exercisable in accordance with such provisions as may be established by the Committee; provided, however, that a stock option or SAR shall expire no later than 10 years after its grant date (five years in the case of an ISO granted to a 10% Shareholder). The exercise price of each stock option and SAR shall be not less than 100% of the Fair Market Value on the grant date (or, if greater, the par value of a Share); provided, however, that the exercise price of an ISO shall not be less than 110% of Fair Market Value on the grant date in the case of a 10% Shareholder; and provided, further, that, to the extent permitted under Code Section 409A, and subject to Section 3.4(b), the exercise price may be higher or lower in the case of stock options and SARs granted in replacement of existing awards held by an employee, director or service provider granted by an acquired entity or under any other plan of the Company or a Subsidiary. The payment of the exercise price of a stock option shall be by cash or, subject to limitations imposed by applicable law, by any of the following means unless otherwise determined by the Committee from time to time: (a) by tendering, either actually or by attestation, Shares acceptable to the Committee and valued at Fair Market Value as of the day of exercise; (b) by irrevocably authorizing a third party, acceptable to the Committee, to sell Shares acquired upon exercise of the stock option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise; (c) by payment through a “net exercise” process such that, without the payment of any funds, the Participant may exercise the option using Award shares as payment of the exercise price and applicable taxes and receive the net number of Shares equal in value to (i) the number of Shares as to which the option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value (on the date of exercise) less the exercise price (and applicable taxes), and the denominator of which is such Fair Market Value (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); (d) by personal, certified or cashier’s check; (e) by other property deemed acceptable by the Committee or (f) by any combination thereof.

Section 2.3Minimum Vesting Period. If the right to become vested in an Award granted to a Participant is solely conditioned on the completion of a specified period of service with the Company or its Subsidiaries, without achievement of performance measures or other performance objectives (whether or not related to the performance measures) being required as a condition of vesting, then the required period of service for full vesting shall not be less than one year; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: (a) any replacement Award granted in connection with awards assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries; (b) any Shares delivered in lieu of fully vested cash obligations; (c) any Awards to Director Participants that vest on the earlier of the one-year anniversary of the grant date and the next annual meeting of Shareholders which is at least fifty (50) weeks after the immediately preceding year’s annual meeting; and (d) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the total Share reserve set forth in Section 3.2(a); provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide accelerated exercisability or vesting of any Award, including in the cases of retirement, death, Disability or a corporate transaction, in the terms of the Award Agreement or otherwise.

Section 2.4Dividends and Dividend Equivalents.  Any Award (other than ISOs, or stock options or SARs intended to constitute exempt stock rights under Code Section 409A) may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Shares subject to the Award, which payments may be made currently or credited to an account for the Participant, may be settled in cash or Shares and may be subject to terms or provisions similar to the underlying Award or such other terms and conditions as the Committee may deem appropriate; provided that in no event may such payments or deliveries be made unless and until the Award to which they relate vests; provided, further, that interest may be credited on the amount of such dividend payments or dividend equivalent payments at a rate and subject to terms determined by the Committee. If such Award is forfeited, the Participant shall have no right to such dividend payments or dividend equivalent payments or any accrued interest on such payments.

Section 2.5Forfeiture of Awards. Unless specifically provided to the contrary in an Award Agreement, upon notification of Termination of Service for Cause, any outstanding Award held by a Participant, whether vested or unvested, shall terminate immediately, such Award shall be forfeited and the Participant shall have no further rights thereunder.

Section 2.6Deferred Compensation. The Plan is, and all Awards are, intended to be exempt from (or, in the alternative, to comply with) Code Section 409A, and each shall be construed, interpreted and administered accordingly. The Company does not guarantee that any benefits that may be provided under the Plan will satisfy all applicable provisions of Code

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APPENDIX A

Section 409A. If any Award would be considered “deferred compensation” under Code Section 409A (“Deferred Compensation”), the Committee reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or the applicable Award Agreement, without the consent of the Participant, to avoid the application of, or to maintain compliance with, Code Section 409A. Any amendment by the Committee to the Plan or an Award Agreement pursuant to this Section 2.6 shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A. A Participant’s acceptance of any Award shall be deemed to constitute the Participant’s acknowledgment of, and consent to, the rights of the Committee under this Section 2.6, without further consideration or action. Any discretionary authority retained by the Committee pursuant to the terms of the Plan or pursuant to an Award Agreement shall not be applicable to an Award that is determined to constitute Deferred Compensation, if such discretionary authority would contravene Code Section 409A.

Article 3

Shares Subject to Plan

Section 3.1Available Shares. The Shares with respect to which Awards may be granted shall be Shares currently authorized but unissued, currently held or, to the extent permitted by applicable law, subsequently acquired by the Company, including Shares purchased in the open market or in private transactions.

Section 3.2Share Limitations.

(a)Share Reserve. Subject to the following provisions of this Section 3.2, the maximum number of Shares that may be delivered under the Plan shall be 1,500,000 Shares (all of which may be granted as ISOs and all of which may be granted as full value awards). The maximum number of Shares available for delivery under the Plan (including the number that may be granted as ISOs) and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 3.4. For purposes of this Section 3.2, tandem Awards shall not be double counted and Awards payable solely in cash shall not be counted.  For the avoidance of doubt, all existing awards granted under any other plan of the Company or a Subsidiary prior to the Effective Date, will remain in full force and effect and will continue to be governed by the terms of the applicable plan and the award agreements thereunder.
(b)Reuse of Shares.
(i)Except as otherwise provided under Section 3.2(b)(ii), to the extent any Shares covered by an Award are not delivered to a Participant or beneficiary for any reason, including because the Award is forfeited (including unvested stock awards), canceled, or settled in cash, such Shares shall not be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan and shall again become eligible for delivery under the Plan.
(ii)Notwithstanding the foregoing, the following Shares shall not become available for purposes of the Plan: (A) Shares previously owned or acquired by the Participant that are delivered to the Company or withheld from an Award to pay the exercise price, (B) Shares that are delivered or withheld for purposes of satisfying a tax withholding obligation arising from an Award, or (C) Shares reserved for issuance upon the grant of a SAR that exceed the number of Shares actually issued upon exercise.

Section 3.3Limitations on Grants to Director Participants. The maximum number of Shares subject to Awards granted during a single calendar year to any Director Participant, together with any cash fees paid to such Director Participant during such calendar year, shall not exceed a total value of $400,000. For purposes of this Section 3.3, the value of any Share based Awards shall be determined based on the grant date fair value of such Awards computed in accordance with FASB ASC Topic 718 (or any successor provision in accordance with GAAP).

Section 3.4Corporate Transactions; No Repricing.

(a)Adjustments. To the extent permitted under Code Section 409A, and to the extent applicable, in the event of a corporate transaction involving the Company or the Shares (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, or other similar event which the Committee determines affects the Shares such that an adjustment pursuant to this Section 3.4(a) is appropriate to prevent the enlargement or dilution of rights), all outstanding Awards, the number of Shares available for delivery under the Plan under Section 3.2, and each of the specified limitations set forth in Section 3.3 shall be adjusted automatically to proportionately and uniformly reflect such transaction; provided, however, that, subject to Section 3.4(b) and Code Section 409A, the Committee may otherwise adjust Awards (or prevent such automatic adjustment) as it deems necessary, in its sole discretion, to preserve the benefits or potential benefits of the Awards and the Plan. Action by the Committee under this Section 3.4(a) may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding stock options and SARs; and

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APPENDIX A

(iv) any other adjustments that the Committee determines to be equitable (which may include (A) replacement of an Award with another award that the Committee determines has comparable value and that is based on stock of a company resulting from a corporate transaction, and (B) cancellation of an Award in return for cash payment of the current value of the Award, determined as though the Award were fully vested at the time of payment, provided that in the case of a stock option or SAR, the amount of such payment shall be the excess of the value of the stock subject to the option or SAR at the time of the transaction over the exercise price, and provided, further, that no such payment shall be required in consideration for the cancellation of the Award if the exercise price is greater than or equal to the value of the stock at the time of such corporate transaction).
(b)No Repricing. Notwithstanding any provision of the Plan to the contrary, no adjustment or reduction of the exercise price of any outstanding stock option or SAR in the event of a decline in Stock price shall be permitted without approval by the Shareholders or as otherwise expressly provided under Section 3.4(a). The foregoing prohibition includes (i) reducing the exercise price of outstanding stock options or SARs, (ii) cancelling outstanding stock options or SARs in connection with the granting of stock options or SARs with a lower exercise price to the same individual, (iii) cancelling stock options or SARs with an exercise price in excess of the current Fair Market Value in exchange for a cash or other payment, and (iv) taking any other action that would be treated as a repricing of a stock option or SAR under the rules of the primary securities exchange or similar entity on which the Shares are listed.

Section 3.5Delivery of Shares.  Delivery of Shares or other amounts under the Plan shall be subject to the following:

(a)Compliance with Applicable Laws. Notwithstanding any provision of the Plan to the contrary, the Company shall have no obligation to deliver any Shares or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws and the applicable requirements of any securities exchange or similar entity.
(b)No Certificates Required. To the extent that the Plan provides for the delivery of Shares, the delivery may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange or similar entity.

Article 4

Change in Control

Section 4.1Consequence of a Change in Control. Subject to the provisions of Section 3.4 (relating to the adjustment of Shares), and except as otherwise provided in the Plan or in any Award Agreement, and subject to any forfeiture and expiration provisions otherwise applicable to the respective Awards, all stock options and SARs under the Plan then held by the Participant at the time of a Change in Control (whether time-vested or performance-vested awards) shall become fully exercisable, and all stock awards and cash incentive awards under the Plan then held by the Participant at the time of a Change in Control shall become fully earned and vested, immediately upon the occurrence of either of the following:

(a)immediately following a Change in Control the Plan and the respective Award Agreements are not the obligations of the entity, whether the Company, a successor thereto or an assignee thereof, that conducts following a Change in Control substantially all of the business conducted by the Company and its Subsidiaries immediately prior to such Change in Control, or
(b)the Plan and the respective Award Agreements are the obligations of the entity, whether the Company, a successor thereto or an assignee thereof, that conducts following a Change in Control substantially all of the business conducted by the Company and its Subsidiaries immediately prior to such Change in Control and the Participant incurs a Termination of Service without Cause or the Participant resigns for Good Reason following such Change in Control.

Section 4.2Definition of Change in Control.

(a)If the Participant is subject to an employment agreement (or other similar agreement) with the Company or a Subsidiary that provides a definition of “change in control” (or the like), then, for purposes of the Plan, the term “Change in Control” has the meaning set forth in such agreement; and in the absence of such a definition, “Change in Control” means the first to occur of the following:
(i)The date of the consummation of the acquisition by any “person” (as such term is defined in Section 13(d) and 14(d) of the Exchange Act) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); or

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(ii)During any 12-month period, the individuals who are members of the Board cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the Shareholders, of a new Company director was approved by a vote of a majority of the Board, in which case such new director shall, for purposes of the Plan, be considered as a member of the Board; or
(iii)The date of the consummation by the Company of (A) a merger or consolidation of the Company, if the Company shareholders immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Company Voting Securities outstanding immediately before such merger or consolidation or (B) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.
(b)Notwithstanding any provision in the foregoing definition of a Change in Control to the contrary, a Change in Control shall not be deemed to occur solely because 50% or more of the Company Voting Securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any Subsidiary or (ii) any entity which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of stock of the Company immediately prior to such acquisition.
(c)Notwithstanding anything in this Change in Control definition to the contrary, in the event that any amount or benefit under the Plan constitutes Deferred Compensation and the settlement of or distribution of such amount or benefit under this Plan is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” (as defined in Code Section 409A).

Article 5

Committee

Section 5.1Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Committee in accordance with this Article 5. The Committee shall be selected by the Board, provided that the Committee shall consist of two or more members of the Board, each of whom is a “non-employee director” (within the meaning of Rule 16b-3 promulgated under the Exchange Act) and an “independent director” (within the meaning of the rules of the securities exchange which then constitutes the principal listing for the Stock), in each case to the extent required by the Exchange Act or the applicable rules of the securities exchange which then constitutes the principal listing for the Stock, respectively.  Subject to the applicable rules of any securities exchange or similar entity, if the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

Section 5.2Powers of Committee. The Committee’s administration of the Plan shall be subject to the other provisions of the Plan and the following:

(a)The Committee shall have the authority and discretion to select from among the Company’s and each Subsidiary’s employees, directors and service providers those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of Shares covered by the Awards, to establish the terms of Awards, to cancel or suspend Awards and to reduce or eliminate any restrictions or vesting requirements applicable to an Award at any time after the grant of the Award.
(b)The Committee shall have the authority and discretion to interpret the Plan and all Award Agreements, to establish, amend and rescind any rules and regulations relating to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.
(c)The Committee shall have the authority to define terms not otherwise defined in the Plan.
(d)Any interpretation of the Plan by the Committee and any decision made by it under the Plan shall be final and binding on all persons.
(e)In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and bylaws of the Company and to all applicable law.
(f)Subject to Section 6.1 and as permitted under Code Section 409A, amend any outstanding Award Agreement in any respect, including, without limitation, to: (i) accelerate the time or times at which the Award becomes vested or unrestricted (and, in connection with such acceleration, the Committee may provide that any Shares acquired pursuant to such Award will be restricted shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Participant’s underlying Award); (ii) accelerate the time or times at which Shares are delivered under the Award (and, without

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limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any Shares delivered pursuant to such Award will be restricted shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Participant’s underlying Award); (iii) waive or amend any goals, restrictions, vesting provisions or conditions set forth in such Award Agreement, or impose new goals, restrictions, vesting provisions and conditions; and (iv) reflect a change in the Participant’s circumstances (e.g., a change to part-time employment status or a change in position, duties or responsibilities or changes between employee, director, or service provider status).
(g)Determine, at any time, whether, to what extent and under what circumstances and the method or methods: (i) Awards may be settled in cash, Shares, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the Participant’s Award, including the effect on any repayment provisions under the Plan or Award Agreement); (ii) Shares, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Participant thereof or of the Committee; (iii) to the extent permitted under applicable law, loans (whether or not secured by Shares) may be extended by the Company with respect to any Awards; and (iv) Awards may be settled by the Company, any of its Subsidiaries or affiliates or any of their designees.

Section 5.3Delegation by Committee. Except to the extent prohibited by applicable law, the applicable rules of any securities exchange or similar entity, the Plan, the charter of the Committee, or as necessary to comply with the exemptive provisions of Rule 16b-3 of the Exchange Act, the Committee may allocate all or any portion of its responsibilities and powers under the Plan to any one or more of its members and may delegate all or any part of its responsibilities and powers under the Plan to any person or persons selected by it.  The acts of such delegates shall be treated under the Plan as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards granted. Any such allocation or delegation may be revoked by the Committee at any time.

Section 5.4Information to be Furnished to Committee. As may be permitted by applicable law, the Company and each Subsidiary shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties under the Plan. The records of the Company and each Subsidiary as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive with respect to all persons unless determined by the Committee to be manifestly incorrect. Subject to applicable law, Participants and other persons entitled to benefits under the Plan shall furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

Section 5.5Expenses and Liabilities. All expenses and liabilities incurred by the Committee in the administration and interpretation of the Plan or any Award Agreement shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration and interpretation of the Plan, and the Company, and its officers and directors, shall be entitled to rely upon the advice, opinions and valuations of any such persons.

Article 6

Amendment and Termination

Section 6.1General. Unless otherwise determined by the Board (or otherwise required by the terms of the Plan), Shareholder approval of any amendment to or termination of the Plan will be obtained only to the extent necessary to comply with any applicable laws, regulations, or rules of a securities exchange on which the Shares are traded or self-regulatory agency, and, subject to the foregoing, the Board may, as permitted by law, at any time, amend or terminate the Plan, and may amend any Award Agreement; provided, however, that no amendment or termination may (except as provided in Section 2.6, Section 3.4, Section 6.2 or as otherwise provided herein), in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), impair the rights of any Participant or beneficiary under any Award granted prior to the date such amendment or termination is adopted by the Board; and provided, further, that no amendment may (a) materially increase the benefits accruing to Participants under the Plan, (b) materially increase the aggregate number of securities that may be delivered under the Plan, other than pursuant to Section 3.4, or (c) materially modify the requirements for participation in the Plan, unless the amendment under (a), (b) or (c) immediately above is approved by the Shareholders.

Section 6.2Amendment to Conform to Law. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, the Committee may amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or the Award Agreement to any applicable law. By accepting an Award, the Participant shall be deemed to have acknowledged and consented to any amendment to an Award made pursuant to this Section 6.2, Section 2.6 or Section 3.4, or as otherwise provided herein, without further consideration or action.

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Article 7

General Terms

Section 7.1No Implied Rights.

(a)No Rights to Specific Assets. No person shall by reason of participation in the Plan acquire any right in or title to any assets, funds or property of the Company or any Subsidiary, including any specific funds, assets, or other property that the Company or a Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Shares or amounts, if any, distributable in accordance with the provisions of the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan or an Award Agreement shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to provide any benefits to any person.
(b)No Contractual Right to Employment or Future Awards. The Plan does not constitute a contract of employment, and selection as a Participant shall not give any person the right to be retained in the service of the Company or a Subsidiary or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the Plan. No individual shall have the right to be selected to receive an Award, or, having been so selected, to receive a future Award.
(c)No Rights as a Shareholder. Except as otherwise provided in the Plan, no Award shall confer upon the holder thereof any rights as a Shareholder prior to the date on which the individual fulfills all conditions for receipt of such rights.

Section 7.2Transferability. Except as otherwise provided by the Committee, Awards are not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a domestic relations order. The Committee shall have the discretion to permit the transfer of Awards; provided, however, that such transfers shall be limited to immediate family members of Participants, trusts, partnerships, limited liability companies and other entities that are permitted to exercise rights under Awards in accordance with Form S-8 established for the primary benefit of such family members or to charitable organizations, and in each case, subject to applicable law; and provided, further, that such transfers shall not be made for value to the Participant and in no event shall any Award be sold, assigned, or transferred to any third-party financial institution.

Section 7.3Designation of Beneficiaries. A Participant hereunder may file with the Company a designation of a beneficiary or beneficiaries under the Plan and may from time to time revoke or amend any such designation. Any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee is in doubt as to the entitlement of any such beneficiary to any Award, the Committee may determine to recognize only the legal representative of the Participant in which case the Company, the Committee and the members thereof shall not have any further liability to anyone.

Section 7.4Non-Exclusivity. Neither the adoption of the Plan by the Board nor the submission of the Plan to the Shareholders for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable.

Section 7.5Award Agreement. Each Award shall be evidenced by an Award Agreement. A copy of the Award Agreement, in any medium chosen by the Committee, shall be made available to the Participant, and the Committee may require that the Participant sign a copy of the Award Agreement.

Section 7.6Form and Time of Elections. Unless otherwise specified in the Plan, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be filed with the Company at such times, in such form, and subject to such terms or conditions, not inconsistent with the provisions of the Plan, as the Committee may require.

Section 7.7Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information that the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 7.8Tax Withholding. All distributions under the Plan shall be subject to withholding of all applicable taxes and the Committee may condition the delivery of any Shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (a) through cash payment by the Participant; (b) through the surrender of Shares that the Participant already owns; (c) by withholding from wages or other amounts otherwise payable to the Participant; or (d) through the surrender of Shares to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such Shares under clause (d) may not be used to satisfy more than the maximum individual statutory tax rate for each applicable tax jurisdiction or such lesser amount as may be established by the Company.

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Section 7.9Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company.

Section 7.10Indemnification. To the fullest extent permitted by law, each person who is or shall have been a member of the Committee or the Board, or an officer of the Company to whom authority was delegated in accordance with Section 2.6 or Section 5.3 or as otherwise provided herein, or an employee of the Company shall be indemnified and held harmless by the Company against and from any loss (including amounts paid in settlement), cost, liability or expense (including reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her (provided that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf), unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Section 7.11No Fractional Shares. Unless otherwise permitted by the Committee, no fractional Shares shall be delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Shares or other property shall be delivered or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

Section 7.12Governing Law. The Plan, all Awards, and all actions taken in connection herewith and therewith shall be governed by and construed in accordance with the laws of the State of Minnesota without reference to principles of conflict of laws, except as superseded by applicable federal law.

Section 7.13Benefits Under Other Plans. Except as otherwise provided by the Committee, Awards granted to a Participant (including the grant and the receipt of benefits) shall be disregarded for purposes of determining the Participant’s benefits under, or contributions to, any qualified retirement plan, nonqualified plan and any other benefit plan maintained by the Participant’s employer.

Section 7.14Validity. If any provision of the Plan is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been included in the Plan.

Section 7.15Notice. Unless provided otherwise in an Award Agreement or policy adopted from time to time by the Committee, all communications to the Company provided for in the Plan, or any Award Agreement, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or prepaid overnight courier to the Company at the address set forth below:

Bridgewater Bancshares, Inc.

Attn: Ben Klocke

4450 Excelsior Blvd., Suite 100

St. Louis Park, MN 55416

Such communications shall be deemed given:

(a)In the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; and
(b)In the case of certified or registered U.S. mail, five days after deposit in the U.S. mail;

provided, however, that in no event shall any communication be deemed to be given later than the date it is actually received, provided it is actually received. In the event a communication is not received, it shall be deemed received only upon the showing of an original of the applicable receipt, registration or confirmation from the applicable delivery service provider. Communications that are to be delivered by facsimile, U.S. mail or by overnight service to the Company shall be directed to the attention of the Company’s General Counsel.

Section 7.16Clawback Policy. Any Award, amount or benefit received under the Plan shall be subject to potential cancellation, recoupment, rescission, payback or other similar action in accordance with any applicable Company clawback policy (the “Policy”) or any applicable law. A Participant’s receipt of an Award shall be deemed to constitute the Participant’s acknowledgment of and consent to the Company’s application, implementation and enforcement of (a) the Policy and any similar

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policy established by the Company, whether adopted prior to or following the making of any Award and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, as well as the Participant’s express agreement that the Company may take such actions as are necessary to effectuate the Policy, any similar policy and applicable law, without further consideration or action.

Section 7.17Breach of Restrictive Covenants.  Except as otherwise provided by the Committee, notwithstanding any provision of the Plan to the contrary, if the Participant breaches a confidentiality, non-competition, non-solicitation, non-disclosure, non-disparagement or other restrictive covenant set forth in an Award Agreement or any other agreement between the Participant and the Company or a Subsidiary, whether before or after the Participant’s Termination of Service, in addition to and not in limitation of any other rights, remedies, damages, penalties or restrictions available to the Company under the Plan, an Award Agreement, any other agreement between the Participant and the Company or a Subsidiary, or otherwise at law or in equity, the Participant shall forfeit or pay to the Company:

(a)Any and all outstanding Awards granted to the Participant, including Awards that have become vested or exercisable;
(b)Any Shares held by the Participant in connection with the Plan that were acquired by the Participant after the Participant’s Termination of Service and within the 12-month period immediately preceding the Participant’s Termination of Service;
(c)The profit realized by the Participant from the exercise of any stock options and SARs that the Participant exercised after the Participant’s Termination of Service and within the 12-month period immediately preceding the Participant’s Termination of Service, which profit is the difference between the exercise price of the stock option or SAR and the Fair Market Value of any Shares or cash acquired by the Participant upon exercise of such stock option or SAR; and
(d)The profit realized by the Participant from the sale, or other disposition for consideration, of any Shares received by the Participant in connection with the Plan after the Participant’s Termination of Service and within the 12-month period immediately preceding the Participant’s Termination of Service and where such sale or disposition occurs in such similar time period.

Unless the applicable Award Agreement expressly displaces or limits the Company’s rights under this Section 7.17 with a reference to the same, any forfeiture provision contained in an Award Agreement shall be construed as an additional, non-exclusive remedy in the event of the Participant’s breach of a restrictive covenant.

Section 7.18Delivery and Execution of Electronic Documents. To the extent permitted by applicable law, the Company may (a) deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company) all documents relating to this Plan or any Award thereunder (including without limitation, prospectuses and other securities requirements) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements) and (b) permit Participants to electronically execute applicable Plan documents (including, but not limited to, Award Agreements) in a manner prescribed to the Committee.

Article 8

Defined Terms; CONSTRUCTION

Section 8.1Definitions. In addition to the other definitions contained in the Plan, unless otherwise specifically provided in an Award Agreement, the following definitions shall apply:

(a)“10% Shareholder” means an individual who, at the time of grant, owns Company Voting Securities possessing more than 10% of the total combined voting power of the Company Voting Securities.
(b)“Award” means an award under the Plan.
(c)“Award Agreement” means the document that evidences the terms and conditions of an Award. Such document shall be referred to as an agreement regardless of whether a Participant’s signature is required. Each Award Agreement shall be subject to the terms and conditions of the Plan, and, if there is any conflict between the Award Agreement and the Plan, the Plan shall control.
(d)“Board” means the Board of Directors of the Company.
(e)If the Participant is subject to an employment agreement (or other similar agreement) with the Company or a Subsidiary that provides a definition of termination for “cause” (or the like), then, for purposes of the Plan, the term “Cause” has the meaning set forth in such agreement; and in the absence of such a definition, and unless otherwise provide in

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the Award Agreement, “Cause” means (i) any act of (A) fraud or intentional misrepresentation or (B) embezzlement, misappropriation or conversion of assets or opportunities of the Company or a Subsidiary, (ii) willful violation of any law, rule or regulation in connection with the performance of the Participant’s duties to the Company or a Subsidiary (other than traffic violations or similar offenses), (iii) the Participant’s commission of any act of moral turpitude or conviction of a felony or (iv) the willful or negligent failure of the Participant to perform the Participant’s duties to the Company or a Subsidiary in any material respect.

Further, the Participant shall be deemed to have terminated for Cause if, after the Participant’s Termination of Service, facts and circumstances arising during the course of the Participant’s employment with the Company are discovered that would have warranted a termination for Cause.

Further, all rights a Participant has or may have under the Plan shall be suspended automatically during the pendency of any investigation by the Board or its designee or during any negotiations between the Board or its designee and the Participant regarding any actual or alleged act or omission by the Participant of the type described in the applicable definition of “Cause”, and any such suspension shall not give rise to a claim of Good Reason by the Participant.

(f)“Change in Control” has the meaning ascribed to it in Section 4.2.
(g)“Code” means the Internal Revenue Code of 1986.
(h)“Code Section 409A” means the provisions of Code Section 409A and any rules, regulations and guidance promulgated thereunder.
(i)“Committee” means the Committee acting under Article 5, and in the event a Committee is not currently appointed, the Board.
(j)“Company” means Bridgewater Bancshares, Inc., a Minnesota corporation.
(k)“Company Voting Securities” has the meaning ascribed to it in Section 4.2(a).
(l)“Deferred Compensation” has the meaning ascribed to it in Section 2.6.
(m)“Director Participant” means a Participant who is a member of the Board or the board of directors of a Subsidiary who is not otherwise an employee of the Company or a Subsidiary.
(n)“Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering the Company’s or a Subsidiary’s employees.
(o)“Effective Date” has the meaning ascribed to it in Section 1.1.
(p)“Exchange Act” means the Securities Exchange Act of 1934.
(q)“Fair Market Value” means, as of any date, the officially-quoted closing selling price of the Shares on such date on the principal national securities exchange on which Shares are listed or admitted to trading or, if there have been no sales with respect to Shares on such date, such price on the most immediately preceding date on which there have been such sales, or if the Shares are not so listed or admitted to trading, the Fair Market Value shall be the value established by the Committee in good faith and, to the extent required, in accordance with Code Section 409A and Code Section 422.
(r)“Form S-8” means a Registration Statement on Form S-8 promulgated by the U.S. Securities and Exchange Commission or any successor thereto.
(s)If the Participant is subject to an employment agreement (or other similar agreement) with the Company or a Subsidiary that provides a definition of termination for “good reason” (or the like), then, for purposes of the Plan, the term “Good Reason” has the meaning set forth in such agreement; and in the absence of such a definition, and unless otherwise provide in the Award Agreement, “Good Reason” means the occurrence of any one of the following events, unless the Participant agrees in writing that such event shall not constitute Good Reason:
(i)A material, adverse change in the nature, scope or status of the Participant’s position, authorities or duties from those in effect immediately prior to the applicable Change in Control;

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(ii)A material reduction in the Participant’s aggregate compensation or benefits in effect immediately prior to the applicable Change in Control; or
(iii)Relocation of the Participant’s primary place of employment of more than 50 miles from the Participant’s primary place of employment immediately prior to the applicable Change in Control, or a requirement that the Participant engage in travel that is materially greater than prior to the applicable Change in Control.

Notwithstanding any provision of this definition to the contrary, prior to the Participant’s Termination of Service for Good Reason, the Participant must give the Company written notice of the existence of any condition set forth in clause (i) – (iii) immediately above within 90 days of its initial existence and the Company shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable. If, during such 30-day period, the Company cures the condition giving rise to Good Reason, the condition shall not constitute Good Reason. Further notwithstanding any provision of this definition to the contrary, in order to constitute a termination for Good Reason, such termination must occur within 12 months of the initial existence of the applicable condition.

(t)“ISO” means a stock option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422(b).
(u)“Participant” has the meaning ascribed to it in Section 1.2.
(v)“Plan” has the meaning ascribed to it in Section 1.1.
(w)“Policy” has the meaning ascribed to it in Section 7.16.
(x)“SAR” has the meaning ascribed to it in Section 2.1(b).
(y)“Share” means a share of Stock.
(z)“Shareholders” means the shareholders of the Company.
(aa)“Stock” means the common stock of the Company, $0.01 par value per share.
(bb)“Subsidiary” means any corporation or other entity that would be a “subsidiary corporation,” as defined in Code Section 424(f), with respect to the Company.
(cc)“Termination of Service” means the first day occurring on or after a grant date on which the Participant ceases to be an employee and director of, and service provider to the Company and each Subsidiary, regardless of the reason for such cessation, subject to the following:
(i)The Participant’s cessation as an employee or service provider shall not be deemed to occur by reason of the transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries.
(ii)The Participant’s cessation as an employee or service provider shall not be deemed to occur by reason of the Participant’s being on a leave of absence from the Company or a Subsidiary approved by the Company or Subsidiary otherwise receiving the Participant’s services.
(iii)The Participant’s cessation as an employee or service provider shall not be deemed to occur if such Participant continues to serve as a director of the Company or a Subsidiary immediately following such cessation.
(iv)The Participant’s cessation as a director shall not be deemed to occur if such Participant continues to serve as an employee or service provider of the Company or a Subsidiary immediately following such cessation.
(v)If, as a result of a sale or other transaction, the Subsidiary for whom the Participant is employed (or to whom the Participant is providing services) ceases to be a Subsidiary, and the Participant is not, following the transaction, an employee or director of, or service provider to, the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Termination of Service caused by the Participant being discharged by the entity for whom the Participant is employed or to whom the Participant is providing services.
(vi)A service provider, other than an employee or director, whose services to the Company or a Subsidiary are governed by a written agreement with such service provider shall cease to be a service provider at the time the provision of services under such written agreement ends (without renewal); and such a service provider whose services to the Company or a Subsidiary are not governed by a written agreement with the service provider shall cease to be a service provider on the date that is 90 days after the date the service provider last provides services requested by the Company or a Subsidiary.

2026 Proxy Statement	A-11

APPENDIX A

(vii)Notwithstanding the foregoing, in the event that any Award constitutes Deferred Compensation, the term Termination of Service shall be interpreted by the Committee in a manner consistent with the definition of “separation from service” as defined under Code Section 409A.

Section 8.2Construction. In the Plan, unless otherwise stated, the following uses apply:

(a)Actions permitted under the Plan may be taken at any time in the actor’s reasonable discretion;
(b)References to a statute or law shall refer to the statute or law and any amendments and any successor statutes or laws, and to all regulations promulgated under or implementing the statute or law, as amended, or its successors, as in effect at the relevant time;
(c)In computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to and including”;
(d)References to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;
(e)Indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company;
(f)The words “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively;
(g)All references to articles and sections are to articles and sections in the Plan unless otherwise specified;
(h)All words used shall be construed to be of such gender or number as the circumstances and context require;
(i)The captions and headings of articles and sections appearing in the Plan have been inserted solely for convenience of reference and shall not be considered a part of the Plan, nor shall any of them affect the meaning or interpretation of the Plan or any of its provisions;
(j)Any reference to an agreement, plan, policy, form, document or set of documents, and the rights and obligations of the parties under any such agreement, plan, policy, form, document or set of documents, shall mean such agreement, plan, policy, form, document or set of documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and
(k)All accounting terms not specifically defined in the Plan shall be construed in accordance with GAAP.

A-12	Bridgewater Bancshares, Inc.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. BRIDGEWATER BANCSHARES, INC. 4450 EXCELSIOR BLVD., SUITE 100 ST. LOUIS PARK, MN 55416 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 27, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/BWB2026 You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 27, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 01) Jerry Baack 02) Lisa Brezonik 03) Mary Jayne Crocker 04) James Johnson 05) David Juran 06) Mohammed Lawal 07) Douglas Parish 08) Jeffrey Shellberg 09) Thomas Trutna 10) Todd Urness 11) David Volk Yes No HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household. Nominees: NOTE: This proxy will be voted in the discretion of the named proxies upon all other matters that may properly be brought before the meeting and any adjournments or postponements of the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. The Board of Directors recommends you vote FOR proposals 2, 3 and 4: 3. Approve the Bridgewater Bancshares, Inc. 2026 Equity Incentive Plan; and 2. Approve, on a non-binding, advisory basis, the compensation paid to our named executive officers; 1. Election of Directors BRIDGEWATER BANCSHARES, INC. The Board of Directors recommends you vote FOR the following Directors: 4. Ratify the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2026. V86522-P46351 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! SCAN TO VIEW MATERIALS & VOTEw

V86523-P46351 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at https://materials.proxyvote.com/108621 BRIDGEWATER BANCSHARES, INC. Annual Meeting of Shareholders April 28, 2026 2:00 p.m. Central Time This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Ben Klocke and Charlynn Stevens, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of BRIDGEWATER BANCSHARES, INC. that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held at 2:00 p.m., Central Time on April 28, 2026, at the virtual shareholder meeting, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors. Continued and to be signed on reverse side